     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 2000


                                            REGISTRATION STATEMENT NO. 333-30476
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               SERVICESOFT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               7372                              52-1522481
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                              TWO APPLE HILL DRIVE
                          NATICK, MASSACHUSETTS 01760
                                 (508) 653-4000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                            ------------------------

                             CHRISTOPHER M. BUTLER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               SERVICESOFT, INC.
                              TWO APPLE HILL DRIVE
                          NATICK, MASSACHUSETTS 01760
                                 (508) 653-4000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:


               JOHN J. EGAN III, P.C.                                JAY K. HACHIGIAN, ESQ.
                DAVID J. POWERS, ESQ.                               GUNDERSON DETTMER STOUGH
               MCDERMOTT, WILL & EMERY                        VILLENEUVE FRANKLIN & HACHIGIAN, LLP
                   28 STATE STREET                                      225 WYMAN STREET
          BOSTON, MASSACHUSETTS 02109-1775                        WALTHAM, MASSACHUSETTS 02451
                   (617) 535-4000                                        (781) 890-8800


                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED                 PROPOSED
  TITLE OF EACH CLASS OF                                   MAXIMUM OFFERING        MAXIMUM AGGREGATE            AMOUNT OF
SECURITIES TO BE REGISTERED AMOUNT TO BE REGISTERED(1)    PRICE PER SHARE(2)       OFFERING PRICE(2)         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
  value per share..........         4,025,000                   $15.00                $60,375,000               $15,939(3)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Includes 525,000 shares which the underwriters have an option to purchase from Servicesoft to cover over-allotment, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(3) $19,800 was paid by Servicesoft in connection with the initial filing.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)

Issued June 23, 2000


                                3,500,000 SHARES

                                SERVICESOFT LOGO
                                  COMMON STOCK
                            ------------------------

SERVICESOFT, INC. IS OFFERING 3,500,000 SHARES OF ITS COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $13 AND $15 PER SHARE.


                            ------------------------

WE HAVE APPLIED TO HAVE THE COMMON STOCK APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "SRVS."

                            ------------------------

INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                            ------------------------
                            PRICE $          A SHARE
                            ------------------------

                                                     UNDERWRITING    PROCEEDS
                                         PRICE TO   DISCOUNTS AND       TO
                                          PUBLIC     COMMISSIONS    SERVICESOFT
                                         ---------  --------------  -----------
Per Share..............................  $          $               $
Total..................................  $          $               $

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Servicesoft, Inc. has granted the underwriters the option to purchase up to an additional 525,000 shares to cover over-allotments. Morgan Stanley & Co. Incorporated expects to deliver the shares of common stock to purchasers on
               , 2000.
                            ------------------------
MORGAN STANLEY DEAN WITTER

                                                 ROBERTSON STEPHENS
                                                                        SG COWEN
            , 2000

Our art work will consist of diagrams displaying how our clients and their customers, employees and business partners interact with the e-service applications that compose our Servicesoft 2000 suite of products. Descriptive captions will be used to describe the diagrams. In addition, we plan to use our corporate logo which contains the word "Servicesoft."

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    4
Note on Forward-Looking Statements....   13
Use of Proceeds.......................   14
Dividend Policy.......................   14
Capitalization........................   15
Dilution..............................   16
Selected Consolidated Financial
  Data................................   17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   18
Business..............................   29



                                        PAGE
                                        ----
Management............................   44
Certain Transactions..................   54
Principal Stockholders................   56
Description of Capital Stock..........   59
Shares Eligible for Future Sale.......   62
Underwriting..........................   64
Legal Matters.........................   66
Experts...............................   66
Where You Can Find More Information...   66
Index to Financial Statements.........  F-1


     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

     UNTIL                , 2000, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding Servicesoft and the common stock being sold in this offering and our Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus.

                               SERVICESOFT, INC.


     We develop, market and deliver sophisticated software products and professional services that help both traditional and Internet businesses provide superior Internet-based service, or e-service, to their customers, employees and business partners. We believe that our Servicesoft 2000 suite of products helps our clients build personalized and sustainable on-line customer relationships that maximize lifetime customer value. Our Servicesoft 2000 suite enables our clients to design their Web sites to more easily enable their customers to answer questions on their own, known as self-service, as well as to answer their customers' inquiries through e-mail, live Internet-based interactions and traditional phone-based communications. Our products also enable our clients to build a knowledge base, which is an aggregation of product information, customer information, transaction data and individual employee expertise, which is usually dispersed throughout a company. The software tools used to create the knowledge base allow our clients to index the aggregated information, create associations between individual pieces of information and assign relevance to particular pieces of information.


     By integrating this knowledge base with self-service, e-mail and live interaction applications and traditional phone-based communications, our products help our clients to consistently deliver prompt, relevant and intelligent responses that directly address issues raised by their customers, employees and business partners. By enabling our clients' customers to escalate their inquiries from self-help to e-mail response to live interaction, our products help our clients to efficiently apply the appropriate level of resources while enhancing customer satisfaction. We also believe our products increase employee productivity and decrease cost per customer service interaction. Our Servicesoft 2000 suite of products integrates with existing business systems, including industry leading automated call distribution systems, such as those provided by Lucent and Nortel, industry leading customer relationship management applications, such as those provided by Siebel, Clarify and Vantive, as well as leading database and e-commerce applications.

     We complement our products with a professional services organization that offers a range of services, including rapid implementation assistance, e-service system design, knowledge engineering and project management. We have designed these services to decrease implementation risk, shorten the time it takes to provide superior e-service, improve our clients' competitive position and maximize return on investment. We believe that our ability to successfully deliver an integrated, knowledge base-enabled solution to our clients provides us with a significant competitive advantage in the market for e-service solutions.

     We market our products through our direct sales force, third party resellers and systems integrators to e-businesses seeking to improve their relationships with their customers, employees and business partners. We also leverage strategic alliances with a number of information technology and professional services organizations to increase the penetration and market acceptance of our e-service suite of products.

     To date, we have licensed our products to clients across a variety of industries, including telecommunications, e-commerce, financial services, technology (software and hardware), services providers, manufacturing and healthcare. Our clients include GTE, Eddie Bauer, American Express, Akamai, Intel, Getronics Wang, John Deere and Shared Medical Systems. These eight clients accounted for 15% of our total revenue in 1999.

                                  THE OFFERING

Common stock offered..........   3,500,000 shares


Common stock to be outstanding
after the offering............   23,966,458 shares


Use of proceeds...............   Working capital and general corporate purposes.
                                 See "Use of Proceeds."

Proposed Nasdaq National
Market symbol.................   SRVS


     The number of shares of our common stock that will be outstanding after this offering is based on the number outstanding on May 31, 2000, and includes 995,545 shares of common stock and Series H preferred stock issuable upon the exchange of Servicesoft Technologies Canada Inc. exchangeable shares held by former shareholders of Balisoft Technologies Inc. as a result of our merger with Balisoft in February 1999. The number of shares that will be outstanding after this offering excludes:



     - 4,100,767 shares of common stock issuable upon exercise of stock options outstanding as of May 31, 2000 at a weighted average price of $4.12 per share.



     - 119,934 shares of common stock available as of May 31, 2000 for future issuance under our Amended and Restated 1994 Stock Option Plan and our 1999 Stock Option and Grant Plan.



     - 83,807 shares of common stock issuable upon exercise of warrants outstanding as of May 31, 2000 at a weighted average price of $4.48 per share.


                             ADDITIONAL INFORMATION

     Unless otherwise indicated, this prospectus assumes that the underwriters have not exercised their option to purchase additional shares, and also assumes that all shares of convertible preferred stock have been automatically converted into shares of common stock.


     We own or have rights to trademarks that we use in conjunction with the sale of our products. "Servicesoft," "Servicesoft 2001," "WebAdvisor," "Knowledge Builder," "Liveline," "Livesupport," "LiveContact," "LiveChat" and "E-mailContact" are our trademarks. All other trade names and trademarks used in this prospectus are the property of their respective owners.


     We were first incorporated in Delaware in June 1987 as Rosh Intelligent Systems, Inc. We changed our name to ServiceSoft Corporation in October 1993. We merged with Balisoft Technologies Inc. in February 1999 and changed our name to Servicesoft Technologies, Inc. In December 1999, we acquired Internet Business Advantages, Inc. In March 2000, we changed our name to Servicesoft, Inc. Our principal executive offices are located at Two Apple Hill Drive, Natick, Massachusetts 01760 and our telephone number is 508-653-4000.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


     The following summary historical and pro forma financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. Our merger with Balisoft Technologies Inc. and our acquisition of Internet Business Advantages, Inc. were accounted for using the purchase method. Accordingly, the results of operations of Balisoft and Internet Business Advantages are included in our results from the applicable closing dates in 1999. Pro forma net loss per common share reflects the assumed conversion of all outstanding convertible preferred stock upon completion of this offering as if converted on the later of January 1, 1999 or the date of original issue. The summary pro forma combined statement of operations data for the year ended December 31, 1999 presents the results of operations of Servicesoft, Balisoft and Internet Business Advantages on a combined basis as if the transactions had occurred on January 1, 1999. The summary balance sheet data as of March 31, 2000 includes information on an actual, pro forma and pro forma as adjusted basis. Since the merger with Balisoft and the acquisition of Internet Business Advantages were completed in 1999, the effects of these transactions are reflected in the summary actual balance sheet data as of March 31, 2000. The summary pro forma balance sheet data reflects the automatic conversion of all outstanding convertible preferred stock into common stock upon completion of this offering. The summary pro forma as adjusted balance sheet data further adjusts the pro forma data to reflect the net proceeds of $44.3 million from the sale of common stock in this offering at an assumed initial offering price of $14.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses.



                                                                          PRO
                                                                         FORMA
                                                   ACTUAL              COMBINED          ACTUAL
                                        ----------------------------   ---------   ------------------
                                                                                      THREE MONTHS
                                                YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                                        ----------------------------------------   ------------------
                                         1997      1998       1999       1999       1999       2000
                                        -------   -------   --------   ---------   -------   --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenue.........................  $ 2,526   $ 4,290   $  7,144   $ 10,479    $   804   $  4,916
Gross profit..........................    1,649     3,041      3,363      2,923        285        549
Operating expenses....................    2,663     6,384     27,130     35,802      3,826     15,047
Loss from operations..................   (1,014)   (3,343)   (23,767)   (32,879)    (3,541)   (14,498)
Net loss..............................   (1,104)   (3,963)   (23,553)   (32,274)    (3,557)   (14,264)
Net loss attributable to common
  stockholders........................   (1,444)   (4,994)   (26,278)   (35,071)    (3,958)   (33,174)
Pro forma basic and diluted net loss
  per common share....................                      $  (1.99)                        $  (0.77)
Shares used in computing pro forma
  basic and diluted net loss per
  common share........................                        11,862                           18,638



                                                                         MARCH 31, 2000
                                                              -------------------------------------
                                                                                         PRO FORMA
                                                                ACTUAL      PRO FORMA   AS ADJUSTED
                                                              -----------   ---------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $ 25,055      $25,055     $ 69,375
Working capital.............................................     18,925       18,925       63,245
Total assets................................................     55,633       55,633       99,953
Capital lease obligations, net of current portion...........        607          607          607
Redeemable convertible preferred stock......................     85,296           --           --
Stockholders' equity (deficit)..............................    (45,917)      39,379       83,699

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones that we face. Our business, financial condition or results of operations could be materially adversely affected by any of the following risks. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

RISKS RELATED TO OUR BUSINESS

     WE HAVE A HISTORY OF LOSSES, EXPECT TO CONTINUE TO INCUR LOSSES AND MAY NOT ACHIEVE PROFITABILITY IN THE FUTURE


     We have never been profitable. Our failure to significantly increase our revenue would seriously harm our business and operating results. We have experienced quarterly and annual losses since our inception in 1987, and have funded our business primarily through the sale of our stock and not from cash generated by our business. We incurred a net loss of $1.1 million in 1997, $4.0 million in 1998, $23.6 million in 1999 and $14.3 million for the three months ended March 31, 2000, of which $4.6 million and $3.7 million were amortization of intangible assets and stock compensation in 1999 and for the three months ended March 31, 2000. As of March 31, 2000, we had an accumulated deficit of $77.6 million. We expect to continue to incur losses on both a quarterly and annual basis for the foreseeable future. Moreover, we expect to continue to incur significant sales and marketing and research and development expenses. As a result, we will need to significantly increase our revenue to achieve and maintain profitability. If our revenue grows more slowly than we anticipate or if our operating expenses increase more than we expect, we may be unable to achieve profitability.


     FLUCTUATIONS IN OUR QUARTERLY RESULTS MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE

     Our quarterly revenue and operating results may fluctuate significantly as a result of a variety of factors, many of which are outside our control. If our quarterly revenue or operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Factors that might cause fluctuations in our quarterly revenue and operating results include the following:

     - the timing of execution of large contracts and product implementations by our clients, which could impact the periods in which we are able to recognize revenue;

     - the timing of new product and service introductions or upgrades by us or our competitors, which could impact the demand for our existing products and services;

     - the purchasing and budgeting cycles of our clients, which could result in seasonality;

     -  changes in our pricing policies or those of our competitors;

     - the mix of domestic and international sales, products and services sold and the channels through which they are sold, which could all have an impact on our operating margins and our profitability;

     - increased costs related to any business expansion we may undertake or to the customization of our products;

     -  global economic conditions; and

     - increased costs related to possible acquisitions of technology or businesses.

     We also often offer volume-based discounts, which may affect our operating margins. Most of our expenses, such as employee compensation and rent, are relatively fixed in the short term. Moreover, our expense levels are based, in part, on our expectations regarding future revenue levels. As a result, if total revenue for a particular quarter are below our expectations, we will not be able to proportionately reduce operating expenses for that quarter.

     Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful and you should not rely on them as an indication of our future performance.

     OUR PRODUCTS HAVE A LONG SALES AND IMPLEMENTATION CYCLE WHICH MAKES IT DIFFICULT TO PREDICT OUR QUARTERLY RESULTS AND MAY CAUSE OPERATING RESULTS TO VARY SIGNIFICANTLY

     The sales and implementation cycle for our products is long, typically ranging from five to nine months. Our products have a relatively high sales price per unit, and often are part of a significant strategic decision by our clients regarding their information systems infrastructure. We spend significant time educating and providing information to prospective clients regarding the use and benefits of our products. The decision to purchase our products typically requires significant pre-purchase evaluation and is subject to delays over which we have little or no control. Our long sales cycle makes it difficult to predict the quarter in which sales and revenue recognition may occur, and our operating results may vary significantly from quarter to quarter.


     WE EXPECT TO DERIVE SUBSTANTIALLY ALL OF OUR REVENUE FOR THE FORESEEABLE FUTURE FROM OUR SERVICESOFT 2000 AND SERVICESOFT 2001 PRODUCT SUITES AND PROFESSIONAL SERVICES, AND IF THESE PRODUCTS AND SERVICES ARE NOT WIDELY ACCEPTED BY THE MARKET, WE MAY BE UNABLE TO SUSTAIN OR INCREASE OUR REVENUE



     We currently derive substantially all of our revenue from sales of our Servicesoft 2000 suite of products, which products were released in their current versions in the fourth quarter of 1999, and our professional services. We intend to release Servicesoft 2001, an upgrade of our Servicesoft 2000 suite of products, in the third quarter of 2000. We expect that following its release, an increasing amount of our software license revenue will be dependent upon the market acceptance of Servicesoft 2001. With the recent announcement of our Servicesoft 2001 suite of products, clients may defer purchases of our Servicesoft 2000 suite of products until Servicesoft 2001 is available, which could have a negative impact on our revenue. Our target clients may not widely adopt and deploy our Servicesoft 2000 or Servicesoft 2001 product suites and our services, because they may not value the differentiating features of our products and services, such as our knowledge base. Furthermore, our competitors may introduce e-service products that are more appealing to our target clients. If our products do not achieve and maintain broad market acceptance, we may be unable to sustain or increase our revenue.


     THE MARKET FOR OUR PRODUCTS AND SERVICES IS IN THE EARLY STAGES OF DEVELOPMENT AND OUR BUSINESS WILL SUFFER IF IT FAILS TO DEVELOP

     Our software and related services are targeted at the e-service market, which is in the early stages of development and is rapidly evolving. A viable market for our products and services may fail to emerge or be sustainable, in which case we will be unable to grow our business and increase our revenue.

     IF WE ARE ABLE TO GROW OUR BUSINESS AND WE FAIL TO EFFECTIVELY MANAGE THIS GROWTH, OUR FINANCIAL RESULTS WILL BE HARMED

     In order to sustain and increase our revenue, we must grow our business, both domestically and internationally. If we are able to achieve this growth, significant demands will be placed on our managerial, administrative, operational, financial and other resources. As a result, we will need to improve our operational and financial systems and managerial controls and procedures. In addition, our future success will depend on our ability to expand, train and manage our workforce. We will also have to maintain close coordination among our technical, accounting, finance, marketing and sales personnel. If we are unable to accomplish any of these objectives, our business will suffer.

     WE FACE INTENSE COMPETITION IN OUR MARKET, AND OUR FAILURE TO COMPETE SUCCESSFULLY COULD MAKE IT DIFFICULT FOR US TO ACQUIRE AND RETAIN CUSTOMERS


     The market for e-service solutions is intensely competitive. Increased competition could result in pricing pressures, reduced margins or the failure of our products to achieve or maintain market acceptance. If we are unable to compete effectively, it will be difficult for us to acquire and retain customers. Our competitors include companies providing similar solutions, including Brightware, Inc., eGain Communications Corp., Inference Corporation, Kana Communications, Inc., Primus Knowledge Solutions, Inc., Quintus Corporation, and ServiceWare, Inc. In addition, we may compete with companies providing customer relationship management, e-commerce and communications solutions, such as BroadVision, Inc., E.piphany, Inc., Lucent Technologies, Inc., Oracle Corporation, Siebel Systems, Inc., Vantive Corporation and Vignette Corporation. Many of our current and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical, marketing, management, service, support and other resources than we do. They may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. In addition, many of our competitors have well-established relationships with our current or potential clients and an extensive knowledge of our industry. We expect that new competitors will enter the market with competing products as the size and visibility of the market opportunity increases. We also expect that competition will increase as a result of software industry consolidations and formations of alliances among industry participants. For example, Kana acquired Silknet Software, Inc. in April 2000 and eGain recently announced its planned acquisition of Inference. Competitors with large market capitalizations or cash reserves would be better positioned than we are to acquire such new technologies or products. For more information on the competition we face, see "Business--Competition."


     WE MAY NOT BENEFIT FROM OUR RECENT MERGER AND ACQUISITION


     In February 1999, we merged with Balisoft. We have developed LiveContact and EmailContact, two of our principal products, based on Balisoft's technologies. In December 1999, we acquired Internet Business Advantages, from which we obtained a significant number of consulting professionals. In order to benefit from these transactions, we must properly integrate, manage and retain the employees and continue to develop and integrate the technologies of these organizations. For example, before being acquired, the Internet Business Advantages consultants were primarily involved in custom Internet-related development projects. These consultants must now be retrained and be willing to provide Servicesoft product-related implementation services in order for us to be successful. We will need to devote significant resources to the integration of the acquired technologies and personnel, and if we are unsuccessful, our business will suffer.


     WE MAY BE UNABLE TO DEVELOP A PROFITABLE PROFESSIONAL SERVICES ORGANIZATION, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS AND OUR ABILITY TO ASSIST OUR CLIENTS WITH IMPLEMENTATION OF OUR PRODUCTS

     We may be unable to attract or retain the number of the highly qualified services personnel that we need for our business, and our services business may never achieve profitability. Clients that license our software typically engage our professional services organization to assist with support, training, consulting and implementation of their e-service solutions. We believe that in order to increase our product sales we must provide our clients with these services and educate third-party systems integrators and distributors on how to use and implement our products. To meet these needs, we plan to increase the number of our services personnel, and we will be required to devote significant resources to the training of these new employees. In addition, we may also need to use more costly third-party consultants to supplement our own professional services organization. To date, our cost of services revenue has been significantly higher than our services revenue, and we expect that trend to continue for the foreseeable future. In addition, the competition for qualified services personnel with the appropriate Internet-specific knowledge is intense, and we may not be able to attract and retain people who have the skills needed to provide the services that our clients demand.

     Failure to offer adequate integration, consulting and other professional services in connection with the implementation of our products, and ongoing customer support could harm our reputation and cause demand for our products to decline.

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

     WE MAY MAKE ACQUISITIONS THAT COULD DISRUPT OUR BUSINESS AND HARM OUR FINANCIAL CONDITION

     In order to remain competitive, we may find it necessary to acquire additional businesses, products and technologies. In the event that we do complete an acquisition, we could be required to do one or more of the following:

     - issue equity securities, which would dilute current stockholders' percentage ownership;

     -  incur substantial debt;

     -  assume contingent liabilities;

     -  incur a one-time charge; or

     -  amortize goodwill and other intangible assets.

     We may not be able to successfully integrate any technologies, products, personnel or operations of companies that we acquire. These difficulties could disrupt our ongoing business, divert management resources and increase our expenses.

     INTEGRATION OF A NEW MANAGEMENT TEAM AND NEW PERSONNEL MAY STRAIN OUR OPERATIONS


     All members of our senior management team have joined us since September 1998. On May 31, 2000, we had a total of 343 full-time employees compared to 106 full-time employees on May 31, 1999. A significant turnover of our employees occurred in conjunction with our merger with Balisoft in February 1999. Our new employees include a number of key managerial, sales, marketing, planning, technical and operations personnel who have not yet been fully integrated into our organization.


     A SMALL NUMBER OF CLIENTS ACCOUNT FOR A SUBSTANTIAL PORTION OF OUR REVENUE, AND IF WE LOSE ONE OR MORE OF THESE CLIENTS, OUR REVENUE WILL BE MATERIALLY ADVERSELY AFFECTED

     Historically, we have derived a significant portion of our revenue from providing products and services to a limited number of clients. For the year ended December 31, 1999, our five largest clients, the United Kingdom Post Office, Eddie Bauer, Merant, Akamai and GTE, accounted for approximately 20% of our revenue. We expect that a limited number of clients will continue to account for a substantial portion of these revenue for the foreseeable future. As a result, if we lose a major client or if a contract with a major client or prospect is delayed, cancelled, reduced or deferred, our revenue will decline substantially.

     WE MAY LOSE MONEY ON FIXED-FEE CONTRACTS

     We derive a portion of our revenue from fixed-fee contracts. When we used a fixed-fee contract, we determine the fee that we will charge our client prior to commencing work on a specific project. If we misjudge the time and resources necessary to complete that project, we may incur a loss. This risk is heightened because we work with complex technologies in compressed time frames.

     IF WE FAIL TO SUCCESSFULLY UPGRADE OUR CURRENT PRODUCTS AND INTRODUCE NEW PRODUCTS, OUR FINANCIAL RESULTS MAY BE HARMED


     Our future financial performance will depend, in significant part, on our successful development and sale of new and enhanced versions of our Servicesoft 2000 suite of products, and other new products. We may be unable to upgrade and continue to market our current products. We may not be able to successfully develop new products and new products may not achieve market acceptance. For example, our Servicesoft 2001 suite of products, that we intend to release in the third quarter of 2000, may fail to effectively address our clients needs or achieve market acceptance.


     OUR SOFTWARE PRODUCTS MAY CONTAIN ERRORS OR DEFECTS THAT COULD RESULT IN LOST REVENUE OR DELAYED OR LIMITED MARKET ACCEPTANCE


     Complex software products such as ours may contain undetected errors, or bugs, which cause them to fail to perform in accordance with customer expectations. The latest versions of our current products have only recently been generally released and we intend to release our Servicesoft 2001 suite of products in the third quarter of 2000. As a result, these products may be particularly susceptible to bugs. Product performance problems could result in:


     -  loss of or delay in revenues;

     -  loss of market share;

     -  failure to achieve market acceptance;

     -  diversion of development resources; or

     -  injury to our reputation.

     IF WE FAIL TO RESPOND EFFECTIVELY TO RAPIDLY CHANGING TECHNOLOGY AND EVOLVING INDUSTRY STANDARDS, OUR PRODUCTS MAY BECOME OBSOLETE

     The market for software and services that enable enterprise e-business initiatives is characterized by rapid technological change, changes in customer requirements, frequent new product and service introductions and enhancements, and evolving industry standards. Competing products based on new technologies or new industry standards may perform better or cost less than our products and could render our products obsolete and unmarketable. In addition, delays in our ability to adapt our products to a new software language or operating system that becomes standard or is widely adopted in our industry would impede our ability to remain competitive. If we are unable to develop new and enhanced products on a timely basis that respond to changing technology and satisfy the increasingly sophisticated needs of our clients, we may be unable to sustain or increase sales of our products.

     OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY MAY IMPEDE OUR ABILITY TO COMPETE EFFECTIVELY

     The success of our business is largely dependent upon our ability to protect our proprietary technology. We rely on a combination of copyright, trademark, trade secret and other intellectual property laws, as well as confidentiality and assignment of invention agreements and licensing arrangements, to establish and protect our proprietary rights. However, existing copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Unauthorized third parties may attempt to copy or otherwise obtain and use our software or other proprietary information. Policing the unauthorized use of our products is difficult. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management resources.

     WE MAY BECOME SUBJECT TO CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT, WHICH COULD RESULT IN SIGNIFICANT COSTS, LOSS OF SIGNIFICANT RIGHTS AND HARM TO OUR REPUTATION

     Third parties may claim that we have infringed their patent, copyright, trademark and other intellectual property rights. For example, we were subject to a patent infringement claim, which we subsequently settled by entering into a license agreement. This risk may increase as the number of entrants in our market increases and the functionality of our products is enhanced and overlaps with the products of other companies. Any claims, whether or not valid, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays, require us to develop non-infringing technology, disrupt our relationships with our clients or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our operating results. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. In the event a claim against us is successful and we cannot obtain a license to the relevant technology on acceptable terms or license a substitute technology, we would be forced to redesign our products or cease selling, incorporating or using products or services that incorporate the challenged intellectual property.

     WE DEPEND ON TECHNOLOGY LICENSED TO US BY THIRD PARTIES, AND THE LOSS OF THIS TECHNOLOGY COULD DELAY IMPLEMENTATION OF OUR PRODUCTS, INJURE OUR REPUTATION OR FORCE US TO PAY HIGHER ROYALTIES

     We rely in part on technology that we license from a small number of software providers for use with our products. This technology may not continue to be available on commercially reasonable terms, if at all. Some of this technology would be difficult to replace. The loss of any of these technology licenses could result in delays in introducing our products until equivalent technology, if available, is identified, licensed and integrated. In addition, any defects in this licensed technology could prevent the implementation or impair the functionality of our products, delay new product introductions or injure our reputation. If we are required to enter into license agreements with third parties for replacement technology, we could be subject to higher royalty payments and a loss of product differentiation.

     BECAUSE WE HAVE A LIMITED OPERATING HISTORY AS A DEVELOPER OF E-SERVICE SOFTWARE, OUR FUTURE SUCCESS IS UNCERTAIN

     Although we were formed in 1987, we have operated as a developer of e-service software only since 1996. As a result of our limited operating history in our current field, it is difficult to accurately forecast our revenue. If our revenue falls short of our expectations and those of securities analysts and investors, the price of our common stock could decline substantially.

     OUR FAILURE TO EXPAND OUR DIRECT SALES FORCE AND THIRD-PARTY DISTRIBUTION CHANNELS WILL IMPEDE OUR GROWTH

     To date, we have sold our products primarily through our direct sales force. Our ability to achieve significant revenue growth in the future will largely depend on our success in recruiting and training sufficient direct sales personnel and establishing and maintaining relationships with distributors, value-added resellers, systems integrators, consultants and other third-party resellers. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective clients. New hires require training and take time to achieve full productivity. Our recent hires and planned new hires may not become as productive as necessary, and we may be unable to hire sufficient numbers of qualified individuals in the future.

     At times, we rely on distributors, value-added resellers, systems integrators, consultants and other third-party resellers to recommend our products to their customers and to install and support our products for their customers. If they choose not to recommend and install our products, or develop, market or recommend software applications that compete with our products, our business will be harmed. Moreover, if these firms fail to implement our products successfully for their customers, we may be unable to complete implementation on the schedule required by the customers. If we fail to expand our direct sales force or other distribution channels, our revenue may not grow or it may decline.

     WE DEPEND ON INCREASED BUSINESS FROM OUR NEW CLIENTS AND IF WE FAIL TO GROW OUR CLIENT BASE OR GENERATE REPEAT BUSINESS, OUR OPERATING RESULTS COULD BE HARMED

     If we fail to grow our client base or generate repeat and expanded business from our current and future clients, our business and operating results will be seriously harmed. Some of our clients initially make a limited purchase of our products and services for pilot programs. These clients may not choose to purchase additional licenses to expand their use of our products. These clients have not yet developed or deployed initial applications based on our products. If these clients do not successfully develop and deploy such initial applications, they may choose not to purchase deployment licenses or additional development licenses. The effectiveness of our e-service solution depends in part on the widespread adoption and use of our products by customer-support personnel. Some of our clients who have made initial purchases of our software have deferred or suspended implementation of our products due to slower than expected rates of internal adoption by customer support personnel. If more clients decide to defer or suspend implementation of our products in the future, we will be unable to increase our revenue from these clients from additional licenses or maintenance agreements, and our financial position will be seriously harmed. Our business model depends on the expanded use of our products within our clients' organizations.

     In addition, as we introduce new versions of our products or new products, our current clients may not require the functionality of our new products and may not ultimately license these products. Because the total amount of maintenance and support fees we receive in any period depends in large part on the size and number of licenses that we have previously sold, any downturn in our software license revenue would negatively impact our future services revenue. In addition, if clients elect not to renew their maintenance agreements, our services revenue could decline significantly.

     FAILURE TO DEVELOP AND EXPAND OUR MARKETING CAPABILITIES WOULD HARM OUR BUSINESS

     We need to expand our marketing operations in order to increase market awareness of our products, market our products to a greater number of organizations and generate increased revenue. Competition in the market for e-service solutions is intense, and if we fail to differentiate our suite of products from those of our competitors and acquire greater market share, our ability to grow our business will be seriously harmed. Furthermore, we have limited experience marketing our products broadly to a large number of clients and may be unable to do so successfully.

     OUR GROWTH WILL BE LIMITED IF WE CANNOT RETAIN CERTAIN KEY PERSONNEL AND ATTRACT AND RETAIN ADDITIONAL QUALIFIED PERSONNEL

     Our success depends to a significant degree upon the continued contributions of our senior sales, engineering and management personnel, many of whom would be difficult to replace. Specifically, we believe that our future success is highly dependent on Christopher M. Butler, our President and Chief Executive Officer, and other senior management personnel. If we lose the services of any key personnel, particularly senior management and engineers, our business will be seriously harmed.

     We intend to significantly expand our sales, marketing, engineering and professional services personnel over the next 12 months. The demand for qualified personnel in the software industry is high, due to the large number of software companies and the low unemployment rate in this industry. We may not be able to hire or retain the necessary personnel to implement our business strategy. In addition, we may need to pay higher compensation than we currently expect. Our failure to attract and retain the highly-trained technical personnel that are integral to our product development, professional services and support teams may limit the rate at which we can develop new products or product enhancements or expand our operations.

     WE FACE RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS THAT COULD HARM OUR BUSINESS


     Our international operations are located in the Canada, the United Kingdom and Belgium. We are expanding our existing international operations and plan to establish additional facilities in other parts of the world. We may face difficulties in accomplishing international expansion, including finding adequate staffing and management resources for our international operations. Expanding internationally subjects us to a number of other risks, including:


     - increased expenses and delays associated with customizing our products for foreign countries;

     - increased difficulty in collecting accounts receivable, longer sales cycles and collection periods and seasonal reductions in business activity;

     - potentially adverse tax consequences, including restrictions on the repatriation of earnings;

     -  difficulty in complying with complex and varying international laws;

     -  tariffs, duties, price controls and other trade barriers;

     -  currency exchange rate fluctuations; and

     - recently enacted privacy regulations in the European Union that may result in limits on the collection and use of certain user information.

     Even if we are able to successfully expand our international operations, we may not be able to maintain or increase international market demand for our products and services.

     In addition, our international sales are denominated in local currencies and as we increase our international business we will be increasingly exposed to foreign currency exchange rate fluctuations. To date, we have not engaged in hedging transactions to mitigate exchange rate risk and, accordingly, our results of operations could be harmed by foreign currency exchange rate fluctuations.

     WE COULD INCUR SUBSTANTIAL COSTS AS A RESULT OF PRODUCT LIABILITY CLAIMS RELATING TO OUR CUSTOMERS' CRITICAL BUSINESS OPERATIONS

     Our products are critical to the operations of our clients' businesses. If one of our products fails, a client may assert a claim for substantial damages against us, regardless of our responsibility for such failure. Product liability claims could require us to spend significant time and money in litigation or to pay significant damages. Any such claims, whether or not successful, could seriously damage our reputation and our business.

     OUR BUSINESS COULD BE DISRUPTED IF ANY OF THE COMPUTER SYSTEMS OR SOFTWARE WE RELY UPON EXPERIENCE YEAR 2000 PROBLEMS

     Although we have not experienced any Year 2000 problems, it is possible that, even after January 1, 2000, Year 2000-related issues may cause problems or disruptions. While we believe that all of our systems are Year 2000 compliant, we cannot assure you that we will not discover a problem that needs to be remedied. In addition, we depend on a number of third-party vendors to provide both information and non-information technology systems and services. While we believe that our material third-party systems and services are Year 2000 compliant, we may experience problems. In addition, governmental agencies, utility companies, Internet access companies and others outside of our control may experience future Year 2000 problems.

RISKS RELATED TO THE INTERNET INDUSTRY

     OUR BUSINESS DEPENDS ON THE GROWTH OF THE INTERNET AND ELECTRONIC BUSINESS

     Our products address a new and emerging market for e-service solutions. Therefore, our future success depends substantially upon the widespread adoption of the Internet as a significant medium for commerce and business applications. If this market fails to develop or develops more slowly than expected, demand for our products and services will be reduced. Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including potentially inadequate network infrastructure, slow development of enabling technologies or insufficient commercial support. The Internet infrastructure may not be able to support the demands placed on it by increased usage and bandwidth requirements. Moreover, critical issues such as security, reliability, cost, accessibility and quality of service remain unresolved and may negatively affect the attractiveness of conducting commerce and business communication over the Internet. Even if the required infrastructure, standards, protocols or complementary products, services or facilities are developed, we may incur substantial expenses adapting our products and services to changing or emerging technologies.

     INCREASING GOVERNMENT REGULATION OF THE INTERNET COULD HARM OUR BUSINESS

     As e-commerce, e-service and the Internet continue to evolve, we expect that federal, state and foreign governments will adopt laws and regulations covering issues such as user privacy, taxation of goods and services provided over the Internet, pricing, content and quality of products and services. If enacted, these laws and regulations could limit the market for e-commerce and e-service and, therefore, the market for our products and services.

     The Telecommunications Act of 1996 prohibits certain types of information and content from being transmitted over the Internet. The prohibition's scope and the liability associated with a Telecommunications Act violation are currently unsettled. The imposition upon us and other software and service providers of potential liability for information carried on or disseminated through our applications could require us to implement measures to reduce our exposure to this liability. These measures could require us to expend substantial resources or discontinue certain services. In addition, although substantial portions of the Communications Decency Act, the Act through which the Telecommunications Act of 1996 imposes criminal penalties, were held to be unconstitutional, similar legislation may be enacted and upheld in the future. It is possible that this legislation could expose companies involved in e-commerce to liability, which could limit the growth of e-commerce generally. Legislation like the Telecommunications Act and the Communications

Decency Act could dampen the growth of Internet usage and decrease its acceptance as a communications and commercial medium.

     THE IMPOSITION OF SALES AND OTHER TAXES ON PRODUCTS SOLD BY OUR CUSTOMERS OVER THE INTERNET COULD HAVE A NEGATIVE EFFECT ON ONLINE COMMERCE AND THE DEMAND FOR OUR PRODUCTS AND SERVICES

     The imposition of new sales or other taxes could limit the growth of Internet commerce generally and, as a result, the demand for our products and services. Recent federal legislation limits the imposition of state and local taxes on Internet-related sales. Congress may choose not to renew this legislation in 2001, in which case state and local governments would be free to impose taxes on electronically purchased goods.

     We believe that most companies that sell products over the Internet do not currently collect sales or other taxes on shipments of their products into states or foreign countries where they are not physically present. However, one or more states or foreign countries may seek to impose sales or other tax collection obligations on out-of-jurisdiction companies that engage in e-commerce. A successful assertion by one or more states or foreign countries that companies that engage in e-commerce should collect sales or other taxes on the sale of their products over the Internet, even though not physically in the state or country, could indirectly reduce demand for our products.

     PRIVACY CONCERNS RELATING TO THE INTERNET ARE INCREASING, WHICH COULD RESULT IN LEGISLATION THAT ADVERSELY AFFECTS OUR BUSINESS OR REDUCED SALES OF OUR PRODUCTS, OR BOTH

     Businesses using our software capture information regarding their customers when those customers contact them on-line with customer service inquiries. Privacy concerns may cause visitors to resist providing the personal data necessary to allow our clients to use our software products most effectively. More importantly, even the perception of privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our products. In addition, legislative or regulatory requirements may heighten these concerns if business must notify Web site users that the data captured after visiting certain Web sites may be used by marketing entities to unilaterally direct product promotion and advertising to that user. While we are not aware of any such legislation or regulatory requirements currently in effect in the United States, other countries and political entities, such as the European Economic Community, have adopted such legislation or regulatory requirements and the United States may do so as well. If consumer privacy concerns are not adequately addressed, our business could be harmed.

RISKS RELATED TO THIS OFFERING

     IF WE FAIL TO MEET OUR FUTURE CAPITAL REQUIREMENTS, WE WILL BE UNABLE TO GROW OUR BUSINESS OR SUSTAIN OR INCREASE REVENUE

     We expect the net proceeds from this offering, together with cash on hand, cash equivalents, short-term investments and commercial credit facilities will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. After that time, we may need to raise additional funds to develop or enhance our products or services, to fund expansion, to respond to competitive pressures or to acquire complementary products, businesses or technologies. Additional financing may not be available on terms that are acceptable to us. Further, if we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced and these securities might have rights, preference and privileges senior to those of our current stockholders. If adequate funds, if needed, are not available on acceptable terms, we may be unable to expand our operations, take advantage of unanticipated opportunities, develop or enhance products or services, or respond to competitive pressures or unanticipated requirements.

     BECAUSE OUR EXECUTIVE OFFICERS AND DIRECTORS CONTROL A SIGNIFICANT PERCENTAGE OF OUR COMMON STOCK, THEY HAVE SUBSTANTIAL CONTROL OVER US


     Upon completion of this offering, our executive officers, directors and their affiliates will control 8,311,701 shares, or approximately 34.7% of the outstanding shares of common stock, 33.9% if the underwriters' over-allotment option is exercised in full. These stockholders can control substantially all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquiror from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of our common stock. For information about the ownership of common stock by our executive officers, directors and principal stockholders, please refer to "Principal Stockholders."

     THE PRICE OF OUR STOCK MAY FLUCTUATE SIGNIFICANTLY, WHICH COULD RESULT IN SUBSTANTIAL LOSSES BY YOU

     There has previously not been a public market for our common stock. An active trading market for our common stock may not develop or be sustained after this offering. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may vary from the market price of the common stock after the offering. The trading price of our common stock may fluctuate significantly. The stock market in general, and the Nasdaq National Market and Internet and software companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many Internet and software companies' stocks are at or near historical highs and may not be sustained. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance.

     IF OUR STOCK PRICE IS VOLATILE, WE MAY BE SUBJECT TO COSTLY CLASS ACTION LITIGATION

     In the past, securities class-action litigation has often been instituted against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Such litigation, if instituted, could result in substantial costs and the diversion of management's attention and resources.

     IF A SIGNIFICANT NUMBER OF SHARES BECOMES AVAILABLE FOR SALE AFTER THIS OFFERING, OUR STOCK PRICE COULD DECLINE

     Sales of a substantial number of shares of our common stock in the public market after this offering could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. For a more detailed description, see "Shares Eligible for Future Sale."

     ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY, EVEN IF A CHANGE IN CONTROL WOULD BE BENEFICIAL TO OUR STOCKHOLDERS

     Provisions of our certificate of incorporation and by-laws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For more information on these anti-takeover provisions, see "Description of Capital Stock -- Delaware Anti-Takeover Law and Certain Charter and By-Law Provisions."

     WE MAY USE THE PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU DISAGREE OR WHICH FAIL TO BENEFIT US

     The net proceeds of this offering have not been allocated for any specific purpose. Accordingly, our management will have significant discretion as to how to spend the proceeds from this offering and may spend these proceeds in ways with which our stockholders may not agree. We may not be successful in investing the proceeds of this offering, in our operations or external investments, to yield a favorable return. For more details of use of proceeds, see "Use of Proceeds."

                       NOTE ON FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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

                                USE OF PROCEEDS

     We estimate that the net proceeds to us from the sale of the common stock will be approximately $44.3 million, at an assumed initial offering price of $14.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us in connection with the offering. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $51.2 million. We currently plan to use over $20 million of the net proceeds to fund our research and development activities over the next two years. In addition, we expect to use these estimated net proceeds to increase our sales and services capabilities and increase our general and administrative personnel and systems. These estimated net proceeds may also be used for possible acquisitions of businesses, products and technologies. From time to time, we engage in discussions with potential acquisition candidates. However, we have no current plans, commitments or agreements with respect to any acquisitions, and we may not make any acquisitions. The amount and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments, future changes in our business objectives, and the rate of growth, if any, of our business.

     We have not identified with certainty the particular uses for the net proceeds to be received upon completion of this offering. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Pending these uses, we plan to invest the net proceeds in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings to fund the development and growth of our business and do not currently anticipate paying any cash dividends in the foreseeable future. Future dividends, if any, will be determined by our Board of Directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of March 31, 2000:


    -  on an actual basis;


    - on a pro forma basis to reflect the automatic conversion of all outstanding shares of convertible preferred stock into shares of common stock upon completion of this offering and to reflect our amended certificate of incorporation to be filed in connection with the effectiveness of this prospectus increasing our authorized shares of common stock to 100,000,000 and preferred stock to 5,000,001; and


    - on a pro forma as adjusted basis to reflect the sale of the common stock in this offering at an assumed initial public offering price of $14.00 per share for net proceeds of $44.3 million, after deduction of estimated underwriting discounts and commissions and our estimated offering expenses.


    The number of shares outstanding is based on the number of shares of our common stock outstanding on March 31, 2000. The number of shares of Series H preferred stock outstanding as of March 31, 2000 includes 240,277 shares of exchangeable preferred stock of Servicesoft Technologies Canada, and the number of shares of common stock outstanding as of March 31, 2000 includes 837,015 shares of exchangeable common stock of Servicesoft Technologies Canada, which are exchangeable on a one-for-one basis into our Series H preferred stock and common stock and have the same rights and privileges as those shares. Upon completion of this offering, the exchangeable preferred stock will convert into exchangeable common stock. As of March 31, 2000, we have one share of Series X special voting preferred stock outstanding and one share of Series Y special voting preferred stock outstanding, each with a recorded value of $.01. This stock facilitates the voting rights of the holders of the exchangeable preferred stock and exchangeable common stock. Upon completion of this offering, under the terms of our certificate of incorporation, we will redeem the Series Y special voting preferred stock for an aggregate price of $1.00. The number of shares outstanding as of March 31, 2000 excludes 3,989,536 shares subject to options outstanding at a weighted average exercise price of $3.32 per share, 294,204 additional shares available for issuance under our stock option plans, and 161,662 shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $4.02 per share. The adjusted information set forth below is unaudited and should be read in conjunction with our consolidated financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.



                                                                     AS OF MARCH 31, 2000
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Capital lease obligations, net of current portion...........  $    607   $    607     $    607
                                                              --------   --------     --------
Redeemable convertible preferred stock, $.01 par value:
  Series J; 4,000,000 shares authorized, 3,481,478 shares
    issued and outstanding - actual; no shares authorized,
    issued and outstanding - pro forma and pro forma
    adjusted................................................    32,093         --           --
  Series I; 4,450,000 shares authorized, 3,982,271 shares
    issued and outstanding - actual; no shares authorized,
    issued and outstanding - pro forma and pro forma as
    adjusted................................................    17,641         --           --
  Series H; 8,000,000 shares authorized, 7,605,073 shares
    issued and outstanding - actual; no shares authorized,
    issued and outstanding - pro forma and pro forma as
    adjusted................................................    35,562         --           --
                                                              --------   --------     --------
    Total redeemable convertible preferred stock............    85,296         --           --
                                                              --------   --------     --------
Stockholders' equity (deficit):
  Preferred stock, $.01 par value; 2 shares authorized,
    issued and outstanding - actual; 5,000,001 shares
    authorized, 1 share issued and outstanding - pro forma
    and pro forma as adjusted...............................        --         --           --
  Common stock, $.01 par value; 30,000,000, 100,000,000 and
    100,000,000 shares authorized - actual, pro forma and
    pro forma as adjusted; 5,285,114, 20,353,936 and
    23,853,936 shares issued and outstanding - actual, pro
    forma and pro forma as adjusted.........................        53        204          239
  Additional paid-in capital................................    54,028    139,173      183,458
  Accumulated deficit.......................................   (77,599)   (77,599)     (77,599)
  Notes receivable from stockholders........................    (1,135)    (1,135)      (1,135)
  Deferred stock compensation...............................   (21,122)   (21,122)     (21,122)
  Accumulated other comprehensive loss......................      (142)      (142)        (142)
                                                              --------   --------     --------
    Total stockholders' equity (deficit)....................   (45,917)    39,379       83,699
                                                              --------   --------     --------
    Total capitalization....................................  $ 39,986   $ 39,986     $ 84,306
                                                              ========   ========     ========

                                    DILUTION


     As of March 31, 2000, we had a pro forma net tangible book value of $23.9 million, or $1.17 per share. Pro forma net tangible book value per share is equal to our total tangible assets less total liabilities, divided by the number of outstanding shares of our common stock, after giving effect to the automatic conversion of all shares of convertible preferred stock into common stock upon completion of this offering. After giving effect to our receipt of the estimated net proceeds from the sale of the shares of common stock in this offering at an assumed initial public offering price of $14.00 per share and after deducting the estimated underwriting discounts and commissions and the estimated expenses relating to this offering, our pro forma net tangible book value as of March 31, 2000 would have been $68.2 million, or $2.86 per share. This represents an immediate increase in pro forma net tangible book value of $1.69 per share to existing stockholders and an immediate dilution of $11.14 per share to new investors purchasing shares in this offering. If the initial public offering price is higher or lower than $14.00 per share, the dilution to new investors will be higher or lower. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............           $14.00
  Pro forma net tangible book value per share as of March
     31, 2000...............................................  $1.17
  Increase per share attributable to new investors..........   1.69
                                                              -----
Pro forma net tangible book value per share after the
  offering..................................................             2.86
                                                                       ------
Dilution per share to new investors.........................           $11.14
                                                                       ======



     The following table summarizes, as of March 31, 2000 on the pro forma basis described above, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and by new public investors purchasing shares from us in this offering before deducting estimated underwriting discounts and commissions and offering expenses:



                                 SHARES PURCHASED            TOTAL CONSIDERATION
                              -----------------------     -------------------------     AVERAGE PRICE
                                NUMBER     PERCENTAGE        AMOUNT      PERCENTAGE       PER SHARE
                              ----------   ----------     ------------   ----------     -------------
Existing stockholders.......  20,353,936       85%        $ 93,779,000       66%           $ 4.61
New investors...............   3,500,000       15           49,000,000       34             14.00
                              ----------      ---         ------------      ---
  Total.....................  23,853,936      100%        $142,779,000      100%
                              ==========      ===         ============      ===



     The foregoing computations are based on the number of common shares outstanding as of March 31, 2000 and include 1,077,292 shares of our common stock and Series H preferred stock issuable upon conversion of exchangeable stock of Servicesoft Technologies Canada and 15,068,822 shares of our common stock issuable upon conversion of our preferred stock, and exclude 3,989,536 shares of common stock subject to outstanding options at March 31, 2000 at a weighted average exercise price of $3.32 per share and 161,662 shares of common stock, exchangeable common stock and Series H preferred stock issuable upon exercise of warrants outstanding as of March 31, 2000 at a weighed average exercise price of $4.02 per share.


     To the extent stock is issued upon the exercise of outstanding stock options under our stock option plans, there will be further dilution to new investors. For a description of our stock plans, see "Management--1999 Stock Option and Grant Plan" and "--Amended and Restated 1994 Stock Option Plan."

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from our audited consolidated financial statements not included in this prospectus. The statement of operations data for the three-month periods ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 are derived from our unaudited interim consolidated financial statements. The unaudited interim financial statements have been prepared on the same basis as our audited financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our results of operations and financial position for these periods. There is no difference between historical basic and diluted net loss per common share since potential common shares from the conversion of preferred stock and the exercise of options and warrants are anti-dilutive for all periods presented. Unaudited pro forma net loss per common share reflects the assumed conversion of all outstanding redeemable convertible preferred stock upon completion of this offering as if converted on the later of January 1, 1999 or the date of original issue.


    Our results for the year ended December 31, 1999 reflect the February 12, 1999 merger with Balisoft and the December 17, 1999 acquisition of Internet Business Advantages which were accounted for using the purchase method. Accordingly, the results of operations of Balisoft and Internet Business Advantages are included in our results from the applicable closing dates. Since the merger with Balisoft and the acquisition of Internet Business Advantages were completed in 1999, the effects of these transactions are reflected in the balance sheet data as of December 31, 1999. The unaudited pro forma combined consolidated statement of operations data presents the results of operations of Servicesoft, Balisoft and Internet Business Advantages on a combined basis as if the transactions had occurred on January 1, 1999. The unaudited pro forma combined consolidated results reflect adjustments for the purchase price allocations and amortization of goodwill and other intangible assets.


                                                                                                  PRO FORMA
                                                                  ACTUAL                          COMBINED          ACTUAL
                                           ----------------------------------------------------   ---------   -------------------
                                                                                                                 THREE MONTHS
                                                               YEAR ENDED DECEMBER 31,                          ENDED MARCH 31,
                                           ----------------------------------------------------------------   -------------------
                                             1995       1996       1997       1998       1999       1999       1999       2000
                                           --------   --------   --------   --------   --------   ---------   -------   ---------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:

Revenue:
  Software license.......................  $    880   $    706   $  2,139   $  2,508   $  4,210   $  4,210    $   496   $  2,039
  Services...............................     1,618        498        387      1,782      2,934      6,269        308      2,877
                                           --------   --------   --------   --------   --------   --------    -------   --------
        Total revenue....................     2,498      1,204      2,526      4,290      7,144     10,479        804      4,916
                                           --------   --------   --------   --------   --------   --------    -------   --------
Cost of revenue:
  Cost of software license...............       106        148        252        148        406        406         62        200
  Cost of services.......................       673        667        625      1,101      3,375      7,150        457      4,167
                                           --------   --------   --------   --------   --------   --------    -------   --------
        Total cost of revenue............       779        815        877      1,249      3,781      7,556        519      4,367
                                           --------   --------   --------   --------   --------   --------    -------   --------
Gross profit.............................     1,719        389      1,649      3,041      3,363      2,923        285        549
                                           --------   --------   --------   --------   --------   --------    -------   --------
Operating expenses:
  Research and development...............     1,048        787        930      1,174      4,205      4,420        661      1,872
  Sales and marketing....................       891        890        977      3,598     13,310     15,119      2,098      6,827
  General and administrative.............       608        588        756      1,612      5,044      7,606        702      2,630
  Amortization of goodwill and other
    intangible assets....................        --         --         --         --      2,671      6,757        357      1,722
  Stock compensation.....................        --         --         --         --      1,900      1,900          8      1,996
                                           --------   --------   --------   --------   --------   --------    -------   --------
        Total operating expenses.........     2,547      2,265      2,663      6,384     27,130     35,802      3,826     15,047
                                           --------   --------   --------   --------   --------   --------    -------   --------
Loss from operations.....................      (828)    (1,876)    (1,014)    (3,343)   (23,767)   (32,879)    (3,541)   (14,498)
Interest and other income (expense),
  net....................................         7         61        (90)      (620)       214        605        (16)       234
                                           --------   --------   --------   --------   --------   --------    -------   --------
Net loss.................................      (821)    (1,815)    (1,104)    (3,963)   (23,553)   (32,274)    (3,557)   (14,264)
Accretion and deemed dividends on
  redeemable convertible preferred
  stock..................................       (57)      (230)      (340)    (1,031)    (2,725)    (2,797)      (401)   (18,910)
                                           --------   --------   --------   --------   --------   --------    -------   --------
Net loss attributable to common stock....  $   (878)  $ (2,045)  $ (1,444)  $ (4,994)  $(26,278)  $(35,071)   $(3,958)  $(33,174)
                                           ========   ========   ========   ========   ========   ========    =======   ========
Basic and diluted net loss per common
  share..................................  $(109.75)  $(227.22)  $(144.40)  $(262.84)  $ (11.02)              $ (3.47)  $  (8.00)
Shares used in computing basic and
  diluted net loss per common share......         8          9         10         19      2,385                 1,139      4,149
Pro forma basic and diluted net loss per
  common share...........................                                              $  (1.99)                        $  (0.77)
Shares used in computing pro forma basic
  and diluted net loss per common
  share..................................                                                11,862                           18,638



                                                          AS OF DECEMBER 31,                      AS OF
                                         ----------------------------------------------------   MARCH 31,
                                           1995       1996       1997       1998       1999       2000
                                         --------   --------   --------   --------   --------   ---------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..............  $    289   $    604   $    206   $  2,016   $  6,630   $ 25,055
Working capital (deficit)..............      (399)      (439)    (1,487)     2,398        288     18,925
Total assets...........................       720      1,068      1,237      4,328     34,976     55,633
Capital lease obligations, net of
  current portion......................        37         --         --         80        522        607
Redeemable convertible preferred
  stock................................    14,015     15,976     16,316     25,441     52,251     85,296
Stockholders' deficit..................   (14,358)   (16,363)   (17,784)   (22,759)   (31,851)   (45,917)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated in such forward-looking statements. See "Note on Forward-Looking Statements."

OVERVIEW

     Servicesoft develops, markets and delivers software products and professional services that help businesses provide superior e-service to their customers, employees and business partners. We license our software products to clients across a variety of industries, including telecommunications, e-commerce, financial services, technology, manufacturing and healthcare.

     We derive our revenue from three sources: the sale of software licenses, implementation assistance and other professional services and software maintenance services. We plan to generate future revenue from both existing and new clients. As existing clients either expand their usage or implement new Servicesoft products, they may be required to pay additional license fees under existing license agreements or license additional copies of our software. We recognize software license fees and implementation assistance fees on a percentage of completion basis when we assist our clients in implementing our products, there is evidence of a binding arrangement, the fees are fixed or determinable and collection is probable. If we are not implementing our software solution, we recognize software license fees when the software is delivered to the end user, so long as the fees are fixed or determinable, there is evidence of a binding arrangement and collection is probable. Professional services other than implementation assistance or maintenance services are contracted for on either a time-and-materials or fixed-price basis. We recognize service fees contracted for on a time-and-materials basis as the services are performed. We recognize service fees contracted for on a fixed-price basis on an estimated percentage of completion as work progresses. Clients purchasing maintenance services receive unspecified product upgrades and unlimited e-service and telephone technical support. Our clients typically purchase maintenance services annually, and we price maintenance services based on a fixed percentage of our current product list price. We recognize revenue on maintenance services ratably over the term of the period covered, typically one year. We record cash receipts and contracted amounts due from clients in excess of revenue recognized as deferred revenue. The timing and amount of cash receipts from clients can vary significantly depending on specific contract terms and can therefore have a significant impact on the amounts of receivables due or deferred revenue in any given period.

     Our cost of software license revenue includes royalties due to third parties for technology included in our products, the cost of manuals and product documentation, media used to deliver our products, shipping and fulfillment costs. Our cost of services revenue includes salaries and related costs for our consulting and support organizations and costs of third parties contracted to provide consulting services to our clients.

     Our operating expenses are classified as sales and marketing, research and development, general and administrative, amortization of goodwill and other intangible assets and stock compensation expense for issuance of and modification to stock options and restricted stock. Sales and marketing expenses consist primarily of salaries and other related costs for sales and marketing personnel, sales commissions, travel, public relations, advertising, promotional materials and tradeshows. Research and development expenses consist primarily of salaries and related costs for product development personnel and for consulting fees to support our product development. To date, we have not capitalized any research and development costs. General and administrative expenses consist primarily of salaries and other related costs for finance, human resources, internal systems and other administrative employees, legal and accounting fees and insurance premiums. Stock compensation expenses for the issuance of stock options and restricted stock represent the difference between the exercise price or purchase price of options or restricted stock granted and the estimated fair market value for financial reporting purposes of the common stock on the date of the grant or modification.

     Over the past several years, we have incurred substantial costs to develop and acquire our technology and products, to recruit and train personnel for engineering, sales, marketing and professional services departments and to establish an administrative organization. As a result, we have incurred significant losses during this period and, as of March 31, 2000, we had an accumulated deficit of $77.6 million. We believe our success depends on increasing our client base and on the emerging e-service market. Accordingly, we intend to continue to invest heavily in sales, marketing, professional services, research and development and in our operational and financial systems. Furthermore, we expect to continue to incur substantial operating losses at least through 2001, and our increase in operating expenses will require a significant increase in revenue before we become profitable.



     We had 343 full-time employees at May 31, 2000, up from 106 at May 31, 1999. This rapid growth places a significant demand on our management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. In addition, we expect that future expansion will continue to challenge our ability to hire, train, motivate and manage our employees. Competition is intense for highly qualified technical, sales, marketing, administrative and management personnel. If our revenue does not increase relative to our operating expenses, our management systems do not expand to meet increasing demands, we fail to attract, assimilate and retain qualified personnel, or our management otherwise fails to manage our expansion effectively, there would be a material adverse effect on our business, operating results and financial condition.



     In February 1999, we merged with Balisoft, a developer of e-mail management and real-time Internet collaboration applications, in exchange for 2.2 million shares of exchangeable common stock and 2.3 million shares of exchangeable preferred stock; we also assumed or issued employee stock options and warrants to purchase approximately 641,000 shares of our common stock. The total cost of the merger, including transaction costs, was $12.6 million. We accounted for the merger as a purchase business combination. Accordingly, the results of operations of Balisoft have been included with our results of operations for periods subsequent to the date of the merger and the acquired net assets were recorded at their estimated fair values at the effective date of the merger, resulting in $8.6 million recorded as goodwill and other intangibles.



     In December 1999, we acquired Internet Business Advantages, an e-services consulting organization, in exchange for $1.2 million in cash and 1.1 million shares of our common stock; we also assumed or issued to former employees and warrant holders of Internet Business Advantages stock options and warrants to purchase approximately 72,000 shares of our common stock. The total cost of the acquisition, including transaction costs, was $12.1 million. We accounted for the acquisition as a purchase business combination. Accordingly, the results of operations of Internet Business Advantages have been included with our results of operations for periods subsequent to the date of the acquisition and the acquired net assets were recorded at their estimated fair values at the effective date of the acquisition, resulting in $11.4 million recorded as goodwill and other intangibles.


     Of the $24.7 million total cost of the Balisoft and Internet Business Advantages transactions, we allocated $19.9 million of the combined transaction prices to goodwill and other intangible assets to be amortized over three years commencing on the date of the respective transactions.


RESULTS OF OPERATIONS FOR THE QUARTER ENDED MARCH 31, 2000 COMPARED TO THE QUARTER ENDED


MARCH 31, 1999



  REVENUE



     Total revenue increased $4.1 million, or 511%, to $4.9 million in the first quarter of 2000 from $804,000 in the same period of the prior year. Software license revenue increased $1.5 million, or 311%, to $2.0 million in the first quarter of 2000 from $496,000 in the same period of the prior year. Services revenue increased $2.6 million, or 834%, to $2.9 million in the first quarter of 2000 from $308,000 in the same period of the prior year. The increase in software license revenue was primarily due to increased market demand for and acceptance of our products, the expansion of our product offerings and an expanding customer base. The remainder of the increase was largely attributable to revenues generated from the additional professional service staff added from our December 1999 acquisition of Internet Business Advantages. In August 1999, we released our Servicesoft 2000 suite of products, including self-service, e-mail management and live interaction applications. This expanded product offering has been a significant factor in the increased demand for our products. We believe that growth in software license revenue depends on our ability to provide our clients with the support, training, consulting and implementation services they require to successfully build, deploy and maintain e-service applications. Accordingly, we expect that services revenue will increase in the future to the extent that additional clients license our products and as we expand both our capacity to deliver professional services and the scope of our professional services offerings.



  COST OF REVENUE



     Cost of software license revenue increased $138,000, or 223%, to $200,000 in the first quarter of 2000 from $62,000 in the same period of the prior year. The increase was attributable to the increase in licenses sold during the first quarter of 2000 and the increase in third-party products embedded in or licensed with our Servicesoft 2000 suite of products. Cost of services revenue increased $3.7 million, or 812%, to $4.2 million in the first quarter of 2000 from $457,000 in the same period of the prior year. Of this increase, $2.4 million was due to the expansion of the professional services organization through the acquisition of Internet Business Advantages. The remainder of the increase was related to additional headcount that resulted in increased salary and benefits and recruitment, facility, computer and communication expenses. We expect the cost of software license revenue to increase in the future in absolute dollar terms as additional clients license our products and as we license technology that we may choose to embed in or license with our products. We further expect the cost of services revenue to increase in the future to the extent that we continue to gain new clients. Cost of services revenue can be expected to vary significantly from period to period, depending on the mix of services we provide, whether such services are provided by us or third-party contractors, and overall utilization rates of our services professionals.



  OPERATING EXPENSES



     Research and development. Research and development expenses increased $1.2 million, or 183%, to $1.9 million in the first quarter of 2000 from $661,000 in the same period of the prior year. The increase was due to increases in personnel costs and facility, computer and communication expenses related to the increase in headcount from the merger with Balisoft in February 1999 and additional hiring. We believe that continued investment in research and development will be crucial to achieving and maintaining leadership in the market for e-service software. As a result, we expect research and development costs to increase in future periods.



     Sales and marketing. Sales and marketing expenses increased $4.7 million, or 225%, to $6.8 million in the first quarter of 2000 from $2.1 million in the same period of the prior year. Of this increase, approximately $700,000 was due to the expansion of the sales and marketing workforce, approximately $700,000 was due to the development of strategic alliances and vertical marketing organizations, approximately $500,000 was due to increased marketing promotions and approximately $500,000 resulted from increased commissions. The remainder of the increase was due to the opening of satellite offices and an increase in computer and communication expenses related to the increase in headcount. We believe that sales and marketing expenses will increase in future periods as we continue to expand our sales and marketing efforts. Sales and marketing expenses can be expected to fluctuate as a percentage of total revenue from period to period resulting from the hiring and training of new sales personnel and the timing of our marketing activities.



     General and administrative. General and administrative expenses increased $1.9 million, or 275%, to $2.6 million in the first quarter of 2000 from $702,000 in the same period of the prior year. Of this increase, approximately $600,000 was due to increased personnel. The remainder of the increase was due to the increase in accounting fees, legal fees and facility, computer and communication expenses. We believe that general and administrative costs will increase as we invest in the personnel and systems necessary to support our expanding operations and as we incur the expenses associated with being a public company.



     Amortization of goodwill and other intangible assets. Amortization expense increased $1.4 million, or 382%, to $1.7 million in the quarter ended March 31, 2000 from $357,000 in the same period of the prior year. This increase resulted from our merger with Balisoft in February 1999 and our acquisition of Internet Business Advantages in December 1999. For the full year ending December 31, 2000, we expect to incur amortization expense of approximately $6.7 million as a result of goodwill and other intangible assets recorded in connection with these transactions.



     Stock compensation. We incurred compensation charges of $2.0 million in the first quarter of 2000 and $8,000 in the same period of the prior year related to stock options and restricted stock with exercise or purchase prices below the deemed fair market value of the common stock for financial reporting purposes on the date of grant and related to modifications of certain stock options. Additional unvested outstanding options and restricted stock will continue to vest over the next four years, and related deferred stock compensation of $21.1 million recorded as of March 31, 2000 will be amortized to compensation expense over that period.



     During the three months ended March 31, 2000, we issued options to purchase 1,179,500 shares of common stock at various exercise prices resulting in deferred compensation of approximately $5.7 million, which has been recorded as of the option issuance dates. Such deferred compensation is being amortized to expense over the vesting term of the options, generally four years.



  INTEREST AND OTHER INCOME (EXPENSE), NET



     Interest and other income (expense), net was $234,000 of net income in the first quarter of 2000 and was $16,000 of net expense in the same period of the prior year. Interest income increased $215,000 to $252,000 in the first quarter of 2000 from $37,000 in the same period of the prior year. The increase is primary attributable to investment of the funds received from the Series J convertible preferred stock financing in January 2000. Interest expense increased $17,000 to $18,000 in the first quarter of 2000 from $1,000 in the same period of the prior year. Other expense, net decreased to $0 in the first quarter of 2000 from $52,000 in the same period of the prior year. The majority of this expense in the first quarter of 1999 was related to the settlement of a patent infringement dispute.


RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED
DECEMBER 31, 1998

  REVENUE


     Total revenue increased $2.9 million, or 67%, to $7.1 million in 1999 from $4.3 million in 1998. Software license revenue increased $1.7 million, or 68% to $4.2 million in 1999, from $2.5 million in 1998. Revenue from services increased $1.2 million, or 65%, to $2.9 million in 1999 from $1.8 million in 1998. The increase in total revenue was primarily due to increased market demand for and acceptance of our products, the expansion of our product offering and an expanding customer base.


  COST OF REVENUE


     Cost of software license revenue increased $258,000, or 174%, to $406,000 in 1999 from $148,000 in 1998. The increase is directly attributable to the increase in licenses sold during 1999 and the increase in third-party products embedded in or licensed with our Servicesoft 2000 suite of products. Cost of services revenue increased $2.3 million, or 207%, to $3.4 million in 1999 from $1.1 million in 1998. Of this increase, $1.3 million was due to the expansion of the professional services workforce to meet customer demand and to provide support to the increased number of clients. The remainder of the increase was related to an increase in recruitment, facilities, computers and communications expenses related to the increase in headcount.


  OPERATING EXPENSES


     Research and development. Research and development expenses increased $3.0 million, or 258%, to $4.2 million in 1999 from $1.2 million in 1998. Of this increase, $2.4 million was due to an increase in headcount relating to the merger with Balisoft and new hires. The remainder of the increase was due to an increase in recruitment, travel, facilities, computers and communications expenses related to the increase in headcount.

     Sales and marketing. Sales and marketing expenses increased $9.7 million, or 270%, to $13.3 million in 1999 from $3.6 million in 1998. Of this increase, $2.4 million was due to the expansion of the sales and marketing workforce, $1.7 million was due to increased marketing promotions, $1.6 million resulted from increased commissions and $797,000 was due to increased travel expenses. The remainder of the increase was due to the development of satellite offices and an increase in computers and communications expenses related to the increase in headcount.



     General and administrative. General and administrative expenses increased $3.4 million, or 213%, to $5.0 million in 1999 from $1.6 million in 1998. Of this increase, $2.0 million was due to increased personnel. The remainder of the increase was due to the increase in accounting fees, legal fees, taxes and facility, computer and communication expenses.



     Amortization of goodwill and other intangible assets. In February 1999, we merged with Balisoft for total consideration of $12.6 million. In December 1999, we acquired Internet Business Advantages for total consideration of $12.1 million. In 1999, we incurred amortization expense of $2.7 million.



     Stock compensation. We incurred a charge of $1.9 million in 1999 related to the issuance of stock options and restricted stock with exercise or purchase prices below the deemed fair market value of the common stock for financial reporting purposes on the date of the grant and related to modifications of certain stock options. We incurred no stock compensation charges in 1998.


  INTEREST AND OTHER INCOME (EXPENSE), NET

     Interest and other income (expense), net was $214,000 of net income in 1999 and was $620,000 of net expense in 1998. Interest income increased $152,000 to $320,000 in 1999 from $168,000 in 1998. The increase is directly attributable to the investment of funds received as part of the Balisoft merger and funds raised in the Series I convertible preferred stock financing. Interest expense decreased $503,000 to $35,000 in 1999 from $538,000 in 1998. Of the $538,000 recorded in 1998, $530,000 related to the conversion of bridge loans at a value below the then deemed fair market value of the equity issued. The balance of the 1998 expense and the majority of the 1999 expense relates to interest charges on capitalized equipment leases. Other expense, net decreased $179,000 to $71,000 in 1999 from $250,000 in 1998. The majority of this expense in both 1998 and 1999 related to the settlement of a patent infringement dispute. Under the terms of the settlement, we expended $250,000 in 1998 and $50,000 in 1999. In addition, under the terms of the settlement we are obligated to make an additional $250,000 payment if we are acquired.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED
DECEMBER 31, 1997

  REVENUE

     Total revenue increased $1.8 million, or 70%, to $4.3 million in 1998 from $2.5 million in 1997. Software license revenue increased $369,000, or 17%, to $2.5 million in 1998 from $2.1 million in 1997. Revenue from services increased $1.4 million, or 360%, to $1.8 million in 1998 from $387,000 in 1997. This increase in total revenue was primarily due to increase in the implementation services rendered.

  COST OF REVENUE

     Cost of software license revenue decreased $104,000, or 41%, to $148,000 in 1998 from $252,000 in 1997. The decrease is directly attributable to a decrease in third-party products which were embedded in our products. Cost of services revenue increased $476,000, or 76%, to $1.1 million in 1998 from $625,000 in 1997. Of this increase, $378,000 was due to the expansion of our professional services workforce to meet customer demand and to provide support to the increased number of clients. The remainder of the increase was due to an increase in facilities, computers and communications expenses related to the increase in headcount.

  OPERATING EXPENSES

     Research and development. Research and development expenses increased $244,000, or 26%, to $1.2 million in 1998 from $930,000 in 1997. Of the increase, $198,000 was due to the expansion of research and development personnel to upgrade the then existing products and develop new products. The remainder of the increase was due to an increase in facilities, computers and communications expenses related to the increase in headcount.

     Sales and marketing. Sales and marketing expenses increased $2.6 million, or 268%, to $3.6 million in 1998 from $977,000 in 1997. Of this increase, $1.2 million was due to the expansion of the sales and marketing workforce, $475,000 was due to increased marketing materials, $274,000 was related to increased travel expenses, and $250,000 was due to increased commissions. The remainder of the increase was due to an increase in facilities, computers and communications expenses related to the increase in headcount.

     General and administrative. General and administrative expenses increased $856,000, or 113%, to $1.6 million in 1998 from $756,000 in 1997. Of this increase, $273,000 was due to an increase in administrative personnel, $263,000 was due to an increase in recruiting costs and $118,000 was due to an increase in legal fees. The remainder of the increase was due an increase in facilities, computers and communications expenses related to the increase in headcount.

  INTEREST AND OTHER INCOME (EXPENSE), NET

     Interest and other expense, net increased $530,000, or 589%, to $620,000 of net expense in 1998 from $90,000 of net expense in 1997. Interest income increased $161,000 to $168,000 in 1998 from $7,000 in 1997. The increase is directly attributable to the investment of funds raised in the Series G convertible preferred stock financing. Interest expense increased $441,000 to $538,000 in 1998 from $97,000 in 1997. Of the $538,000 recorded in 1998,
$530,000 related to the conversion of bridge loans at a value below the then deemed fair market value of the equity issued. The majority of the 1997 expense relates to interest expense on notes payable and the balance of the 1998 expense relates to interest charges on capitalized equipment leases. Other expense in 1998 totaled $250,000. This expense related to the settlement of a patent infringement dispute. Under the terms of the settlement, we expended $250,000 in 1998. There was no additional other expense in 1997.

QUARTERLY RESULTS OF OPERATIONS


     The following table sets forth unaudited consolidated quarterly statements of operations data for each of the four quarters in the year ended December 31, 1999 and for the quarter ended March 31, 2000. The unaudited consolidated financial statements, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments necessary for a fair presentation of that data. The quarterly consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.



                                                                      QUARTER ENDED
                                             ---------------------------------------------------------------
                                             MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                               1999        1999         1999            1999         2000
                                             ---------   --------   -------------   ------------   ---------
                                                                     (IN THOUSANDS)
Revenue:
  Software license.........................   $   496    $   814       $ 1,251        $ 1,649      $  2,039
  Services.................................       308        595           850          1,181         2,877
                                              -------    -------       -------        -------      --------
     Total revenue.........................       804      1,409         2,101          2,830         4,916
                                              -------    -------       -------        -------      --------
Cost of revenue:
  Cost of software license.................        62         96           130            118           200
  Cost of services.........................       457        565           773          1,580         4,167
                                              -------    -------       -------        -------      --------
     Total cost of revenue.................       519        661           903          1,698         4,367
                                              -------    -------       -------        -------      --------
Gross profit...............................       285        748         1,198          1,132           549
                                              -------    -------       -------        -------      --------
Operating expenses:
  Research and development.................       661      1,032         1,134          1,378         1,872
  Sales and marketing......................     2,098      2,405         3,423          5,384         6,827
  General and administrative...............       702        881         1,390          2,071         2,630
  Amortization of goodwill and other
     intangible assets.....................       357        713           713            888         1,722
  Stock compensation.......................         8         19         1,080            793         1,996
                                              -------    -------       -------        -------      --------
     Total operating expenses..............     3,826      5,050         7,740         10,514        15,047
                                              -------    -------       -------        -------      --------
Loss from operations.......................    (3,541)    (4,302)       (6,542)        (9,382)      (14,498)
Interest and other income (expense), net...       (16)        15            82            133           234
                                              -------    -------       -------        -------      --------
Net loss...................................   $(3,557)   $(4,287)      $(6,460)       $(9,249)     $(14,264)
                                              =======    =======       =======        =======      ========

                                                                      QUARTER ENDED
                                             ---------------------------------------------------------------
                                             MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                               1999        1999         1999            1999         2000
                                             ---------   --------   -------------   ------------   ---------
                                                           (AS A PERCENTAGE OF TOTAL REVENUE)
Revenue:
  Software license.........................      61.7%      57.8%         59.5%          58.3%        41.5%
  Services.................................      38.3       42.2          40.5           41.7         58.5
                                              -------    -------       -------        -------       ------
     Total revenue.........................     100.0      100.0         100.0          100.0        100.0
                                              =======    =======       =======        =======       ======
Cost of revenue:
  Cost of software license.................       7.7        6.8           6.2            4.2          4.0
  Cost of services.........................      56.8       40.1          36.8           55.8         84.8
                                              -------    -------       -------        -------       ------
     Total cost of revenue.................      64.5       46.9          43.0           60.0         88.8
                                              -------    -------       -------        -------       ------
Gross profit...............................      35.5       53.1          57.0           40.0         11.2
                                              -------    -------       -------        -------       ------
Operating expenses:
  Research and development.................      82.2       73.2          54.0           48.7         38.1
  Sales and marketing......................     260.9      170.7         162.9          190.2        138.9
  General and administrative...............      87.3       62.5          66.2           73.2         53.5
  Amortization of goodwill and other
     intangible assets.....................      44.5       50.7          33.9           31.4         35.0
  Stock compensation.......................       1.0        1.3          51.4           28.0         40.6
                                              -------    -------       -------        -------       ------
     Total operating expenses..............     475.9      358.4         368.4          371.5        306.1
                                              -------    -------       -------        -------       ------
Loss from operations.......................    (440.4)    (305.3)       (311.4)        (331.5)      (294.9)
Interest and other income (expense), net...      (2.0)       1.0           3.9            4.7          4.7
                                              -------    -------       -------        -------       ------
Net loss...................................    (442.4)%   (304.3)%      (307.5)%       (326.8)%     (290.2)%
                                              =======    =======       =======        =======       ======



     Our total revenue has increased in each quarter of 1999 and the quarter ended March 31, 2000 due to an expanding e-service market and as we increased our product and services offerings and our sales and marketing activities. Particularly, we have seen a significant increase in customer demand since we released our Servicesoft 2000 suite of products in the third quarter of 1999.



     Cost of revenue has increased each quarter in conjunction with our increases in total revenue. Cost of software license revenue was disproportionately higher in the quarter ended September 30, 1999 primarily due to higher than normal sales of a third-party product. Cost of services revenue increased during each quarter of 1999 as we increased the number of professional services consultants and customer care representatives in response to our growing customer base. The increase in cost of services revenue during the quarter ended March 31, 2000 was the result of our acquisition of Internet Business Advantages, a professional services consulting company.



     Operating expenses have generally increased in absolute dollars each quarter as we have increased staffing in sales and marketing, research and development and general and administrative functions. In addition, the merger with Balisoft in February 1999 significantly increased our research and development costs commencing in the second quarter. With the release of our Servicesoft 2000 suite of products early in the third quarter, we increased our marketing activities, which has had a significant impact on sales and marketing expenses. As part of the purchase accounting for the Balisoft merger in February and the Internet Business Advantages acquisition in December, we recorded goodwill and other intangible assets of $19.9 million. These intangible assets are being amortized over a three year period as reflected in amortization of goodwill and other intangible assets. Also, during 1999 and the quarter ended March 31, 2000, we recorded deferred stock compensation charges totaling $23.1 million in connection with stock options and restricted stock granted during 1999 and the quarter ended March 31, 2000. We are amortizing this amount over the vesting periods of the applicable options or restricted stock, and we have recognized stock compensation expense of $8,000, $19,000, $1.1 million, $793,000 and $2.0 million in the four quarters of 1999 and for the quarter ended March 31, 2000. The increased amounts in the third and fourth quarters of 1999 and the first quarter of 2000 are due to the significant increase in the deemed fair market value of our stock for financial reporting purposes during 1999 and 2000 and the increase in the number of stock options and restricted stock granted.

     Because of the significant changes to our business in 1999, we cannot forecast operating expenses based on historical results. Accordingly, we base our expenses in part on future revenue projections. Most of these expenses are fixed in the short term, and we may not be able to quickly reduce spending if revenue is lower than we have projected. Our availability to forecast accurately our quarterly revenue is limited due to the long sales cycle of our software products, which makes it difficult to predict the quarter in which license sales will occur, and the variability of client demand for professional services. We would expect our business, operating results and financial condition to be materially adversely affected if revenue does not meet projections and that net losses in a given quarter would be even greater than expected.

     We expect our revenue and operating results may vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

     -  demand for our products and services;

     -  the timing of sales of our products and services;

     -  unexpected delays in introducing new products and services;

     - increased expenses, whether related to sales and marketing, product development or administration;

     -  changes in the rapidly evolving market for e-service solutions;

     -  the mix of product license and services revenue;

     - the mix of services provided and whether services are provided by our staff or third-party contractors;

     -  the mix of domestic and international sales; and

     -  costs related to possible acquisitions of technology or business.

     Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. We plan to increase our operating expenses to expand sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden professional services and support and improve operational financial systems. If our revenue does not increase along with these expenses, our business, operating results or financial condition could be materially adversely affected and net losses in a given quarter would be even greater than expected. Investors should not rely on the results of one quarter as an indication of future performance.

  NET OPERATING LOSSES AND TAX CREDIT CARRYFORWARDS


     As a result of taxable losses generated, we have not recorded any provisions for income taxes for the years ended December 31, 1997, 1998 and 1999. As of March 31, 2000, we had net operating loss carryforwards of $47.6 million, $37.4 million and $5.9 million for federal, state and foreign income tax purposes. The net operating loss carryforwards will expire at various dates through 2020, if not used. Under the provisions of the Internal Revenue Code, substantial changes in our ownership may limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset taxable income. We have established a full valuation allowance in our consolidated financial statements reflecting the uncertainty of our ability to use available net operating loss carryforwards and other deferred tax assets.


  LIQUIDITY AND CAPITAL RESOURCES


     Since our inception, we have primarily funded our operations and met our capital expenditure requirements through the private sale of equity securities, resulting in net proceeds of $48.5 million through December 31, 1999. In addition, in January 2000, we sold additional equity securities in a private sale resulting in additional net proceeds of $31.2 million. Cash used in operating activities was $1.2 million, $3.6 million, $13.8 million and $9.4 million in 1997, 1998, 1999 and the quarter ended March 31, 2000. The $13.8 million of cash used in operating activities for the year ended December 31, 1999 results from a net loss before non-cash charges and includes an increase in client accounts receivables of approximately $4.2 million from December 31, 1998. This increase is directly attributable to increased client contracts signed at the close of the quarter ended December 31, 1999 containing immediate invoicing terms. The $9.4 million of cash used in operating activities for the three months ended March 31, 2000 results from a net loss before non-cash charges offset by an increase in deferred revenue. This increase is directly attributable to increased client contracts signed at the close of the quarter ended March 31, 2000 for which no services were performed prior to March 31, 2000.



     To date, our investing activities have consisted primarily of capital expenditures totaling $25,000, $337,000, $2.3 million and $2.3 million in 1997, 1998, 1999 and the quarter ended March 31, 2000. In 1999, our capital expenditures were offset by cash acquired in the Balisoft merger and Internet Business Advantages acquisition which totaled $3.4 million after cash paid in the Internet Business Advantages acquisition and for transaction expenses. Capital expenditures consist primarily of property and equipment, mainly furniture and computer hardware and software, for our growing employee base. We expect that our capital expenditures will increase as our employee base grows. At March 31, 2000, we did not have any material commitments for capital expenditures.



     At March 31, 2000, we had $25.1 million in cash and cash equivalents and $18.9 million in working capital. Net cash provided by financing activities in 1997, 1998, 1999 and the quarter ended March 31, 2000 was $817,000, $6.0 million, $17.2 million and $30.2 million. On January 13, 2000, we completed an offering of 3,481,478 shares of our Series J redeemable convertible preferred stock for net proceeds to us of $31,241,000. As the fair market value of our common stock, for financial reporting purposes, was greater than the issuance price of the Series J preferred stock, the right of conversion incorporated into the Series J preferred stock constitutes a beneficial conversion feature which was determined to have a value of $17,303,000 and has been treated as a deemed preferred stock dividend as of the date of issue, thus increasing the net loss attributable to common stockholders. At March 31, 2000, we had a $2.0 million revolving and a $750,000 equipment line of credit with Fleet Bank that bore interest at the bank's prime rate plus .50% and .75%. We had no borrowings against the revolving line of credit or the equipment line of credit as of March 31, 2000. In April 2000, we terminated the revolving line of credit.


     We believe that the net proceeds of this offering, together with cash on hand, cash equivalents, short-term investments and commercial credit facilities will be sufficient to meet our working capital requirements for at least the next 12 months. Thereafter, we may require additional funds to support out working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financings or from other sources. Such additional financing may not be available at all or, if available, such financing may not be obtainable on terms favorable to us and may be dilutive.

  YEAR 2000 ISSUES

     We are unaware of any problems that have arisen with respect to Year 2000 issues in our current software products, our internal computer systems or in the computer systems of our vendors. Prior to January 1, 2000, we conducted a review of the potential impact that the change in the date to the year 2000 would have on our current products and computer systems. Based on this review, we determined that all of our current products and major computer systems are able to recognize and appropriately process dates commencing in the year 2000. Our historical costs to assess our Year 2000 readiness have not been significant. The majority of the costs required to complete our Year 2000 compliance process were incurred as part of our normal capital asset acquisition program, and would have been incurred without consideration of Year 2000 issues. We are not currently able to estimate the final aggregate cost of addressing the Year 2000 issue, because funds may be required as a result of future findings. However, given the lack of any problems related to the year 2000 since the year change, we do not anticipate that we will experience any material problems related to the year 2000 in the future. As a result, we do not expect costs associated with these problems to have an adverse effect on our business and financial results.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 98-9, "Modification of SOP No. 97-2,

Software Revenue Recognition, with Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 amends SOP 97-2 to require recognition of revenue using the "residual method" in circumstances outlined in SOP 98-9. Under the residual method, revenue is recognized as follows: (1) the total fair value of undelivered elements, as indicated by vendor specific objective evidence, is deferred and subsequently recognized in accordance with the relevant sections of SOP 97-2 and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. SOP 98-9 is effective for transactions entered into during fiscal years beginning after March 15, 1999 (fiscal year 2000 for Servicesoft), however early adoption is permitted. Servicesoft has adopted SOP 98-9.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as recently amended, is effective for fiscal years beginning after June 15, 2000. Because we do not currently hold any derivative instruments and do not currently engage in hedging activities, we expect the adoption of SFAS No. 133 will not have a material impact on our financial position or operating results.


     In March 2000, the Financial Accounting Standard Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 will become effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. We do not expect the application of FIN 44 to have a material impact on our financial position or results of operations.


  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We develop our products in Canada and the United States. We sell our products globally, primarily through our direct sales force. As a result, our financial results are affected by factors such as changes in foreign currency exchange rates and weak economic conditions in foreign markets. In the future, we expect to increase our international operations in our existing markets and in geographic locations where we do not have any operations now.

     We collect a portion of our revenue and pay a portion of our operating expenses in foreign currencies. As a result, changes in currency exchange rates from time to time may affect our operating results. Currently, we do not engage in hedging transactions to reduce our exposure to changes in currency exchange rates, although we may do so in the future. We cannot assure you, however, that any efforts we may make in the future to hedge our exposure to currency exchange rate change will be successful.

                                    BUSINESS

OVERVIEW

     We develop, market and deliver sophisticated software products and professional services that enable our clients to build and deploy e-service applications. These e-service applications help our clients build sustainable customer relationships utilizing multiple communication channels, thereby maximizing lifetime customer value. Using our Servicesoft 2000 suite, clients can also develop a knowledge base that aggregates customer information, transaction data and individual employee expertise from across their organization which can be accessed by our clients' e-service applications. By integrating their e-service applications with their knowledge base, our Servicesoft 2000 suite enables our clients to consistently deliver prompt, personalized and intelligent responses that directly address issues raised by their customers, employees and business partners. Our Servicesoft 2000 suite of products integrates with existing business systems, including industry leading automated call distribution systems, customer relationship management applications, as well as database and e-commerce applications.

     In addition to our products we offer a range of professional services including rapid implementation assistance, e-service system designs, knowledge engineering and project management. We provide these services to help our clients decrease implementation risk, shorten the time it takes to provide superior e-service, improve their competitive position and maximize return on investment.

INDUSTRY BACKGROUND

  GROWTH IN INTERNET USAGE

     The growth in the number of Internet users has led to a shift in the way that people communicate and conduct business. International Data Corporation projects that the number of Internet users worldwide will grow from 196 million in 1999 to 502 million users in 2003. The rapid adoption of the Internet as a communications medium has placed e-mail, chat and Web sites alongside traditional media such as television, telephony, radio, print and face-to-face communications. Businesses are increasingly using the Internet, both to communicate and conduct business with customers, business partners and employees. We believe that by 2001 businesses will receive 25% of all customer contacts and inquiries over the Internet.

  EVOLUTION OF E-BUSINESS

     The growth in the number of users on the Internet together with increased Internet usage per person has led to the rapid development of business conducted on-line, otherwise known as e-business. We believe that the total value of business-to-business e-commerce will reach approximately $2.7 trillion in 2004. The first phase of e-business involved forays by businesses onto the Internet that were primarily informational in nature, delivering predominantly static information about a company and its products. Building on the success of these on-line brochures, in the second phase of e-business these efforts were quickly augmented by on-line storefronts that provided transactional capabilities.

     Initially, on-line competition was waged primarily along the variables of price and selection. E-businesses focused on maximizing the number of visitors and first-time customers to their Web sites, often expending substantial sums of money on advertising, marketing and inventory expansion. In today's increasingly competitive environment, price and selection are no longer sufficient for e-businesses, whether business-to-consumer, business-to-employee or business-to-business, to distinguish themselves.

  THE NEED FOR COMPREHENSIVE E-SERVICE SOLUTIONS

     In the third phase of e-business evolution, e-businesses are looking to provide superior e-service as an increasingly important means of competitive differentiation. This shift in competitive focus is being driven by customer demand for prompt, accurate and personalized resolution of all inquiries, ranging from product information requests and order status updates to support questions and service complaints. Customers are coming to expect at least the same level of service that they are used to receiving from traditional businesses. E-businesses realize that superior e-service can create long-term customer satisfaction and loyalty, thereby increasing profitability per customer and reducing the need for continuous, substantial expenditures on marketing and other customer acquisition efforts.

     Providing quality e-service to customers is further complicated by the variety of communication channels used by today's customers. Self-service options allow customers to find answers to their questions using an e-business Web site. E-mail allows customers to send their questions and inquiries electronically, rather than through traditional means. Interactive chat allows customers to log into an electronic forum, where on-line customer service representatives can provide interactive responses. Customers also use call centers to speak directly with customer service representatives. The communication channel chosen is a function of a customer's own schedule, sense of urgency, access to technology, inability to resolve an issue through other channels and level of frustration.

     The growing variety of communication channels requires that e-businesses turn their traditional, telephone-based call centers into full-service, Internet-enabled contact centers that provide customers, business partners and employees with fast, expert service and support through a variety of channels. The emergence of the contact center allows customers to choose the service method most convenient and effective for their specific needs. With the growth of the Internet and the increasing number of businesses launching their e-commerce efforts, e-service is driving the next generation of e-business. International Data Corporation forecasts that demand for e-service software and services will grow from $11 billion in 1998 to $43 billion by 2003.

     Despite this growing sense of urgency among e-businesses, service has not kept up with the rapid evolution of e-business, leaving many customers dissatisfied with the level of service provided on-line. Customers find that existing e-business Web sites do not address specific inquiries or are difficult to navigate successfully to find the needed information. This often results in increased call center volumes and e-mail traffic, threatening to overwhelm call centers leading to inaccurate and delayed responses. We believe based on a survey of Web sites, that approximately half of the Web sites surveyed either took five or more days to respond, never responded or failed to post an e-mail address on their Web site to address support requests via e-mail. Customers also find that switching from one communication channel to another often results in having to describe the problem at each stage of the process, as the customer information obtained from a self-service search is not transferred to the e-mail or call center resulting in further customer frustration.

     Effective e-service goes beyond providing a Web site with basic frequently asked questions, chat and e-mail, or staffing a call center. Truly differentiating e-service requires that all communication channels access a common knowledge base that aggregates customer information, transaction data and the expertise of individual employees who interact with customers on a daily basis. A customer's name, address and order history, and information about the company, its products, services and business rules all can form components of the knowledge base. By consolidating a company's intellectual capital and making it available across multiple departments and communication channels, e-businesses are able to provide prompt, relevant, intelligent responses that directly address issues raised by their customers. Superior e-service further requires that e-businesses present customers with the option of escalating to a higher service level if they are unable to resolve their queries through a particular communication channel. More importantly, any escalation or change in communication channels should include a seamless transfer of the customer's interaction with the e-business to date, thereby presenting a continuous and personalized dialogue with the customer. Finally, e-service requirements must be met 24 hours-a-day, 7 days-a-week.

     To date, companies that have attempted to address the emerging needs of e-businesses for e-service solutions have only offered point solutions that focus on particular communication channels between e-commerce companies and their customers. These point solutions ignore the wide variety of means through which a customer may choose to interact with e-businesses, necessitating the implementation and deployment of applications by multiple vendors. More importantly, the use of multiple vendors' solutions further presents e-businesses with the additional challenges of building, integrating and maintaining these point solutions on a common knowledge base of enterprise and customer information. Without such a unified approach to customer service, e-businesses are limited in their ability to achieve meaningful differentiation through superior e-service.

THE SERVICESOFT SOLUTION

     Our Servicesoft 2000 suite of products provides our clients the ability to offer superior e-service which helps them to build relationships with their customers, employees and business partners, and provide the following benefits:

     - Enhanced Customer Relationships. Our products and services enable e-businesses to provide their customers with interactive, intelligent and prompt responses to their questions and inquiries. Our Servicesoft 2000 suite of products allows our clients to create personalized e-service experiences for their customers. These personalized interactions occur in real time, 24 hours-a-day, and are designed to increase the level of customer satisfaction. Our software also provides e-businesses with the ability to accurately track and efficiently manage customer interactions across communication channels to build and sustain lasting customer relationships.

     - Integrated Access to Extensive Knowledge Base. Our Servicesoft 2000 suite of products enables our clients to develop a common knowledge base of intellectual capital, which is collected from their business systems and experts throughout their organization. All communications from an e-business to its customers, employees or business partners, whether through self-service, e-mail, chat or live interaction, draw from this knowledge base. By aggregating a company's intellectual capital into a single, unified knowledge base, our Servicesoft 2000 suite ensures that our clients provide consistent, accurate and up-to-date answers to all of their customers' and business partners' inquiries, regardless of the communication channel chosen.

     - Unified and Personalized View of the Organization. A unified knowledge base also allows an e-business to track the progress of a customer's interactions with the company through any of the communication channels used. At any point in time, any authorized customer service representative, salesperson or marketing staff member can obtain the history of each interaction with the company, the potential resolutions or answers suggested, and any special needs of the customer. The linkage between communication channels through a knowledge base enables our clients to provide customer service that is highly personalized and efficient.

     - Intelligent Responses and Escalation. Our proprietary software also enables customers to easily transfer inquiries from self-help to e-mail responses to live interaction. Escalation of customer inquiries helps ensure that our clients efficiently apply the appropriate level of resources towards customer satisfaction while reducing the risk of losing a customer because of perceived unresponsiveness.

     - Rapid and Measurable Return on Investment. Our Servicesoft 2000 suite of products helps our clients enhance customer acquisition and retention in an efficient and cost-effective manner. Through our solution, our clients are able to achieve a proportional reduction in the volume of customer calls and e-mail messages in favor of less costly self-service features, while maintaining customer satisfaction through timely and accurate responsiveness to customer concerns. By enabling customers to service themselves and by aiding our clients to more effectively handle each customer transaction, our clients often experience cost efficiencies, including savings associated with reduced volume of phone calls and e-mails, and the ability to process more customer interactions per employee. In addition, the use of the knowledge base can reduce the level of employee training and associated costs required to provide e-service.

     - Scalability. Our Servicesoft 2000 suite of products addresses the customer service needs of large organizations as well as rapidly growing companies that require solutions to automate and manage high volumes of customer interactions across traditional as well as Internet-based communication channels. Architecturally, our products can provide automated intelligent responses and escalation for increasing volumes of traffic through increasing the capacity of the servers on which they are run.

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

     - Rapid Deployment. Our Servicesoft 2000 suite of products is designed for rapid deployment, typically eight to twelve weeks, and some of our clients have implemented our solutions in as little as three weeks. Our professional services group provides on-site training and guidance during the implementation and testing phases. This program is designed to speed implementation, maximize efficiency and reduce the expense and time associated with deployment.

     - Integration with Business Applications and Systems. Our software enables organizations to aggregate, incorporate and utilize relevant data contained within existing corporate databases and systems. Our open standards architecture can be integrated with leading e-commerce platforms, automated call distribution systems, databases and customer relationship management applications. Our clients' e-services applications can efficiently access disparate applications and systems to provide their customers, business partners and employees with the information and service they need.

STRATEGY

     Our objective is to enhance our position as a leading provider of intelligent e-service software solutions and related services. To achieve this goal, we are pursuing the following strategies:

     Extend Technology Leadership. We intend to extend our leadership position in the e-service solutions market by continuing to increase the performance, functionality, and scalability of our Servicesoft 2000 suite of products. Our Servicesoft 2000 suite is designed to offer the best solution for each communication channel thereby allowing businesses to strengthen their customer relationships by providing high quality service which leads to increased customer loyalty and retention, and increased return on investment. We plan to continue to devote substantial resources to the development of new and innovative product capabilities, and where appropriate, may make acquisitions to purchase new or complementary technologies.

     Expand and Leverage Strategic Alliances. In order to broaden our market presence, reach new geographic and vertical markets, and increase adoption of our solutions, we will continue to pursue strategic alliances with consultants, systems integrators, value-added resellers, and independent software vendors of complementary products. We intend to use these indirect channels to increase our sales by leveraging our partners' industry expertise, business relationships, and sales and marketing resources. Currently, we have consulting, technology, web integration and outsourcing alliances with EDS, IBM Global Services, Nortel, through its acquisition of Clarify, Remedy, Peoplesoft, through its acquisition of Vantive, Onyx, Barnhill Associates, Sol-S, Tertio, Logicasiel and CorporaTel. We intend to continue to aggressively develop new relationships to broaden our market presence and accelerate our growth. In addition, we plan to expand our professional services capabilities by developing strategic relationships with local systems integrators and consultants.

     Expand Worldwide Presence and Distribution Capabilities. To expand our sales to both new and existing customers, we intend to increase our sales effort by adding direct sales personnel and new office locations. We currently have eight offices throughout North America and plan to continue to expand our North American sales staff. In addition, to capitalize on international opportunities for our products and services, we also plan to continue expansion of our international presence by establishing additional overseas offices, adding direct sales personnel and increasing our relationships with local distributors and systems integrators. We currently have offices in the United Kingdom and Belgium and plan to open offices and in other European cities and Asia to meet the e-service needs of e-business throughout the world.

     Leverage Professional Services Capabilities. Through our recent acquisition of Internet Business Advantages, we are now able to provide an extensive set of professional services. We have established successful relationships with our clients by providing professional services to facilitate in the development and deployment of effective e-service solutions. By providing clients with a full range of complementary services, we promote the success of projects and create opportunities to sell additional products. Our professional services organization provides clients with implementation, project management, training and support to ensure that clients quickly realize the maximum benefits from their investment in our products.

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

     Increase Brand Awareness. To increase the effectiveness of our direct selling efforts and our penetration of the e-service market, we believe it is important to build awareness of the Servicesoft brand. We plan to increase our marketing efforts by expanding the number of trade shows we participate in, increasing advertising and publication efforts, and expanding our interactive marketing and telemarketing activities. We believe our marketing programs will highlight the advantages of our Servicesoft 2000 suite of products relative to our competitors.

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

SERVICESOFT PRODUCTS


     Our Servicesoft 2000 suite of products integrates our leading applications for self-service, e-mail and live interaction capabilities with our proprietary knowledge-base technology, offering our clients a complete e-service solution. In addition, our products may be purchased separately or in combination. By offering our products individually, a client may purchase the products that best suit its current needs. A client can subsequently add products from our suite to enhance e-service functionality. Our integrated e-service solution enables our clients to provide interactive self service, e-mail service, chat and live interaction to their customers, business partners and employees. The following table summarizes the current products which comprise our Servicesoft 2000 suite, the latest versions of which were all shipped in the fourth quarter of 1999:


------------------------------------------------------------------------------------------------
             PRODUCT                                          FEATURES
------------------------------------------------------------------------------------------------
 Servicesoft WebAdvisor             Knowledge-base solution that enables e-businesses to capture knowledge from business systems, employees, partners and
                                    customers and publish knowledge on intranets or internets.
                                    Provides advanced search capabilities and automated guidance and advice to focus and expedite self-service inquiries. In addition, WebAdvisor serves as an integration platform that allows all our products to access a common knowledge base.
 Servicesoft E-MailContact          E-mail management solution that improves productivity and
                                    responsiveness to e-mails through auto-response,
                                    auto-suggest and queue management. When integrated with
                                    Servicesoft WebAdvisor, Servicesoft E-MailContact enables
                                    e-businesses to take advantage of the knowledge base and
                                    provide prompt, intelligent responses to their customers,
                                    business partners and employees. In addition, if the
                                    customer chooses to escalate to a customer service
                                    representative, WebAdvisor escalates the session history to the representative. Knowledge base-ready for integration
                                    with Servicesoft WebAdvisor.
 Servicesoft LiveContact            Enables e-businesses to provide collaboration over the
                                    Internet, using Internet communication technologies such as text chat, voice over the Internet, call back and web page and brochure push. Text chat allows on-line real-time
                                    written communications. Voice over Internet Protocol
                                    utilizes the Internet for voice communications. Call back
                                    gives customers the ability to request a telephone call from the first available contact center representative. Web page push enables a contact center representative, customer or
                                    business partner to present a Web page for simultaneous
                                    viewing and navigation. Brochure push enables e-businesses to interactively customize a collection of related Web pages into a brochure that can be viewed by their customers
                                    on-line. Allows business managers, technical managers,
                                    marketing, support and partners to work collaboratively to resolve e-service issues. Knowledge base-ready for
                                    integration with Servicesoft WebAdvisor.
 Servicesoft Connectors             Enables e-businesses to integrate their e-service
                                    applications with their legacy applications and systems.
                                    Pre-packaged connectors are currently available for customer relationship management applications by Siebel, Clarify,
                                    Remedy, Vantive and Onyx and automated call distribution
                                    systems by Lucent and Nortel.
 Servicesoft Development Server     Enables e-businesses to develop, stage, deploy and maintain our products without affecting production environments.
------------------------------------------------------------------------------------------------

     On June 19, 2000 we announced Servicesoft 2001, an upgrade of our Servicesoft 2000 suite of products. Servicesoft 2001 adds several new features and includes two new products within the suite, Servicesoft eService Portal, and Servicesoft Campaign.



     Servicesoft eService Portal -- A portal solution that presents our clients with a single point of access for their customers, business partners and employees by providing, in one location, the information, history and knowledge that these customers, business partners and employees need to perform tasks relating to purchase decisions, account management, or customer service and support. E-businesses can personalize the portal for each customer, business partner and employee and allow them to customize their personal portal to match their own preferences. Servicesoft eService Portal is knowledge base-ready for integration with Servicesoft Web Advisor.



     Servicesoft Campaign -- An e-mail campaign management solution that enables customized outbound marketing, sales and service e-mail, providing a proactive approach for communicating with customers. Servicesoft Campaign provides for access to different data sources, including internal sources such as customer relationship management systems, and external sources such as trade show leads. Results of each e-mail campaign can be reported on, including status of mailings by individual customers, total messages sent, and bounced-back or replied-to emails. Servicesoft Campaign stores all customers messages in a common Servicesoft 2001 storage area, providing a complete view of a customer's communication history, including outbound messages, inbound inquires and customer service representative responses. Servicesoft Campaign is knowledge base-ready for integration with Servicesoft Web Advisor.



     Currently, our Servicesoft 2001 suite of products is in beta testing and we expect to release Servicesoft 2001 to the general public in third quarter of 2000.


SERVICESOFT PROFESSIONAL SERVICES


     Our professional services organization enhances our ability to provide our clients with innovative and extensive e-service solutions. Professional services help our clients to define, design, implement, and deploy our Servicesoft 2000 suite of products, speed the implementation and maximize the effectiveness of our solutions. Our professional services organization also educates our clients on how they can create and deliver intelligent e-service solutions to their customers, business partners and employees. Our professional services organization mitigates initial implementation risks and assures the integrity of our solution. We charge our clients on either a fixed-fee or time-and-materials basis. As of May 31, 2000, our professional services organization consisted of 86 full-time employees.


     We currently offer our clients a broad spectrum of services across design, implementation and e-service improvement services. The following graphics depicts the services we provide during the stages of e-service deployment and usage.

                                  [FLOW CHART]

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

     In the design stage, we provide a variety of services to help ensure that our clients' business objectives are defined and understood, and the technical requirements and architecture are agreed upon. In the implementation stage, we use our methodology and project management expertise to assure that the project is well managed and satisfies the client's requirements. At this stage, our expertise with e-service implementation reduces project risk and facilitates integration with third-party software. Our professional services organization offers education, training and technology transfer to enable our clients' internal team to support the implementation of our Servicesoft 2000 suite of products.

     In addition to providing services through our professional services organization, we have established complementary relationships with several leading professional services companies, including IBM, EDS and Keane.

CLIENT SUPPORT

     We believe that we must provide a superior level of client support services to our clients. Our client support uses our Servicesoft 2000 suite of products, allowing clients to interact with Servicesoft WebAdvisor to achieve prompt resolution to their issues. In addition to the self service component of our support web site, which is available to our clients on a 24 hours-a-day, 7 days-a-week basis, our clients can use Servicesoft E-mailContact or Servicesoft LiveContact to interact with our technical support engineers. Clients can also obtain service by working directly with a support engineer via telephone, e-mail or text chat. Our support engineers use the same knowledge base that is used by our support web site.

TECHNOLOGY

     We believe our technology enables our clients, partners, and consultants to build, deliver and manage enterprise-class, scalable e-service applications in less time, at lower cost and with better results than existing alternatives.

  PRODUCT ARCHITECTURE

     We believe that we have developed a unique, component and Internet-based architecture for meeting the demands of e-service applications. By placing emphasis on the integration of communications channels with knowledge-base technology, our products effectively accommodate web customer interaction, and assist in customer acquisition and retention. Our design is an efficient and highly scalable architecture, which enables e-businesses to implement quickly and cost effectively e-service applications that can handle large volumes of customer interactions. Additionally, we believe this architecture provides a strong foundation on which we can develop future e-service products.

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

                      SERVICESOFT 2000 SYSTEM ARCHITECTURE

[CHART]

  SERVICESOFT KNOWLEDGE PLATFORM

     We have developed proprietary knowledge-base technology designed to manage the high volume of interactions with many concurrent Internet visitors who seek e-service. The knowledge-base technology provides the following key functions:

     Knowledge Model. We have developed a proprietary knowledge representation model that allows diverse domains of knowledge to be easily and accurately represented. We have a unique object-oriented representation of knowledge that links related pieces of information together and promotes re-use of knowledge in multiple contexts. The foundation of our knowledge representation lies in using terms and associations familiar to the authors within an organization.

     Knowledge Engine. We have developed a unique knowledge engine which combines multiple knowledge access strategies and algorithms into a single knowledge engine. We combine search, case-based reasoning, decision trees, and expert models into a seamlessly presented experience for the end user.

     Knowledge Acquisition Services. We allow e-service application developers to build and deploy applications that can manage multiple types of data including content, relations data and flat files through a single knowledge engine and a single application programming interface model. This simplifies knowledge authoring and significantly reduces time to deployment by uncoupling decisions about storage and data formats from authoring.

     Authoring can be both automatic, using filters, and manual. We provide an authoring environment that allows our clients to set up a knowledge framework that is specific to their domain. The authoring tools enable teams with different skills and roles to easily collaborate on creation of knowledge in a way that is appropriate for them. Authors are empowered to create or review knowledge without needing to be computer scientists or knowledge engineers. Browser-based authoring enables authoring by employees, business partners and customers.

     Publishing Services. We combine an innovative and customizable workflow management system with our knowledge engine to enable our clients to establish a publishing process that best fits their business processes and practices. This allows our clients to separate the authoring process from the publishing and deployment process.

  SERVICESOFT INTERACTION SERVICES

     Our interaction services are designed to help businesses provide multi-channel e-service to their customers. The services are designed to help e-businesses improve their responsiveness to their customers while they manage their costs. These services include:

     Support of HTML and Java User Interfaces. Our products provide the capability to generate HTML, Java, Java Script, or Visual Basic Script user interfaces. This provides the capability for the customer to have a single look and feel on their Web site and facilities integration with any Web accessible application.

     Intelligent Routing and Queuing. We provide managers and administrators the capability to customize and configure the system to intelligently route their customers queries to the appropriate channels and appropriate customer service representative.


     Dynamic Generation of Web Pages. Unlike many Web sites that have sets of pre-defined static pages, our products create Web pages dynamically. The pages are created from the information in the knowledge base, the information about the users and their environment and information from the users dialogue.


     Escalation across Multiple-Communication Channels. Servicesoft WebAdvisor provides escalation services that help escalate a session to Sevicesoft E-mailContact, Servicesoft LiveContact or third party systems.

     Session Capture and Management. Our products help our clients capture their customers' on-line interaction. The session information is captured and saved to provide a history of customer interactions.

  PERFORMANCE AND SCALABILITY

     We believe that one of our key technological strengths is the ability of our Servicesoft 2000 suite of products to deliver e-service interaction over the Internet, with industry leading web page delivery performance and scalability running on low cost hardware. The ability of our Servicesoft 2000 suite to deliver unique performance and scalability characteristics is achieved using the following techniques:

     - a unique and proprietary caching mechanism that is integrated with the knowledge delivery architecture which allows our application to deliver web-based service at the same speed as static web page delivery;

     - integration of the caching mechanism with a component-based Internet protocol architecture;

     - the ability to distribute components of our suite of products across multiple physical servers allowing sites to scale up performance and improve system availability as a result; and

     - the ability to operate in load-balanced clusters, which allows businesses to handle increased load simply by adding more hardware to the cluster.

  ADHERENCE TO INDUSTRY STANDARDS

     We have invested significant resources in developing our architecture to comply with widely accepted software industry standards for building large-scale Internet applications. Our products use SQL for accessing relational database systems, HTTP for Internet access, ISAPI and CGI for access to Internet servers, SMTP and Pop3 for e-mail protocols, and XML and HTML for publishing. Our software is written in C++ and Java, two widely accepted development languages for developing object-oriented applications.

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

CLIENTS

     Our client base spans multiple industry segments. The following is a representative list of our clients who have purchased at least $50,000 of our products in the last two years. We do not intend the identification of these clients to imply that these clients are actively endorsing or promoting our products.

      E-COMMERCE
      Acxiom

      Be Free

      Dade Behring
      Eddie Bauer
      Host Logic


      GOVERNMENT

      DMC Chambersburg Plans
      UK Post Office
      Westchester County

      INDEPENDENT SOFTWARE VENDORS

      Baan

      Centrobe

      Citrix Systems

      Creative Labs
      Creative Solutions
      Merant


      TECHNOLOGY

      Akamai Technologies
      Black Box
      Intel
      Philips Mobile Computing

      Sony


SERVICES PROVIDERS
EDS
Entex
Getronics Wang
IBM
Intelligroup
Lockheed Martin
National TechTeam

HEALTHCARE
IDX Systems
Shared Medical Systems

TELECOMMUNICATIONS

GTE

Pagenet
Verio


MANUFACTURING

Abbott Laboratories
John Deere

Polycom

Ricoh


FINANCIAL SERVICES

American Express
AON Innovative Solutions

Citizens Bank


  CASE STUDIES

     The following case studies illustrate the issues faced by three representative clients in providing quality e-service and the benefits from deploying our products.

  EDDIE BAUER

     Eddie Bauer, a leading specialty retailer, offers active, casual lifestyle clothing, accessories and home furnishings and decor for the bed and bath through its two concepts: Eddie Bauer and Eddie Bauer Home. Renowned for its commitment to customer service through its retail stores and catalog, Eddie Bauer sought to offer the same level of personalized service at eddiebauer.com. Specific objectives included improving e-mail response times, providing effective self-service, offering text chat and enhancing the overall on-line shopping experience.


     After evaluating competitive products, Eddie Bauer selected our Servicesoft 2000 suite of products because it wanted integrated solutions to maintain its commitment to customer service. Implemented in October 1999, Servicesoft WebAdvisor sessions grew from 5,000 sessions in October to over 25,000 sessions in December. In addition, Servicesoft E-mailContact responded to over 20,000 queries during the month of December, enhancing overall service and freeing customer service representatives to focus on other customer needs. The addition of self-service and other Web site improvements helped reduce the company's ratio of e-mails to orders by a factor of two. Most importantly, our Servicesoft 2000 suite enabled Eddie Bauer to extend its reputation for offering superior customer service to its on-line customers.

  WANG GLOBAL SERVICES


     Wang Global Services, now a part of Getronics, one of the world's leading providers of solutions and services to the professional users of information and communication technology, provides help desk services to its strategic enterprise customers. To keep customers satisfied, Getronics wanted a solution that would enable its service agents to provide consistent responses, faster problem resolution and a single means to access existing information. Additional requirements for the new system included that it be cost effective, easily customized and Web-enabled.


     After evaluating competitive products, Getronics decided to purchase Servicesoft WebAdvisor because it featured a knowledge base that could be built and maintained easily by call center agents. Soon after deployment, 150 service center agents were accessing the knowledge base approximately 1,000 times a day. Servicesoft WebAdvisor allowed each of the company's agents to handle approximately 80% more calls per day and answer 60% more questions without escalation to a higher level of support. In addition, Servicesoft WebAdvisor allowed Getronics to significantly reduce the training time for new agents. Based on the initial success of Servicesoft WebAdvisor implementation, Getronics recently placed an order to roll out our Servicesoft 2000 suite of products to its help desk professionals globally.

  GTE

     GTE, a leading telecommunications provider with one of the industry's broadest arrays of products and services, entered the Internet service provider marketplace. The new service, GTE Internetworking, became the company's fastest growing division, which brought a commensurate increase in phone calls to the company's customer service center. GTE estimated that each customer phone call cost the company $5 to $30, depending on the time required to resolve the caller's problem, and that 80% of the calls were for questions that the customer service staff had answered many times before. GTE was seeking to reduce call volume into its call centers, minimize turnover among its Internet subscribers and gain a competitive edge by keeping its customers satisfied.


     After a thorough evaluation of a number of e-service software providers, the company purchased Servicesoft WebAdvisor because of its ability to capture, organize, and deliver answers through a knowledge base-enabled solution. With our help, the company deployed the solution in just three months. Key features of the system included the ability to let customers ask questions in everyday language, select the answer that best fits their needs, track whether questions were answered to their satisfaction, and allow them to request a return e-mail or phone call from a service representative. After installing Servicesoft WebAdvisor, GTE Internetworking quickly saw the number of self-service sessions grow to more than 15,000 per week. Based on this initial success, GTE extended Servicesoft WebAdvisor to its GTE Wireless site, which is now handling over 30,000 self-service sessions per week, and achieving significant monthly savings by solving 65 to 75% of customer issues on-line. The success of these initial implementations led the company to roll out Servicesoft WebAdvisor for its Network Services, Digital Cable TV, and GTE Unlimited business units.


SALES AND MARKETING

     We market our solutions primarily through a direct sales force and expanding indirect sales channels consisting primarily of distributors, system integrators, value-added resellers, consultants and third-party resellers. We use an assortment of marketing programs to create market awareness of Servicesoft and our solutions and to generate leads. Programs range from advertising, direct mail, trade shows, seminars, product and strategy updates to industry analysts, public relationship activities, speaking engagements and telemarketing to Web site and Web syndication efforts. Our marketing organization creates materials to support the sales process, including brochures, data sheets, case histories, return on investment analysis, presentations, white papers, and demonstrations.


     Initial sales activities typically include a rapid needs assessment, sales presentation and demonstration followed by detailed technical reviews and mapping of solutions to requirements. As of May 31, 2000, our direct sales team consisted of 72 sales executives and support personnel. We have sales personnel throughout North America with sales offices located domestically in Natick, Massachusetts; San Francisco, California;

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

Huntington Beach, California; Oakbrook Terrace, Illinois; Independence, Ohio; and Plano, Texas; and internationally in Toronto, Canada; London and Swindon, England; and Antwerp, Belgium.

RESEARCH AND DEVELOPMENT

     We have made substantial investments in research and development. We plan to continue evaluating externally developed technologies for integration into our product line, but we expect that most enhancements to existing and new products will be developed internally.

     In 1999, we directed the majority of our research and development expenditure towards fully integrating our product offerings and platform changes that provide us with the capability of building new applications and expanding into new markets while doing so more quickly.

     The market for our solutions is characterized by rapid technological change, frequent new product introductions, evolving standards and changing customer requirements. The introduction of products incorporating new technologies and the emergence of new industry standards could render existing products obsolete and unmarketable. Our future success will depend in part on our ability to anticipate changes, enhance our current products, develop and introduce new products that keep pace with technological advancements and address the increasingly sophisticated needs of our clients.


     In order to keep pace with this rapidly changing environment, we devote significant resources toward research and development. Our research and development expenditures for fiscal 1997, 1998 and 1999 and the quarter ended March 31, 2000 were approximately $930,000, $1.2 million, $4.2 million and $1.9 million. We expect that we will continue to commit significant resources to research and development in the future. All research and development expenses have been expensed as incurred.


COMPETITION


     The market for our products and services is intensely competitive, evolving and subject to rapid technological change. We expect the intensity of competition to increase as current competitors expand their product offerings and new competitors enter the market. We currently face competition for our products primarily from systems designed by other e-service software vendors. We expect that these vendors will continue to be a principal source of competition for the foreseeable future. Competitors providing e-service solutions include Brightware, eGain, Inference, Kana, Primus, Quintus and ServiceWare. In addition, from time to time, we also compete with companies providing customer relationship management, e-commerce and communications software such as BroadVision, E.piphany, Lucent, Oracle, Siebel, Vantive, Vignette and others.


     We believe that the principal competitive factors affecting our market include referenceable customers, the breadth and depth of a given solution including the integration of a knowledge base, product quality and performance, customer service, core technology, product scalability and reliability, product features, the ability to implement solutions quickly and the value of a given solution. Although we believe that our solution currently competes favorably with respect to these factors, our market is relatively new and is evolving rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

     Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed based of customers than do we. In addition, many of our competitors have well-established relationships with our current and potential clients and have extensive knowledge of our industry. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of industry consolidations.

INTELLECTUAL PROPERTY

     Our success depends in part on our ability to protect our proprietary rights. To protect our proprietary rights, we rely upon a combination of copyright, trade secret and trademark laws and contractual restrictions.

These legal protections afford only limited protections for our proprietary rights. We currently have ten trademark registrations and several pending trademark applications in the United States, Canada and European Economic Community.


     Although we rely on copyright, trade secret and trademark law to protect our technology, we believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. Competitors may develop technologies that are similar or superior to our technology.

     We license our software pursuant to signed license or shrink-wrap agreements, which impose certain restrictions on the licensee's ability to utilize the software. We seek to avoid disclosure of our intellectual property by generally entering into confidentiality or license agreements with our employees, consultants and alliance partners, and generally control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology or to develop products with the same functionality as our products. Policing unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the United States. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition.

     In addition, substantial litigation regarding intellectual property rights exists in the software industry. We have been subject to a claim of patent infringement by a third party, which we subsequently settled by entering into a license agreement. Our software products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Some of our competitors in the market for e-service software may have filed or may intend to file patent applications covering aspects of their technology that they may claim our technology infringes. Some of these competitors may make a claim of infringement against us with respect to our products and technology. Any resulting litigation could result in substantial costs and diversion of resources, cause shipment delays or require us to enter into licensing or royalty agreements. Such licensing or royalty agreements, if required, may not be available on terms acceptable to us or at all.

     We integrate third-party software into our products. This third-party software may not continue to be available on commercially reasonable terms. These licensed components enhance features in our products but are not critical to the operation of our products. Some of these components are available, at no charge, to our customers from the supplier but are included in our products for customer convenience. In cases where the licensed component provides an operating feature, we believe there are alternative suppliers for the technology from whom we may license the software. In addition, if we cannot maintain licenses to the other third-party software included in our products, distribution of our products could be delayed until equivalent software could be developed or licensed and integrated into our products, which could materially adversely affect our business, operating results and financial condition.

EMPLOYEES


     As of May 31, 2000, we had a total of 343 employees. Of the total employees, 118 were in sales, strategic alliances and marketing, 103 in research development and technical support, 86 in professional services and 36 in finance and administration. Our future performance depends in significant part upon the continued service of our key technical, sales and marketing, and senior management personnel, none of whom is bound by an employment agreement requiring service for any defined period of time. The loss of the services of one or more of our key employees could harm our business.


     Our future success also depends on our continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for these personnel is intense. Due to the limited number of people available with the necessary technical skills and understanding of the Internet, we may have difficulty retaining or attracting key personnel in the future. None of our employees is represented by a labor union. We have not experience any work stoppages and consider our relations with our employees to be good.

FACILITIES


     Our principal executive offices are located in Natick, Massachusetts, where we lease approximately 44,000 square feet under a lease that expires in July 2005. In addition, we lease facilities and offices domestically in San Francisco, California; Huntington Beach, California; Oakbrook Terrace, Illinois; Independence, Ohio; and Plano, Texas; and internationally in Toronto, Canada; London and Swindon, England; and Antwerp, Belgium. We believe that our facilities will be sufficient to meet our needs through at least the next 12 months.


LEGAL PROCEEDINGS

     Although we are from time to time engaged in legal proceedings incidental to the conduct of our business, we are not currently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     Our executive officers and directors, their ages and positions as of May 31, 2000, are as follows:



                   NAME                     AGE                        POSITION
                   ----                     ---                        --------
Christopher M. Butler.....................  45    President, Chief Executive Officer and Director
Daniel J. Kossmann........................  44    Chief Financial Officer and Treasurer
Massood Zarrabian.........................  51    Executive Vice President, Product Operations
James S. Keller...........................  39    Senior Vice President, Strategic Alliances
Paul R. Maguire...........................  41    Vice President, Sales
Alf Saggese...............................  37    Managing Director, Europe
Jeffrey L. Whitney........................  45    Vice President, Marketing
Mark S. Skapinker.........................  45    Chairman of the Board of Directors
Robert E. Davoli..........................  51    Director
Sophie Forest.............................  32    Director
Christopher H. Greendale..................  48    Director
Gary Rubinoff.............................  38    Director


     Christopher M. Butler has served as our President, Chief Executive Officer and Director since August 1999. From March 1999 until joining Servicesoft, Mr. Butler served as an independent consultant in the Internet service industry. In June 1990, Mr. Butler founded Interactive Solutions, Inc., an Internet strategy and services company that grew to 150 employees, where he served as President until it was sold to Omnicom in March 1999.

     Daniel J. Kossmann has served as our Chief Financial Officer and Treasurer since December 1999. From June 1992 until joining Servicesoft, Mr. Kossmann was Chief Financial Officer for Infinium, Inc., a company offering e-business solutions, where he was responsible for finance, investor relations, information systems, mergers and acquisitions, strategic partnerships, human resources and operations.


     Massood Zarrabian has served as our Executive Vice President, Product Operations since July 1999. From January 1999 until joining Servicesoft, Mr. Zarrabian served as the Vice President of Product Operations responsible for product development, data collection and product management for Lewtan Technologies, Inc., a software company specializing in securitized transactions, and from October 1998 until January 1999, Mr. Zarrabian served as the Vice President of Product Development at Lewtan. From July 1997 to October 1998, Mr. Zarrabian held the positions of Executive Vice President and Chief Operating Officer, responsible for product development, worldwide support, corporate marketing, product management and information technology, and from July 1996 to July 1997, he served as Executive Vice President, Product Operations, responsible for product development, worldwide support and product management, for Cayenne Software, Inc., a case tools company. From February 1994 to July 1996, Mr. Zarrabian held the positions of Vice President, Research and Development and Vice President, Product Operations at Cayenne's predecessor company, Bachman Information System.


     James S. Keller has served as Senior Vice President, Strategic Alliances since October 1999. From July 1999 to October 1999, Mr. Keller served as an independent consultant in the Internet services industry. From October 1998 until July 1999, Mr. Keller served as Vice President, Worldwide Professional Services for Open Market, Inc., an e-business software company. From October 1996 to October 1998, Mr. Keller held the position of Vice President, Outsourcing, Services Division at Genesys Software Systems, Inc., a human resources software company. From June 1993 to October 1996, Mr. Keller served as a Director of Consulting Services for Hyperion Software, Inc., a business analysis software company that acquired Pillar Corporation in 1994.

     Paul R. Maguire has served as Vice President, Sales since February 1999. From January 1997 through January 1999, Mr. Maguire served as Vice President of World-Wide Business Development at Segue

Software, Inc., a provider of e-business reliability solutions. From January 1994 to January 1997 he served as Vice President of Sales for Segue.

     Alf Saggese has served as Managing Director, Europe since December 1999. From August 1999 to November 1999, he served as Managing Director, Europe, Middle East and Africa for Webline Communication, a customer Internet management software company. From November 1995 through July 1999, Mr. Saggese served as the Managing Director, Italy, Central Europe, Middle East and Africa for Genesys Telecommunications, Ltd., a leading computer telephony integration software applications company. From January 1992 to November 1995, Mr. Saggese served as the European Sales and Marketing Director for Rockwell Electronic Commerce, a manufacturer of automatic call distributors and computer telephony integration middleware applications.

     Jeffrey L. Whitney has served as Vice President, Marketing since September 1998. From May 1998 through August 1998 he served as an independent management consultant. From October 1997 through April 1998, Mr. Whitney was Vice President of Marketing of Prophet 21, a provider of enterprise distribution software, and from February 1995 to October 1997 he was Vice President of Marketing of Bluestone Software, Inc., a provider of Web application development and deployment solutions.

     Mark S. Skapinker has served as Chairman of the Board of Directors of Servicesoft since our merger with Balisoft in February 1999 and served as our Chief Executive Officer from February 1999 to August 1999. Since November 1999, Mr. Skapinker has also served as Managing Director at Brightspark, Inc., a venture capital and Internet incubation firm located in Toronto, Canada. Mr. Skapinker founded and served as the Chief Executive Officer of Balisoft from June 1997 until our merger with Balisoft. From April 1996 to June 1997, Mr. Skapinker served as an independent consultant to software and Internet companies. From May 1988 to November 1995, Mr. Skapinker served as president of Delrina Corporation, an electronics forms and fax software company that he co-founded and sold to Symantec Corporation in July 1995, and from November 1995 through March 1996, he served as Vice President for Symantec. Mr. Skapinker is a director of Newkidco International Inc., a developer and publisher of video games, and Multiactive Software, Inc., a developer of e-business front office solutions. He also serves as a director of several privately held companies.

     Robert E. Davoli has served as a director of Servicesoft since March 1998. Since January 1995, Mr. Davoli has served as General Partner at Sigma Partners, a venture capital firm. Mr. Davoli is a director of Vignette Corporation, Versata, Inc., and ISS Group, Inc., and he also serves as a director of several privately held companies.

     Sophie Forest has served as a director of Servicesoft since June 1999. Since October 1996, Ms. Forest has served as a Director, Information Technology Investments for Sofinov, Societe Financiere d'Innovation Inc., a high tech investment group and wholly owned subsidiary of Caisse de Depot et Placement du Quebec. From January 1996 to October 1996, Ms. Forest served as a Director, Mergers and Acquisitions for Bell Canada, a telecommunications company. From October 1992 to January 1996, Ms. Forest served as a portfolio manager for GTI Capital, a venture capital firm. Ms. Forest also serves as a director of several privately held companies.

     Christopher H. Greendale has served as a director of Servicesoft since July 1998. Since January 1999, Mr. Greendale has served as a Managing Director of Internet Capital Group, Inc., a business-to-business e-commerce company. From January 1998 to December 1998, Mr. Greendale was engaged as an independent investor. In 1991, Mr. Greendale co-founded Cambridge Technology Partners, where he served in various capacities from 1991 through December 1997, most recently as Executive Vice President, Marketing. Mr. Greendale serves as a director of Clarify Inc. and as Chairman of Breakaway Solutions Inc. and numerous privately held corporations.

     Gary Rubinoff has served as a director of Servicesoft since our merger with Balisoft in February 1999. Since April 1997, Mr. Rubinoff has served as a partner of J.L. Albright Venture Partners, a venture capital fund. From July 1993 to April 1997, Mr. Rubinoff served as a Vice President for Jefferson Partners Capital Inc., a venture capital fund. Mr. Rubinoff intends to resign from his position as a director of Servicesoft prior to the completion of this offering.

BOARD OF DIRECTORS AND COMMITTEES


     Following this offering, our Board of Director will consist of six directors divided into two classes, with each class serving for a term of two years. At each annual meeting of stockholders, directors will be elected for a two-year term to succeed the directors whose terms are expiring. Sophie Forest, Christopher H. Greendale and Mark Skapinker are Class I directors whose terms will expire in 2001, and Christopher M. Butler and Robert E. Davoli are Class II directors whose terms will expire in 2002.


     The Board of Directors has an audit committee which reviews and supervises our financial controls, including the selection of our auditors, reviews our books and accounts, meets with our officers regarding financial controls, acts upon recommendations of the auditors and takes any further actions the audit committee deems necessary to complete an audit of our books and accounts, as well as addressing other matters that may come before it or as directed by the Board of Directors. The audit committee currently consists of three directors, Sophie Forest, Christopher H. Greendale and Robert E. Davoli.

     The Board of Directors also has a compensation committee, which reviews and recommends the compensation and benefits for our executive officers, administers our stock plans and performs other duties as may from time to time be determined by the Board of Directors, except that the full Board of Directors will grant any options to our officers or executive officers. The compensation committee currently consists of two directors, Robert E. Davoli and Sophie Forest.

     The Board of Directors may establish, from time to time, other committees to facilitate the management of our business.

DIRECTOR COMPENSATION

     Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable and necessary expenses incurred in connection with attendance at meetings of the Board of Directors or its committees. We may, in our discretion, grant stock options and other equity awards to our non-employee directors from time to time under our stock incentive plans. In June 1999, we issued options to purchase 25,000 shares of our common stock to Sophie Forest pursuant to our Amended and Restated 1994 Stock Option Plan. Under the option agreement, these options vest one-third upon the first anniversary of the commencement of her service with us and quarterly thereafter over two years so long as a service relationship exists between us and Ms. Forest. Under the Amended and Restated 1994 Stock Option Plan, if we are acquired, one-half of her unvested options will vest.

     In November 1999, we issued restricted common stock pursuant to our 1999 Stock Option and Grant Plan to certain of our directors as follows:

                                                                                 AGGREGATE
                        DIRECTOR                           NUMBER OF SHARES    PURCHASE PRICE
                        --------                           ----------------    --------------
Robert E. Davoli.........................................       25,000            $25,000
Christopher H. Greendale.................................       12,000             12,000
Gary Rubinoff............................................       10,000             10,000

     Under the restricted stock agreements, these shares vest one-third in April 2000, and quarterly thereafter over two years so long as a service relationship exists between us and the director. We have the right to repurchase any unvested shares at cost upon the termination of the director's service relationship with us. Under the 1999 Stock Option and Grant Plan, if we are acquired, one-half of the unvested shares under each award will vest in full.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers serves on the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee. Mark S. Skapinker, our former Chief Executive Officer, served on our compensation committee while serving as our Chief Executive Officer.

EXECUTIVE OFFICERS

     Each officer serves at the discretion of our Board of Directors and holds office until his or her successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the compensation earned for services rendered to us by our current Chief Executive Officer, our former Chief Executive Officers, our former Chief Financial Officer and each of our three other most highly compensated executive officers whose salary and bonus compensation for the fiscal year ended December 31, 1999 exceeded $100,000. We refer to these executives collectively as our Named Executive Officers.

                           SUMMARY COMPENSATION TABLE


                                                                            LONG TERM
                                                                          COMPENSATION
                                      ANNUAL                        -------------------------
                                   COMPENSATION                                    SECURITIES
                                ------------------   OTHER ANNUAL    RESTRICTED    UNDERLYING    ALL OTHER
NAME & PRINCIPAL POSITION        SALARY     BONUS    COMPENSATION   STOCK AWARDS    OPTIONS     COMPENSATION
-------------------------       --------   -------   ------------   ------------   ----------   ------------
Christopher M. Butler.........  $ 72,051   $33,333          --          --(b)            --            --
  President and Chief
  Executive Officer(a)
Mark S. Skapinker.............   141,697    27,108     $36,145          --               --            --
  Former Chief
  Executive Officer(c)
David P. Tarrant..............   125,000    33,334          --          --               --       $85,538(e)
  Former Chief
  Executive Officer(d)
Paul R. Maguire...............   125,731        --      84,669          --          110,000            --
  Vice President, Sales
Jeffrey L. Whitney............   140,000    42,000          --          --          110,000            --
  Vice President,
  Marketing
Massood Zarrabian.............    85,269    24,000          --          --          180,000            --
  Executive Vice
  President, Product
  Operations
Stephen M. Harrison...........   124,583    26,000          --          --               --         5,417(e)
  Former Chief
  Financial Officer


------------
(a) Mr. Butler joined us as our President and Chief Executive Officer in August 1999 and earns an annual salary of $200,000.


(b) At the end of the fiscal year ended December 31, 1999, Mr. Butler held 833,502 shares of restricted stock, with an aggregate value of $7,526,523. The value of the restricted stock holdings was calculated on the basis of the fair market value of $9.03 per share at December 31, 1999, as determined by the Board of Directors for financial reporting purposes, minus the consideration paid for such shares. Dividends are payable on restricted stock to the extent payable on shares of our common stock. Of these shares, 208,375 will vest in August 2000, and the remainder will vest quarterly thereafter over three years.


(c) Mr. Skapinker served as our Chief Executive Officer from February 1999 until August 1999.

(d) Mr. Tarrant served as our Chief Executive Officer until February 1999.

(e) Consists of severance payment.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding stock options granted during the fiscal year ended December 31, 1999 to the Named Executive Officers. The amounts described in the following table under the heading "Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term" represents hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 0%, 5% and 10% compounded annually from the date the options were granted at their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock and the date on which the options are exercised.


                                                                                      POTENTIAL REALIZABLE VALUE
                          NUMBER OF    PERCENT OF TOTAL                                AT ASSUMED ANNUAL RATES
                            SHARES     OPTIONS GRANTED                               OF STOCK PRICE APPRECIATION
                          UNDERLYING          TO          EXERCISE                         FOR OPTION TERM
                           OPTIONS       EMPLOYEES IN       PRICE     EXPIRATION   --------------------------------
          NAME             GRANTED      FISCAL YEAR(A)    PER SHARE      DATE         0%         5%         10%
          ----            ----------   ----------------   ---------   ----------   --------   --------   ----------
Christopher M. Butler...        --             --           --           --           --         --          --
Mark S. Skapinker.......        --             --           --           --           --         --          --
David P. Tarrant(b).....        --             --           --           --           --         --          --
Paul R. Maguire.........    94,150(c)         3.3%          $0.18      03/05/09    $143,108   $243,848   $  398,255
                            15,850(d)          .6            1.00      12/01/09     110,950    190,676      313,038
Jeffrey L. Whitney......    18,572(d)          .6            1.00      12/01/09     130,004    223,421      366,797
Massood Zarrabian.......   120,000(c)         4.2            0.50      08/19/09     300,000    526,800      873,600
                            60,000(d)         2.1            1.00      12/01/09     420,000    721,800    1,185,000
Stephen M.                      --             --           --           --           --         --          --
  Harrison(b)...........


------------
(a) Based on options to purchase an aggregate of 2,874,651 shares granted to officers and employees during the fiscal year ended December 31, 1999.

(b) On September 15, 1999, Mr. Tarrant exercised options to purchase 368,122 shares of common stock. All of Mr. Tarrant's options were vested pursuant to the terms of a letter agreement dated as of July 1999. On November 30, 1999, Mr. Harrison exercised options to purchase 35,746 shares of common stock. The remaining unvested portions of Mr. Harrison's unexercised options were cancelled.

(c) Each of these option grants vest one-fourth on the first anniversary of the grant date, and monthly thereafter over three years. One-half of the outstanding unvested option shares will vest if the optionee is terminated without cause on or within one year of our acquisition. Each of the options has a ten-year term, subject to earlier termination in the event of the optionee's cessation of service with us.

(d) Each of these option grants vest 28% on the six-month anniversary of the grant date, and 2% monthly thereafter over three years. One-half of the outstanding unvested option shares will vest if the optionee is terminated without cause on or within one year of our acquisition. Each of the options has a ten-year term, subject to earlier termination in the event of the optionee's cessation of service with us.

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND

                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the number and value of unexercised options to purchase common stock held by the Named Executive Officers. There was no public trading market for our common stock as of December 31, 1999. Accordingly, the values of the unexercised in-the-money options have been calculated on the basis of the fair market value at that time of $9.03 per share, as determined by the Board of Directors for financial reporting purposes.

                                                                    NUMBER OF
                                                              SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                 NUMBER OF                     UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                  SHARES                       AT FISCAL YEAR-END            AT FISCAL YEAR-END
                                 ACQUIRED       VALUE      ---------------------------   ---------------------------
             NAME               IN EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               -----------    --------    -----------   -------------   -----------   -------------
Christopher M. Butler.........         --             --          --             --             --              --
Mark S. Skapinker.............         --             --      10,543         28,385       $ 93,307      $  251,206
David P. Tarrant..............    368,122     $1,038,104(a)        --            --             --              --
Paul R. Maguire...............         --             --          --        110,000             --         960,321
Jeffrey L. Whitney............         --             --      26,667         83,333        236,003         722,268
Massood Zarrabian.............         --             --          --        180,000             --       1,505,400
Stephen M. Harrison...........     35,746        216,978(b)        --            --             --              --

---------------
(a) The value realized was calculated on the basis of the fair market value at the time of exercise of $3.00 per share, as determined by the Board of Directors for financial reporting purposes.

(b) The value realized was calculated on the basis of the fair market value at the time of exercise of $6.25 per share, as determined by the Board of Directors for financial reporting purposes.

1999 STOCK OPTION AND GRANT PLAN


     Our 1999 Stock Option and Grant Plan permits us to grant incentive stock options, non-qualified stock options and restricted and unrestricted stock to our officers, employees, independent directors, consultants, advisors and key persons. The 1999 Stock Option and Grant Plan initially allows for the issuance of 2,376,498 shares of common stock. Upon completion of this offering and on each January 1 afterwards, the number of reserved shares will automatically increase by the greater of four percent of our issued and outstanding capital stock on a fully-diluted basis or that number of shares as would be necessary to maintain the reserved number of shares at 20% of our issued and outstanding capital stock on a fully-diluted basis. The number of shares reserved for issuance under the 1999 Stock Option and Grant Plan will not at any time exceed 10,000,000 shares. As of May 31, 2000, 2,068,324 shares or options to purchase shares were issued and outstanding under the 1999 Stock Option and Grant Plan.


     The 1999 Stock Option and Grant Plan is administered by our compensation committee, except with respect to reporting persons under Section 16 of the Securities Exchange Act of 1934, as amended, for which the 1999 Stock Option and Grant Plan is administered by our Board of Directors. Subject to the provisions of the 1999 Stock Option and Grant Plan, the compensation committee may select the individuals eligible to receive awards, determine the terms and conditions of the awards granted, accelerate the vesting schedule of any award and generally administer and interpret the plan.

     The exercise price of options granted under the 1999 Stock Option and Grant Plan is determined by the compensation committee at the time of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the company. Non-qualified stock options may be granted at prices that are less than the fair market value of the underlying shares on the date granted.

     Options are typically subject to vesting schedules and terminate ten years from the date of grant. The vesting date and requirements of each restricted stock award are determined by the compensation committee. The compensation committee may place conditions on the restricted stock awards such as continued employment or the achievement of performance goals or objectives in a grant document.

     Upon the exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the compensation committee or, in the sole discretion of the committee, by delivery of shares of common stock that have been owned by the optionee free of restrictions for at least six months. The exercise price may also be delivered to us (a) by the optionee in the form of a promissory note if the loan of such funds to the optionee has been authorized by the Board of Directors and the optionee pays so much of the exercise price as represents the par value of the common stock acquired in a form other than a promissory note and (b) by a broker under irrevocable instructions to the broker selling the underlying shares from the optionee.

     Restricted stock may not be sold, assigned, transferred or pledged except as specifically provided in the grant document. If a restricted stock award recipient's employment or other relationship with us terminates or other events specified in the grant document occur, we have the right to repurchase some or all of the shares of stock subject to the award at the purchase price of the stock.

     In the event of any merger, reorganization or sale in which the outstanding awards issued under the 1999 Stock Option and Grant Plan are not assumed by the surviving entity, or equivalent substitute awards are not issued by such issuing entity, 50% of the outstanding awards issued under the 1999 Stock Option and Grant Plan that are not then vested will become fully vested and exercisable upon the closing of the transaction. In such event, all awards issued under the 1999 Stock Option and Grant Plan will terminate upon the closing of the transaction. In the event of any merger, reorganization or sale, 50% of the outstanding unvested options held by employees that are terminated without cause on or within twelve months following the merger, reorganization or sale will become fully vested. In addition, 50% of the outstanding unvested options held by non-employee directors will become fully vested and exercisable upon the closing of the merger, reorganization or sale. All participants under the 1999 Stock Option and Grant Plan will be permitted to exercise, for a period of 15 days before any termination, all awards held by them which are then exercisable or will become exercisable upon the closing of the transaction.

AMENDED AND RESTATED 1994 STOCK OPTION PLAN


     The Amended and Restated 1994 Stock Option Plan permits us to grant incentive stock options and nonstatutory stock options to our employees, consultants and other key personnel including our directors. The Amended and Restated 1994 Stock Option Plan allows for the issuance of 2,200,000 shares of common stock. As of May 31, 2000, 2,027,665 shares or options to purchase shares were issued and outstanding under the Amended and Restated 1994 Stock Option Plan.


     The Amended and Restated 1994 Stock Option Plan is administered by our compensation committee. Subject to the provisions of the Amended and Restated 1994 Stock Option Plan, the compensation committee may select the individuals eligible to receive awards, determine the number of shares to be covered by each option, the terms and conditions of the option granted and the option exercise price of each option granted, and generally administer and interpret the plan. Under present law, incentive stock options and options intended to qualify as performance-based compensation may not be granted at an exercise price less than the fair market value of the common stock at the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the company. Non-qualified stock options may be granted at prices that are less than the fair market value of the underlying shares or the date granted.

     When we become subject to Section 162(m) of the Internal Revenue Code, which denies a deduction to publicly held corporations for compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000 for any covered employee, no person may be granted options under the Amended and Restated 1994 Stock Option Plan covering more than 1,000,000 shares of common stock in any calendar year.

     Options are typically subject to vesting schedules, terminate ten years from the date of grant and, in the case of incentive stock options, may be exercised for specified periods after termination of the optionee's employment. In the event of any merger, reorganization or sale, 50% of the outstanding unvested options held by employees that are terminated without cause on or within twelve months following the merger, reorganization or sale will become fully vested. In addition, 50% of the outstanding unvested options held by non-employee directors will become fully vested and exercisable upon the closing of the merger, reorganization or sale.

2000 EMPLOYEE STOCK PURCHASE PLAN

     Our Board of Directors has adopted our 2000 Employee Stock Purchase Plan subject to stockholder approval. We will commence purchasing stock under the 2000 Employee Stock Purchase Plan subject to the effectiveness of this offering to encourage our employees to remain with us. We intend for this plan to qualify under Section 423 of the Internal Revenue Code.

     The 2000 Employee Stock Purchase Plan permits our eligible employees to purchase common stock through payroll deductions of up to 10% of their compensation. Under this Plan, no employee may purchase common stock worth more than $25,000 in any calendar year. Further, no employee may purchase more than 500 shares in any six-month purchase period.


     We will implement the 2000 Employee Stock Purchase Plan with six-month offering periods, with the first offering period starting on April 1, 2000. Subsequent offering periods will begin on each October 1 and April 1. The price of the common stock purchased under the 2000 Employee Stock Purchase Plan will be the lesser of 85% of the fair market value on the first day of an offering period and 85% of the fair market value on the last day of a purchase period. This Plan terminates ten years after the date of adoption by our Board of Directors. The Board of Directors may amend or terminate the Plan at any time. We have not issued any shares of common stock under this Plan.


     Employees of Servicesoft and certain participating foreign subsidiaries generally will be eligible to participate in the Plan if they are customarily employed by us for more than 20 hours per week, and are not, and would not become as a result of being granted an option under this Plan, five percent stockholders of us or our subsidiaries. We have reserved 500,000 shares of common stock for issuance under the 2000 Employee Stock Purchase Plan.

OTHER STOCK OPTION PLANS

     The Company has outstanding options to purchase 4,778 shares under its 1990 and 1991 Option Plans. We are no longer issuing shares under those plans. In connection with the Internet Business Advantages acquisition, we assumed all of the outstanding options to purchase Internet Business Advantages stock, and we have reserved 53,760 shares of our common stock for issuance upon exercise of these assumed options.

EMPLOYMENT ARRANGEMENTS

     Christopher M. Butler's offer letter, dated August 9, 1999, provides for an initial annual salary of $200,000 and an annual bonus of up to $100,000, based on the achievement of established quarterly goals. In October 1999, we issued to Mr. Butler 833,502 shares of our common stock pursuant to a stock restriction agreement at a purchase price of $1.00 per share. Under the terms of the agreement, 208,375 shares vest in August 2000, and the remainder vests quarterly over three years, so long as Mr. Butler remains employed by us. The unvested shares are subject to repurchase by us at cost upon termination of employment. If we are acquired, 416,751 shares will vest in full and our right to repurchase those unvested shares will automatically lapse. If Mr. Butler is demoted or terminated within one year of our acquisition, his unvested shares will vest in full and our right to repurchase all of his shares will automatically lapse.

     Daniel J. Kossmann's offer letter, dated November 23, 1999, provides for an initial annual salary of $180,000. In November 1999, we issued to Mr. Kossmann 180,000 shares of our common stock pursuant to a restricted stock agreement at a price of $1.00 per share. Under the terms of the agreement, 45,000 shares vest in November 2000, and the remainder vests monthly over a three-year period. The unvested shares are subject to repurchase by us at cost upon termination of employment. If we are acquired, one-half of the unvested shares will vest in full and our right to repurchase those shares will automatically lapse. If Mr. Kossmann is demoted or terminated within one year of our acquisition, his unvested shares will vest in full and our right to repurchase all of his shares will automatically lapse.

     Massood Zarrabian's offer letter, dated June 9, 1999, provides for an initial annual salary of $180,000. In August 1999, we issued to Mr. Zarrabian options to purchase 120,000 shares of common stock at an exercise price of $.50 per share. These options vest at the rate of 25% on August 19, 2000 and 2.08% per month thereafter. In December 1999, we issued to Mr. Zarrabian options to purchase an additional 60,000 shares of common stock at an exercise price of $1.00 per share. These options vest at the rate of 28% on June 1, 2000 and 2% per month thereafter. If Mr. Zarrabian is terminated on or within one year of our acquisition, under the terms of our Amended and Restated 1994 Stock Option Plan, one-half of his unvested shares will vest in full.

     Jeffrey L. Whitney's offer letter, dated August 30, 1998, provides for an initial annual salary of $140,000, which has since been increased to $154,000. In October 1998, we issued to Mr. Whitney options to purchase 91,428 shares of common stock at an exercise price of $.18 per share. These options vest at the rate of 25% on October 6, 1999 and 2.08% per month thereafter. In December 1999, we issued to Mr. Whitney options to purchase an additional 18,572 shares of common stock at an exercise price of $1.00 per share. These options vest at the rate of 28% on June 1, 2000 and 2% per month thereafter. If Mr. Whitney is terminated on or within one year of our acquisition, under the terms of our Amended and Restated 1994 Stock Option Plan, one-half of his unvested shares will vest in full.

     Paul R. Maguire's offer letter, dated January 20, 1999, provides for an initial annual salary of $140,000, which has since been increased to $154,000. In March 1999, we issued to Mr. Maguire options to purchase 94,150 shares of common stock at an exercise price of $.18 per share. These options vest at the rate of 25% on March 5, 2000 and 2.08% per month thereafter. In December 1999, we issued to Mr. Maguire options to purchase an additional 15,850 shares of common stock at an exercise price of $1.00 per share. These options vest at the rate of 28% on June 1, 2000 and 2% per month thereafter. If Mr. Maguire is terminated on or within one year of our acquisition, under the terms of our Amended and Restated 1994 Stock and Option Plan, one-half of his unvested shares will vest in full.

SEVERANCE AGREEMENTS

     In connection with our merger with Balisoft, David P. Tarrant, our then President and Chief Executive Officer, relinquished his role as Chief Executive Officer. In July 1999, Mr. Tarrant resigned as President of Servicesoft. Under the terms of a letter agreement, Mr. Tarrant is entitled to receive his annual salary of $200,000 per year through August 2000. We also paid Mr. Tarrant a bonus of $33,334 for 1999. In addition, all of Mr. Tarrant's unvested options immediately vested. Mr. Tarrant exercised options to purchase 368,122 shares of common stock for an aggregate exercise price of $68,471. In connection with the exercise by Mr. Tarrant of his options, we loaned him an amount equal to the aggregate purchase price at a per annum rate of interest at 6%. We have forgiven in full our loan to Mr. Tarrant.

     In connection with our merger with Balisoft, Mark S. Skapinker, the then Chief Executive Officer of Balisoft, became our Chief Executive Officer. In August 1999, Mr. Skapinker relinquished his role as our Chief Executive Officer, while continuing to serve as our Chairman. Under a letter agreement, Mr. Skapinker received his annual salary of $180,000 through November 1999. Mr. Skapinker's unvested options continue to vest so long as he remains a director of Servicesoft.

     On November 30, 1999, Stephen M. Harrison, our Chief Financial Officer, resigned. Under the terms of a letter agreement, Mr. Harrison is entitled to receive his annual salary of $175,000 through July 7, 2000. In addition, 9,750 of Mr. Harrison's unvested options to purchase our common stock immediately vested and the remaining unvested portion of his options was cancelled. On November 30, 1999, Mr. Harrison exercised the vested portion of his outstanding options for 35,746 shares of common stock for an aggregate purchase price of $6,434.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors to us or our stockholders for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws or to parties other than us or our stockholders and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

     Our by-laws provide that directors and officers shall be, and in the discretion of the Board of Directors, non-officer employees may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on our behalf. The by-laws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. We also have directors' and officers' insurance against certain liabilities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons as described above, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              CERTAIN TRANSACTIONS

     Series G Preferred Stock. In February 1998, we raised capital to finance our operations through the sale of an aggregate of 4,667,969 shares of Series G preferred stock to various investors for $1.28 per share for an aggregate of $5,975,000.

     The following table summarizes the shares of Series G preferred stock purchased by our executive officers, directors and principal stockholders during this time period. For more detail on shares held by these purchasers, see "Principal Stockholders."

                                                                 SHARES OF
                                                                 SERIES G          AGGREGATE
PRINCIPAL STOCKHOLDERS                                        PREFERRED STOCK    CONSIDERATION
----------------------                                        ---------------    -------------
Internet Capital Group, Inc. ...............................     1,171,875        $1,500,000
Sigma Associates IV, L.P. ..................................       315,532           403,881
Sigma Investors IV, L.P. ...................................        39,192            50,166
Sigma Partners IV, L.P. ....................................     1,207,776         1,545,953

DIRECTORS
------------------------------------------------------------

Christopher H. Greendale....................................        97,656           125,000

     Balisoft Merger; Series H Preferred Stock. In February 1999, we merged with Balisoft. In connection with the merger, our Series H preferred stock was created and our Series G preferred stock and Series F preferred stock were converted into Series H preferred stock at a conversion rate of one share of Series G or Series F preferred stock to 0.53781 of a share of Series H preferred stock. Also as a result of the merger, all outstanding shares of Balisoft common and preferred stock were converted into shares of exchangeable common stock and exchangeable preferred stock of our subsidiary, Servicesoft Technologies Canada Inc.

     The following table summarizes the shares of exchangeable common and exchangeable preferred stock of Servicesoft Canada received by our executive officers, directors and principal stockholders as a result of these transactions. For more detail on shares held by these purchasers, see "Principal Stockholders."

                                                                 SHARES OF        SHARES OF
                                                               EXCHANGEABLE      EXCHANGEABLE
PRINCIPAL STOCKHOLDERS                                        PREFERRED STOCK    COMMON STOCK
----------------------                                        ---------------    ------------
Gemini Israel, L.P. ........................................      226,820
Gemini Israel II Parallel Fund L.P. ........................       34,023
Advent PGGM Gemini L.P. ....................................      306,207
J.L. Albright II Venture Fund L.P. .........................      708,808
Sofinov, Societe Financiere d'Innovation....................      708,808

DIRECTORS AND OFFICERS
------------------------------------------------------------

3007618 Canada, Inc. .......................................       56,710(a)         97,319(b)
Mark S. Skapinker...........................................                      1,109,434(b)

------------
(a) Subsequently converted into 56,710 shares of Series H preferred stock, and, in April 1999, transferred to LRJ Technologies, Inc.

(b) Subsequently converted into an aggregate of 1,206,753 shares of our common stock, and, in April 1999, transferred to LRJ Technologies, Inc.

     Series I and Series J Preferred Stock. In June and August 1999, we issued an aggregate of 3,982,271 shares of our Series I convertible preferred stock at a price of $4.10 per share for an aggregate of $16,327,310. In January 2000, we issued an aggregate of 3,481,478 shares of our Series J convertible preferred stock at a price of $9.03 per share for an aggregate of $31,437,989.

     The following table summarizes the shares of Series I and J preferred stock purchased by our executive officers, directors and principal stockholders. For more detail on shares held by these purchasers, see "Principal Stockholders."


                                    SHARES OF SERIES I     AGGREGATE     SHARES OF SERIES J     AGGREGATE
      PRINCIPAL STOCKHOLDERS         PREFERRED STOCK     CONSIDERATION    PREFERRED STOCK     CONSIDERATION
      ----------------------        ------------------   -------------   ------------------   -------------
CIBC WMV Inc......................      1,219,512         $5,000,000          350,831          $3,168,004
Financial Technologies Ventures...        975,610          4,000,000          280,731           2,535,001
Gemini Capital Fund...............        487,805          2,000,000          306,423           2,766,997
Internet Capital Group, Inc.......         92,868            380,761          208,084           1,878,999
J.L. Albright II Venture Fund,
  L.P.............................        104,445            428,223          147,287           1,330,002
Sigma Partners....................        123,825            507,683          385,271           3,478,997
Sofinov, Societe Financiere
  d'Innovation....................        853,659          3,500,000          442,967           3,999,992
DIRECTORS AND OFFICERS
Mark S. Skapinker.................                                             27,685             249,996
Christopher M. Butler.............                                             55,371             500,000
Daniel J. Kossmann................                                             16,611             149,997
Massood Zarrabian.................                                             22,148             199,996
Alf Saggese.......................                                              9,967              90,002
Paul R. Maguire...................                                              5,537              49,999
Jeffrey L. Whitney................                                              5,537              49,999
James Keller......................                                              9,967              90,002


     Director Representation. Five of the principal stockholders holding exchangeable preferred stock of Servicesoft Canada and Series H, Series I and Series J preferred stock are represented on our Board of Directors. Christopher
H. Greendale is a Managing Director of Internet Capital Group. Gary Rubinoff, who intends to resign from his position as a Servicesoft director prior to the completion of this offering, is a partner of J.L. Albright Venture Partners. Robert E. Davoli is a General Partner of Sigma Partners. Sophie Forest serves as Director, Information Technology of Sofinov, Societe Financiere d'Innovation. Mark Skapinker is the controlling shareholder of LRJ Technologies, Inc.


     Internet Business Advantages Acquisition. In December 1999, we acquired Internet Business Advantages. Robert E. Davoli, currently a Director of Servicesoft, also served on the Board of Directors of Internet Business Advantages.


     Employee Loans. In October 1999, we loaned $833,502 to Christopher M. Butler, our Chief Executive Officer, for the purchase by Mr. Butler of 833,502 shares of our common stock. Mr. Butler issued a promissory note to us bearing interest at the rate of 7.00% per annum, which note is secured by a pledge of the shares acquired. In November 1999, we loaned $180,000 to Daniel J. Kossmann, our Chief Financial Officer, for the purchase by Mr. Kossmann of 180,000 shares of our common stock. Mr. Kossmann issued a promissory note to us bearing interest at the rate of 7.00% per annum, which note is secured by a pledge of the shares acquired.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information regarding the beneficial ownership of common stock as of May 31, 2000 and as adjusted to reflect the sale of the common stock offered hereby, by:


     -  all persons who own beneficially 5% or more of our common stock;

     -  each of the Named Executive Officers and our Chief Financial Officer;

     -  each of our directors; and

     -  all directors and executive officers as a group.


     Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned, subject to community property laws, where applicable. Beneficial ownership is determined in accordance with the rules issued by the SEC. Under these rules, beneficial ownership includes any shares which the individual or entity has sole or shared voting or investment power and shares of common stock subject to options held that are currently exercisable or exercisable within 60 days of May 31, 2000. The applicable percentage of "beneficial ownership" after the offering is based upon 23,966,458 shares of common stock outstanding, which includes shares issuable upon conversion of all outstanding shares of convertible preferred stock upon completion of this offering and shares issuable upon exchange of the exchangeable common stock of Servicesoft Technologies Canada, plus any shares subject to options or warrants held by each individual or entity.


     The addresses of the listed stockholders are as follow:

     - CIBC WMV Inc., 161 Bay Street, 8th Floor, BCE Place, Toronto, Ontario, M5J 2F8, Canada;

     - Financial Technologies Ventures, 601 California Street, Suite 2200, San Francisco, California 94108;

     - Gemini Capital Fund, 11 Galgalei Haplada Street, P.O. Box 112548, Industrial Zone, Herzliya 46733, Israel;

     - J.L. Albright II Venture Fund, L.P. and Gary Rubinoff, Canada Trust Tower, BCE Place, Suite 440, 161 Bay Street, Toronto, Ontario M5J 2S1, Canada;

     - Sigma Partners and Robert E. Davoli, 20 Custom House Street, Suite 830, Boston, Massachusetts 02110;

     - LRJ Technologies and Mark S. Skapinker, c/o Brightspark, 20 Eglinton Avenue West, Suite 600, Toronto, Ontario M4R 1K8, Canada;

     - Sofinov, Societe Financiere d'Innovation and Sophie Forest, 1981 Avenue, McGill College, 13th Floor, Montreal, Quebec H3A 3C7, Canada;

     - Christopher H. Greendale, c/o Internet Capital Group, Inc., 145 Milk Street, Boston, Massachusetts 02109;

     - All other listed stockholders, c/o Servicesoft, Inc., Two Apple Hill Drive, Natick, Massachusetts 01760.

     Sigma Partners is comprised of Sigma Partners IV, L.P., Sigma Associates IV, L.P., Sigma Investors IV, L.P., Sigma Partners V, L.P., Sigma Associates V, L.P. and Sigma Investors V, L.P. The Gemini Funds are comprised of Gemini Israel II Parallel Fund, L.P., Gemini Partner Investors, L.P., Gemini Israel II, L.P., Advent PGGM Gemini, L.P. and Gemini Capital Fund Management, Inc. Financial Technology Ventures is comprised of Financial Technology Ventures, L.P. and Financial Technology Ventures (Q), L.P.

                                                                           PERCENT BENEFICIALLY OWNED
                                                        NUMBER OF SHARES   --------------------------
                                                          BENEFICIALLY     BEFORE THE      AFTER THE
                                                             OWNED          OFFERING        OFFERING
                                                        ----------------   -----------     ----------
Sofinov, Societe Financiere d'Innovation..............     2,005,434           9.8%            8.4%
Sigma Partners........................................     1,724,611           8.4             7.2
CIBC WMV Inc.(a) .....................................     1,570,343           7.7             6.6
Gemini Funds(b).......................................     1,371,664           6.7             5.7
LRJ Technologies......................................     1,263,463           6.2             5.3
Financial Technologies Ventures(c)....................     1,256,341           6.1             5.2
Christopher M. Butler(d)..............................       888,873           4.3             3.7
Daniel J. Kossmann(e).................................       196,611           1.0               *
Massood Zarrabian.....................................        38,948             *               *
Paul R. Maguire.......................................        42,130             *               *
David P. Tarrant......................................       368,122           1.8             1.5
Jeffrey L. Whitney....................................        51,109             *               *
Stephen M. Harrison...................................        35,746             *               *
Mark S. Skapinker(f)..................................     1,307,368           6.4             5.5
Sophie Forest(g)......................................     2,005,434           9.9             8.4
Robert E. Davoli(h)...................................     1,749,611           8.6             7.3
Christopher H. Greendale(i)...........................     1,003,033           4.9             4.2
Gary Rubinoff(j)......................................       978,650           4.8             4.1
All directors and executive officers as a group (12
  persons)(k).........................................     8,311,701          40.3%           34.5%


------------
  *  Less than 1%


 (a) Consists of shares held by CIBC WMV Inc., an SBIC wholly owned by Canadian Imperial Bank of Commerce. The investment decisions of the fund are made by an 18 member committee.



 (b) Includes shares held by Gemini Israel II, L.P., Advent PGGM Gemini L.P., Gemini Israel II Parallel Fund L.P., Gemini Partner Investors L.P. and Gemini Capital Fund Management Ltd. The investment decisions of the funds are made by a five member committee.



 (c) Includes shares held by Financial Technologies Ventures, L.P. and Financial Technologies Ventures (Q), L.P. The investment decisions of the funds are made by a committee of the four partners of Financial Technology Management, LLC, the general partner of each of the funds.



 (d) Includes 833,502 shares issued to Mr. Butler pursuant to a stock restriction agreement in November 1999. Of these shares, 208,375 shares vest in August 2000, and the remainder vests quarterly thereafter for three years so long as Mr. Butler remains employed by us.



 (e) Includes 180,000 shares issued to Mr. Kossmann pursuant to a restricted stock agreement, of which 45,000 shares vest in November 2000, and the remainder vests monthly thereafter for three years so long as Mr. Kossmann remains employed by us.



 (f) Represents 27,685 shares and 16,220 vested options held by Mr. Skapinker individually, and 1,263,463 shares beneficially owned by LRJ Technologies, Inc. Mr. Skapinker is the controlling stockholder in LRJ Technologies, Inc.



 (g) Includes the 2,005,434 shares that are beneficially owned by Sofinov, Societe Financiere d'Innovation. Ms. Forest is Director, Information Technology of Sofinov, Societe Financiere d'Innovation Inc. which is a subsidiary of the Caisse de depot et placement du Quebec and a portfolio investor in high technology companies, and accordingly may be deemed to beneficially own shares owned by those entities. Ms. Forest disclaims beneficial ownership of any shares in which she does not have a pecuniary interest.



 (h) Includes the 1,724,611 shares that are beneficially owned by Sigma Partners. Mr. Davoli is a Managing Director of Sigma Management IV, L.L.C. and Sigma Management V, L.L.C., the general partner of Sigma Partners IV, L.P., Sigma Associates IV, L.P., Sigma Investors IV, L.P., and Sigma Partners V, L.P., Sigma Associates V, L.P., and Sigma Investors V, L.P., respectively, and accordingly may be deemed to beneficially own shares owned by the funds. Investment decisions of the funds are made by a five member committee of which Mr. Davoli is a member. Mr. Davoli disclaims beneficial ownership of any shares in which he does not have a pecuniary interest. Also includes 25,000 shares issued to Mr. Davoli pursuant to a restricted stock agreement dated November 6, 1999, which shares vest 34% in April 2000, then 8.25% quarterly thereafter for two years so long as a service relationship exists between us and Mr. Davoli.



 (i) Includes 52,521 shares and 7,283 vested options held by Mr. Greendale individually, and 931,199 shares beneficially owned by Internet Capital Group, Inc. Mr. Greendale is a Managing Director of Internet Capital Group, Inc., a business-to-business investment fund, and accordingly may be deemed to beneficially own shares owned by the fund. Investment decisions of the fund is made by an eight member committee of which Mr. Greendale is not a member. Mr. Greendale disclaims beneficial ownership of any shares in which he does not have a pecuniary interest. Also includes 12,000 shares issued to Mr. Greendale pursuant to a restricted stock agreement dated November 1, 1999, which shares vest 34% in April 2000, then 8.25% quarterly thereafter for two years so long as a service relationship exists between us and Mr. Greendale.



 (j) Includes 960,540 shares beneficially owned by J.L. Albright II Venture Fund, L.P. Mr. Rubinoff is a Partner of J.L. Albright and Associates L.P., the general partner of J.L. Albright II Venture Fund, L.P., and accordingly may be deemed to beneficially own shares owned by the fund. Investment decisions are made by the general partner. Mr. Rubinoff disclaims beneficial ownership of any shares in which he does not have a pecuniary interest. Also includes 10,000 shares issued to Mr. Rubinoff pursuant to a restricted stock agreement dated November 1, 1999, which shares vest 34% in April 2000 then 8.25% quarterly thereafter over two years so long as a service relationship exists between us and Mr. Rubinoff, and 8,110 vested options.



 (k) Includes 160,578 shares underlying options which are exercisable within 60 days of May 31, 2000.

                          DESCRIPTION OF CAPITAL STOCK

     Set forth below is a summary of the material provisions governing our capital stock. This summary is not complete and should be read together with our certificate of incorporation, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

     Immediately following the offering, our authorized capital stock will consist of 105,000,001 shares, par value $.01 per share, including 100,000,000 shares of common stock; one share of authorized, issued and outstanding Series X preferred stock; and 5,000,000 shares of undesignated preferred stock issuable in one or more series to be designated by our board of directors, of which no shares will be issued and outstanding. Except as otherwise indicated, the following information reflects the filing, as of the closing of this offering, of our eleventh amended and restated certificate of incorporation and, as of the effectiveness of this prospectus, the adoption of our amended and restated by-laws.

COMMON STOCK

     The holders of common stock have one vote per share. Holders of common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, subject to any voting rights granted to holders of any then outstanding preferred stock. Except as otherwise provided by law, amendments to our certificate of incorporation, which will be effective upon consummation of the offering, must be generally approved by a majority of the voting power of the common stock.

     Holders of common stock share ratably in any dividends declared by the Board of Directors, subject to the preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock. In the event of our merger or consolidation with or into another company as a result of which shares of common stock are converted into or exchangeable for shares of stock, other securities or property, including cash, all holders of common stock will be entitled to receive the same kind and amount, on a per share of common stock basis, of such shares of stock and other securities and property, including cash. On our liquidation, dissolution or winding up, all holders of common stock are entitled to share ratably in any assets available for distribution to the holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

PREFERRED STOCK

     Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board of Directors is authorized to establish the voting rights, if any, and the designations, powers, preferences, qualifications, limitations and restrictions applicable to the shares of each series. Our Board of Directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board of Directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of our existing management. We have no present plans to issue any shares of preferred stock.


     We have one share of Series X preferred stock outstanding. As a result of our merger with Balisoft in February 1999, as of May 31, 2000, we are obligated to issue to the former Balisoft shareholders an aggregate of 995,545 shares of common stock in exchange for exchangeable shares of Servicesoft Technologies Canada at any time, at the election of the holders thereof. The share of Series X preferred stock was issued to a trustee for the former Balisoft shareholders pursuant to a Voting and Exchange Trust Agreement. Under this agreement, the exchangeable shareholders are entitled to exercise voting rights equivalent to voting rights attaching to the same number of shares of our common stock by and through the trustee of the share of Series X preferred stock. The share of Series X preferred stock will be automatically redeemed at such time that no exchangeable shares are held by the former Balisoft shareholders. The exchangeable share structure is a common tax-advantageous structure used in acquisitions of Canadian companies.

WARRANTS


     As of May 31, 2000, there were outstanding:


     - warrants to purchase up to an aggregate of 2,797 shares of our common stock at a weighted average per share purchase price of $.60 which are exercisable until January 1, 2003.

     - a warrant to purchase 63,025 shares of our Series H preferred stock for a purchase price of $4.76 per share. This warrant will expire upon the closing of this offering.


     - warrants to purchase an aggregate of 17,985 shares of our common stock at per share purchase prices of $4.10 which are exercisable until December 17, 2004.


REGISTRATION RIGHTS OF CERTAIN HOLDERS


     As of May 31, 2000, the holders of 17,022,867 shares of common stock, including shares issuable upon the exchange of the exchangeable shares held by the former holders of Balisoft and upon the conversion of our preferred stock, have rights to register those shares under the Securities Act. These stockholders will be entitled to piggyback registration rights in connection with any registration by us of securities for our own account or the account of other stockholders. If we propose to register any shares of common stock under the Securities Act (with the exception of those shares issued or issuable upon conversion of the exchangeable preferred and exchangeable common stock registered pursuant to the demand registration right discussed below), we are required to give those stockholders notice of the registration and to include their shares in the registration statement. In addition, at any time after 180 days following the effective date of this prospectus, holders of 15% of the registrable shares may demand that we register these shares up to three times. At any time after we become eligible to file a registration statement on Form S-3, these stockholders may require us to file up to two registration statements on Form S-3 in any given twelve-month period under the Securities Act with respect to their shares. We also have agreed to register these registrable securities on a shelf registration statement, one year after we become a public reporting company. The registration rights of these stockholders, subject to certain limitations, will terminate when the shares held by them may be sold under Rule 144, in any three-month period without volume limitations, under the Securities Act. All expenses incurred in connection with such registrations, other than underwriters and brokers' discounts and commissions, will be borne by Servicesoft.


     As of the completion of this offering, the holders of 2,515,297 shares of common stock issued or issuable upon exchange of shares of exchangeable common stock and exchangeable preferred stock of Servicesoft Canada have the right to register those shares under the Securities Act and to request that the Company keep the registration statement effective for a period of up to 21 days. This demand registration will not become effective prior to the expiration of the 180 day lock-up period following the date of this prospectus. This demand registration right will expire on March 10, 2001.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     Statutory Business Combination Provision. Following the offering, we will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from consummating a "business combination" with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless:

     - before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     - upon the closing of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

     - following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     The term "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation's outstanding voting stock. The term "business combination" includes mergers, asset sales and other similar transactions resulting in a financial benefit to an interested stockholder.
Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither our Certificate of Incorporation nor our By-laws contain any such exclusion.

     Charter and By-law Provisions. Our Eleventh Amended and Restated Certificate of Incorporation, which will be effective on the completion of this offering, provides that, subject to any rights of preferred shareholders to remove their own elected directors, directors may only be removed from office for cause and with the affirmative vote of the holders of two-thirds of our capital stock. Furthermore, our certificate of incorporation also provides that the Board of Directors will be divided into two classes, with each class serving a staggered two-year term. The restrictions on removal and the classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Servicesoft, and may maintain the incumbency of the Board of Directors as these provisions generally increase the difficulty of replacing a majority of the directors. Our certificate of incorporation also provides that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our by-laws provide that a special meeting of stockholders may be called only by the Board of Directors, subject to any rights of preferred stockholders, unless otherwise required by law. Our by-laws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law. In addition, our by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal that a stockholder wishes to make at an annual meeting of stockholders. Further, provisions of our certificate of incorporation and our by-laws provide that stockholders may amend certain provisions of our certificate of incorporation and by-laws only with the affirmative vote of the holders of two-thirds of our capital stock. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Servicesoft.

     Ability to Adopt Stockholder Rights Plan. The Board of Directors may in the future resolve to issue shares of preferred stock or rights to acquire such shares to implement a stockholder rights plan. A stockholder rights plan typically creates voting or other impediments that would discourage persons seeking to gain control of Servicesoft by means of a merger, tender offer, proxy contest or otherwise if the Board of Directors determines that such change in control is not in the best interests of our stockholders. The Board of Directors has no present intention of adopting a stockholder rights plan and is not aware of any attempt to obtain control of Servicesoft.

LISTING ON THE NASDAQ NATIONAL MARKET SYSTEM

     We have applied to have the common stock approved for quotation on the Nasdaq National Market under the symbol "SRVS."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock will be EquiServe.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of shares of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale, as described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price.


     After this offering, 23,966,458 shares of common stock will be outstanding, assuming the issuance of an aggregate of 3,500,000 shares of common stock. The number of shares outstanding after this offering is based on the number of shares outstanding as of May 31, 2000, and assumes no exercise of outstanding options. The 3,500,000 shares sold in this offering will be freely tradable without restriction under the Securities Act. The remaining 20,466,458 shares of common stock outstanding upon completion of the offering are restricted securities in that they may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act or Rules 144 or 701 of the Securities Act. Of these 20,466,458 shares, 995,545 are shares of exchangeable common stock of Servicesoft Technologies Canada, which are exchangeable on a one-for-one basis into our common stock. The holding period for purposes of Rule 144 does not begin until these exchangeable shares are exchanged into our common stock.



     The remaining 20,466,458 shares of common stock held by existing stockholders are restricted shares or are subject to the contractual restrictions described below. Restricted shares may be sold in the public market only if registered or if they qualify for an exception from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Of these restricted shares, 5,341,481 shares will be available for resale in the public market in reliance on Rule 144(k) immediately following this offering, 5,137,017 of which shares are subject to lock-up agreements described below. An additional 5,264,965 shares will be available for resale in the public market in reliance on Rule 144 beginning ninety days following this offering, of which 5,264,965 shares are subject to lock-up agreements. The remaining 9,860,012 shares become eligible for resale in the public market at various dates thereafter, 8,942,858 of which shares are subject to lock-up agreements.



     Each of our executive officers and directors, and certain of our other stockholders, who will own in the aggregate 19,344,840 shares of common stock after the offering, have entered into lock-up agreements generally providing that they will not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge, or grant any rights with respect to any shares of common stock, any options or warrants to purchase, any of the shares of common stock or any securities convertible into, or exercisable or exchangeable for, common stock owned by them, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated.


     Morgan Stanley & Co. Incorporated may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, Morgan Stanley & Co. Incorporated will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. Following the expiration of the 180 day lock-up period, additional shares of common stock will be available for sale in the public market subject to compliance with Rule 144 or Rule 701.

     In general, under Rule 144 as currently in effect, an affiliate of Servicesoft or a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate of Servicesoft, would be entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of our then outstanding shares of common stock or the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about Servicesoft. Any person, or persons whose shares are aggregated, who is not deemed to have been an affiliate of Servicesoft at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years including any period of ownership of preceding non-affiliated holders, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from Servicesoft by its employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Exchange Act. To be eligible for resale under Rule 701, shares must have been issued in connection with written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this offering. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates, subject only to the manner of sale provisions of Rule 144, and by affiliates, under Rule 144 without compliance with its one-year minimum holding period.


     At May 31, 2000, we had reserved an aggregate of 2,200,000 shares of common stock for issuance pursuant to the Amended and Restated 1994 Stock Option Plan, of which 2,027,665 are reserved for issuance upon the exercise of outstanding options; we had reserved an aggregate of 2,376,498 shares of common stock for issuance pursuant to the 1999 Stock Option and Grant Plan, of which 227,000 have been issued in the form of restricted stock grants and 2,068,324 are reserved for issuance upon the exercise of outstanding options; and we had reserved an aggregate of 500,000 shares of common stock for issuance pursuant to the 2000 Employee Stock Purchase Plan, and no shares were outstanding under this Plan. As soon as practicable following the offering, we intend to file registration statements under the Securities Act to register shares of common stock reserved for issuance under the Amended and Restated 1994 Stock Option Plan, the 1999 Stock Option and Grant Plan, and the 2000 Employee Stock Purchase Plan. Such registration statements will automatically become effective immediately upon filing. Any shares issued upon the exercise of stock options will be eligible for immediate public sale, subject to the lock-up agreements noted above.


     We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of this prospectus, except we may issue, and grant options to purchase, shares of common stock under the Amended and Restated 1994 Stock Option Plan, the 1999 Stock Option and Grant Plan, and the 2000 Employee Stock Purchase Plan.

     Following the offering, some of our stockholders will have rights to require us to register their shares of common stock under the Securities Act, and they will have rights to participate in any future registration of securities by us. See "Description of Capital Stock--Registration Rights of Certain Holders."

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus the underwriters named below, for whom Morgan Stanley & Co. Incorporated, FleetBoston Robertson Stephens Inc. and SG Cowen Securities Corporation are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

                                                              NUMBER OF
                            NAME                               SHARES
                            ----                              ---------
Morgan Stanley & Co. Incorporated...........................
FleetBoston Robertson Stephens Inc. ........................
SG Cowen Securities Corporation.............................
                                                              --------
  Total.....................................................
                                                              ========

     The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the share covered by the underwriters over-allotment option described below.

     The per share price of any shares sold by the underwriters shall be the public offering price listed on the cover page of this prospectus less an amount not greater than the per share amount of the concession to dealers described below.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a
concession not in excess of $   a share under the public offering price. Any
underwriter may allow, and such dealers may reallow, a concession not in excess
of $          a share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 525,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. Assuming an initial public offering price of $14.00 per share, if the underwriters' option is exercised in full, the total price to the public would be $56.4 million, the total underwriters' discounts and commissions would be $3.9 million and total proceeds to us would be $52.4 million.

     We have applied to have our common stock approved for quotation, subject to official notice of issuance, on the National Market under the symbol "SRVS."

     We, the directors, executive officers and certain other of our stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

     The restrictions described in this paragraph do not apply to:

     -  the sale of shares to the underwriters;

     - the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

     - transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     At our request, the underwriters have reserved for sale, at the initial
offering price, up to                shares offered in this prospectus for our
directors, employees and business associates. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this prospectus. Concurrent with this
offering, we are also offering      shares of our common stock at the initial
public offering price to our Canadian employees, directors and business partners. Sales of those shares of common stock will be made directly by us to our Canadian employees, directors and business partners and the underwriters have not participated in and will not receive a commission in respect of those sales.

     We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     In January 2000, we sold an aggregate of 3,481,478 shares of our Series J preferred stock to a group of 37 investors, led by Goldman Sachs, for an aggregate of $31,437,989, or $9.03 per share. All of the investors were accredited investors, including our executive officers. In this private placement, Morgan Stanley Dean Witter Equity Funding, Inc. purchased 110,742 shares of Series J preferred stock, which are convertible on a one-to-one basis into our common stock, for approximately $1,000,000. Morgan Stanley Dean Witter Equity Funding, Inc. purchased these shares on the same terms as the other investors in the private placement. Morgan Stanley Dean Witter Equity Funding, Inc. is a wholly owned subsidiary of Morgan Stanley & Co. Incorporated, one of the underwriters in this offering.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price will be our future prospects and our industry in general, our sales, earnings and certain other financial operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to us. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS


     The validity of the shares of common stock offered hereby will be passed upon for us by McDermott, Will & Emery, Boston, Massachusetts. As of May 31, 2000, an investment partnership comprised of certain partners of McDermott, Will & Emery beneficially owned 7,420 shares of our Series J preferred stock. Various legal matters related to the sale of the common stock offered hereby will be passed upon for the underwriters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Waltham, Massachusetts.


                                    EXPERTS

     The audited financial statements included in this Prospectus have been audited by various independent accountants. The companies and periods covered by these audits are indicated in the individual accountants' reports. Such financial statements have been so included in reliance on the reports of the various independent accountants given on the authority of such firms as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement, parts of which have been omitted as permitted by the SEC rules and regulations. For further information about us and our common stock, you should refer to the registration statement. Statements contained in this prospectus as to any contract or other document are not necessarily complete. Where the contract or other document is an exhibit to the registration statement, each statement is qualified by the provisions of that exhibit.

     The registration statement can be inspected and copied at the public reference facility maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the registration statement is publicly available through the SEC's site on the Internet's World Wide Web, located at http://www.sec.gov.

     We will also file annual, quarterly and current reports, proxy statements and other information with the SEC. You can also request copies of these documents, for a copying fee, by writing to the SEC.

                               SERVICESOFT, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
SERVICESOFT, INC.
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheet as of December 31, 1998 and 1999
  and March 31, 2000 (unaudited)............................   F-3
Consolidated Statement of Operations for the years ended
  December 31, 1997, 1998 and 1999 and the three months
  ended March 31, 1999 and 2000 (unaudited).................   F-4
Consolidated Statement of Redeemable Convertible Preferred
  Stock and Stockholders' Equity (Deficit) for the years
  ended December 31, 1997, 1998 and 1999 and the three
  months ended March 31, 2000 (unaudited)...................   F-6
Consolidated Statement of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999 and the three months
  ended March 31, 1999 and 2000 (unaudited).................   F-8
Notes to Consolidated Financial Statements..................   F-9
BALISOFT TECHNOLOGIES INC.
Report of Independent Accountants...........................  F-24
Consolidated Balance Sheet as of December 31, 1997 and
  1998......................................................  F-25
Consolidated Statement of Loss and Deficit for the period
  from June 5, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998..............................  F-26
Consolidated Statement of Changes in Financial Position for
  the period from June 5, 1997 (inception) to December 31,
  1997 and the year ended December 31, 1998.................  F-27
Notes to Consolidated Financial Statements..................  F-28
INTERNET BUSINESS ADVANTAGES, INC.
Report of Independent Accountants...........................  F-37
Balance Sheet as of December 31, 1997 and 1998 and September
  30, 1999 (unaudited)......................................  F-38
Statement of Operations for the years ended December 31,
  1997 and 1998 and the nine months ended September 30, 1998 and 1999 (unaudited)......................................  F-39
Statement of Stockholders' Deficit for the years ended
  December 31, 1997 and 1998 and the nine months ended
  September 30, 1999 (unaudited)............................  F-40
Statement of Cash Flows for the years ended December 31,
  1997 and 1998 and the nine months ended September 30, 1998 and 1999 (unaudited)......................................  F-41
Notes to Financial Statements...............................  F-42
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
Introduction to Unaudited Pro Forma Combined Financial
  Statements................................................  F-49
Unaudited Pro Forma Combined Statement of Operations for the
  year ended December 31, 1999..............................  F-51
Notes to Unaudited Pro Forma Combined Financial
  Statements................................................  F-52

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Servicesoft, Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of redeemable convertible preferred stock and stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Servicesoft, Inc. (formerly Servicesoft Technologies, Inc.) and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

February 11, 2000

                               SERVICESOFT, INC.


                           CONSOLIDATED BALANCE SHEET


                                                           DECEMBER 31,                    PRO FORMA
                                                         -----------------    MARCH 31,    MARCH 31,
                                                          1998      1999        2000         2000
                                                         -------   -------   -----------   ---------
                                                                                           (NOTE 2)
                                                                                   (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS
Current assets:
  Cash and cash equivalents............................  $ 2,016   $ 6,630    $ 25,055     $ 25,055
  Restricted cash......................................      200       187         336          336
  Accounts receivable, net of allowance for doubtful
     accounts of $50, $170, $192 and $192 at December
     31, 1998 and 1999, March 31, 2000 (unaudited) and
     pro forma March 31, 2000 (unaudited)..............    1,593     6,635       7,567        7,567
  Prepaid expenses and other current assets............      155       717       1,509        1,509
                                                         -------   -------    --------     --------
     Total current assets..............................    3,964    14,169      34,467       34,467
Property and equipment, net............................      364     3,368       5,481        5,481
Other assets...........................................       --       200         200          200
Goodwill and other intangible assets, net..............       --    17,239      15,485       15,485
                                                         -------   -------    --------     --------
          Total assets.................................  $ 4,328   $34,976    $ 55,633     $ 55,633
                                                         =======   =======    ========     ========
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Borrowings under revolving line of credit............  $    --   $ 1,000    $     --     $     --
  Accounts payable.....................................      246       971       2,079        2,079
  Accrued compensation and benefits....................      338     2,052       1,695        1,695
  Accrued expenses.....................................      123     3,088       3,023        3,023
  Current portion of capital lease obligations.........       40       334         354          354
  Deferred revenue.....................................      819     6,436       8,391        8,391
                                                         -------   -------    --------     --------
     Total current liabilities.........................    1,566    13,881      15,542       15,542
Capital lease obligations, net of current portion......       80       522         607          607
Other liabilities......................................       --       173         105          105
                                                         -------   -------    --------     --------
     Total liabilities.................................    1,646    14,576      16,254       16,254
                                                         -------   -------    --------     --------
Commitments (Note 9)
Redeemable convertible preferred stock, $0.01 par
  value; 10,200,000, 12,450,002, 16,450,002 and 1
  shares authorized; 9,898,621, 11,587,344, 15,068,822
  and 1 shares issued and outstanding at December 31,
  1998 and 1999, March 31, 2000 (unaudited) and pro
  forma March 31, 2000 (unaudited) (liquidation
  preference of $38,095 at December 31, 1999)..........   25,441    52,251      85,296           --
                                                         -------   -------    --------     --------
Stockholders' equity (deficit):
  Common stock, $0.01 par value; 13,000,000,
     17,450,000, 30,000,000 and 100,000,000 shares
     authorized; 34,788, 5,152,352, 5,285,114 and
     20,353,936 shares issued and outstanding at
     December 31, 1998 and 1999, March 31, 2000
     (unaudited) and pro forma March 31, 2000
     (unaudited).......................................       --        51          53          204
  Additional paid-in capital...........................       --    32,068      54,028      139,173
  Accumulated deficit..................................  (22,479)  (46,032)    (77,599)     (77,599)
  Notes receivable from stockholders...................       --    (1,117)     (1,135)      (1,135)
  Deferred stock compensation..........................       --   (16,709)    (21,122)     (21,122)
  Accumulated other comprehensive loss.................     (280)     (112)       (142)        (142)
                                                         -------   -------    --------     --------
     Total stockholders' equity (deficit)..............  (22,759)  (31,851)    (45,917)      39,379
                                                         -------   -------    --------     --------
          Total liabilities, redeemable convertible
            preferred stock and stockholders' equity
            (deficit)..................................  $ 4,328   $34,976    $ 55,633     $ 55,633
                                                         =======   =======    ========     ========


  The accompanying notes are an integral part of these consolidated financial statements.

                               SERVICESOFT, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                                                  THREE MONTHS
                                                 YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                              ------------------------------   -------------------
                                                1997       1998       1999       1999       2000
                                              --------   --------   --------   --------   --------
                                                                                   (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Software license..........................  $  2,139   $  2,508   $  4,210   $    496   $  2,039
  Services..................................       387      1,782      2,934        308      2,877
                                              --------   --------   --------   --------   --------
          Total revenue.....................     2,526      4,290      7,144        804      4,916
                                              --------   --------   --------   --------   --------
Cost of revenue:
  Cost of software license..................       252        148        406         62        200
  Cost of services (excluding stock
     compensation of $25, $0 and $52 for the
     year ended December 31, 1999 and the
     three months ended March 31, 1999 and
     2000 (unaudited), respectively)........       625      1,101      3,375        457      4,167
                                              --------   --------   --------   --------   --------
          Total cost of revenue.............       877      1,249      3,781        519      4,367
                                              --------   --------   --------   --------   --------
Gross profit................................     1,649      3,041      3,363        285        549
                                              --------   --------   --------   --------   --------
Operating expenses:
  Research and development (excluding stock
     compensation of $124, $0 and $160 for
     the year ended December 31, 1999 and
     the three months ended March 31, 1999
     and 2000 (unaudited), respectively)....       930      1,174      4,205        661      1,872
  Sales and marketing (excluding stock
     compensation of $156, $0 and $162 for
     the year ended December 31, 1999 and
     the three months ended March 31, 1999
     and 2000 (unaudited), respectively)....       977      3,598     13,310      2,098      6,827
  General and administrative (excluding
     stock compensation of $1,595, $8 and
     $1,622 for the year ended December 31,
     1999 and the three months ended March
     31, 1999 and 2000 (unaudited),
     respectively)..........................       756      1,612      5,044        702      2,630
  Amortization of goodwill and other
     intangible assets......................        --         --      2,671        357      1,722
  Stock compensation........................        --         --      1,900          8      1,996
                                              --------   --------   --------   --------   --------
          Total operating expenses..........     2,663      6,384     27,130      3,826     15,047
                                              --------   --------   --------   --------   --------
Loss from operations........................    (1,014)    (3,343)   (23,767)    (3,541)   (14,498)
Interest income.............................         7        168        320         37        252
Interest expense............................       (97)      (538)       (35)        (1)       (18)
Other income (expense), net.................        --       (250)       (71)       (52)        --
                                              --------   --------   --------   --------   --------
Net loss....................................    (1,104)    (3,963)   (23,553)    (3,557)   (14,264)
Accretion and deemed dividends on redeemable
  convertible preferred stock...............      (340)    (1,031)    (2,725)      (401)   (18,910)
                                              --------   --------   --------   --------   --------
Net loss attributable to common
  stockholders..............................  $ (1,444)  $ (4,994)  $(26,278)  $ (3,958)  $(33,174)
                                              ========   ========   ========   ========   ========
Basic and diluted net loss per common
  share.....................................  $(144.40)  $(262.84)  $ (11.02)  $  (3.47)  $  (8.00)
Shares used in computing basic and diluted
  net loss per common share.................        10         19      2,385      1,139      4,149
Pro forma basic and diluted net loss per
  common share (unaudited)..................                        $  (1.99)             $  (0.77)
Shares used in computing pro forma basic and
  diluted net loss per common share
  (unaudited)...............................                          11,862                18,638


  The accompanying notes are an integral part of these consolidated financial statements.

                      [This page intentionally left blank]

                               SERVICESOFT, INC.

        CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)

                                         REDEEMABLE
                                        CONVERTIBLE                                                              NOTES
                                      PREFERRED STOCK          COMMON STOCK        ADDITIONAL                  RECEIVABLE
                                    --------------------   ---------------------    PAID-IN     ACCUMULATED       FROM
                                      SHARES     AMOUNT     SHARES     PAR VALUE    CAPITAL       DEFICIT     STOCKHOLDERS
                                    ----------   -------   ---------   ---------   ----------   -----------   ------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, DECEMBER 31, 1996........   3,111,917   $15,976       8,386      $--       $   487      $(16,567)      $    --
Exercise of stock options.........                             9,628       --            35
Accretion to redemption value of
  redeemable convertible preferred
  stock...........................                   340                               (340)
Comprehensive loss:
  Net loss........................                                                                 (1,104)
  Other comprehensive loss, net of
    tax:
    Foreign currency translation
      adjustments.................
        Total comprehensive
          loss....................
                                    ----------   -------   ---------      ---       -------      --------       -------
BALANCE, DECEMBER 31, 1997........   3,111,917    16,316      18,014       --           182       (17,671)           --
Issuance of Series F redeemable
  convertible preferred stock upon
  conversion of bridge loan
  including accrued interest......   2,118,735     2,119
Issuance of Series G redeemable
  convertible preferred stock for
  cash............................   4,667,969     5,975
Exercise of stock options.........                            16,774       --             4
Accretion to redemption value of
  redeemable convertible preferred
  stock...........................                 1,031                               (186)         (845)
Comprehensive loss:
  Net loss........................                                                                 (3,963)
  Other comprehensive income, net
    of tax:
    Foreign currency translation
      adjustments.................
        Total comprehensive
          loss....................
                                    ----------   -------   ---------      ---       -------      --------       -------
BALANCE, DECEMBER 31, 1998........   9,898,621    25,441      34,788       --            --       (22,479)           --
Issuance of Exchangeable Preferred
  Stock, Exchangeable Common Stock
  and stock options in connection
  with the merger with Balisoft
  Technologies Inc................   2,281,653     7,758   2,205,915       22         4,533
Accretion to redemption value of
  Series F and Series G redeemable
  convertible preferred stock.....                   161                               (161)
Exchange of Series F and Series G
  redeemable convertible preferred
  stock for Series H redeemable
  convertible preferred stock.....  (4,575,201)       --
Issuance of Series I redeemable
  convertible preferred stock for
  cash, including issue costs.....   3,982,271    16,327                               (207)
Accretion to redemption value of
  Series H and Series I redeemable
  convertible preferred stock.....                 2,564                             (2,564)
Sale of common stock..............                            10,000       --            10
Exercise of stock options and
  warrants........................                           717,137        7           184                         (68)
Stock compensation expense for
  stock option modifications......                                                    1,253
Issuance of restricted common
  stock and related deferred stock
  compensation....................                         1,060,502       11         5,760                      (1,036)


                                                    ACCUMULATED                        TOTAL
                                      DEFERRED         OTHER                       STOCKHOLDERS'
                                       STOCK       COMPREHENSIVE   COMPREHENSIVE      EQUITY
                                    COMPENSATION       LOSS            LOSS          (DEFICIT)
                                    ------------   -------------   -------------   -------------
                                         (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, DECEMBER 31, 1996........    $     --         $(283)                        $ (16,363)
Exercise of stock options.........                                                          35
Accretion to redemption value of
  redeemable convertible preferred
  stock...........................                                                        (340)
Comprehensive loss:
  Net loss........................                                   $ (1,104)          (1,104)
  Other comprehensive loss, net of
    tax:
    Foreign currency translation
      adjustments.................                       (12)             (12)             (12)
                                                                     --------
        Total comprehensive
          loss....................                                     (1,116)
                                      --------         -----         ========        ---------
BALANCE, DECEMBER 31, 1997........          --          (295)                          (17,784)
Issuance of Series F redeemable
  convertible preferred stock upon
  conversion of bridge loan
  including accrued interest......                                                          --
Issuance of Series G redeemable
  convertible preferred stock for
  cash............................                                                          --
Exercise of stock options.........                                                           4
Accretion to redemption value of
  redeemable convertible preferred
  stock...........................                                                      (1,031)
Comprehensive loss:
  Net loss........................                                     (3,963)          (3,963)
  Other comprehensive income, net
    of tax:
    Foreign currency translation
      adjustments.................                        15               15               15
                                                                     --------
        Total comprehensive
          loss....................                                     (3,948)
                                      --------         -----         ========        ---------
BALANCE, DECEMBER 31, 1998........          --          (280)                          (22,759)
Issuance of Exchangeable Preferred
  Stock, Exchangeable Common Stock
  and stock options in connection
  with the merger with Balisoft
  Technologies Inc................                                                       4,555
Accretion to redemption value of
  Series F and Series G redeemable
  convertible preferred stock.....                                                        (161)
Exchange of Series F and Series G
  redeemable convertible preferred
  stock for Series H redeemable
  convertible preferred stock.....
Issuance of Series I redeemable
  convertible preferred stock for
  cash, including issue costs.....                                                        (207)
Accretion to redemption value of
  Series H and Series I redeemable
  convertible preferred stock.....                                                      (2,564)
Sale of common stock..............                                                          10
Exercise of stock options and
  warrants........................                                                         123
Stock compensation expense for
  stock option modifications......                                                       1,253
Issuance of restricted common
  stock and related deferred stock
  compensation....................      (4,710)                                             25

                               SERVICESOFT, INC.



        CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK


                AND STOCKHOLDERS' EQUITY (DEFICIT) -- CONTINUED


                                        REDEEMABLE
                                        CONVERTIBLE                                                             NOTES
                                      PREFERRED STOCK         COMMON STOCK        ADDITIONAL                  RECEIVABLE
                                    -------------------   ---------------------    PAID-IN     ACCUMULATED       FROM
                                     SHARES     AMOUNT     SHARES     PAR VALUE    CAPITAL       DEFICIT     STOCKHOLDERS
                                    ---------   -------   ---------   ---------   ----------   -----------   ------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Interest on notes receivable from
  stockholders....................                                                                                 (13)
Deferred stock compensation
  related to grants of stock
  options.........................                                                  12,646
Amortization of deferred stock
  compensation to expense ........
Issuance of common stock and stock
  options in connection with the
  acquisition of Internet Business
  Advantages, Inc.................                        1,124,010       11        10,614
Comprehensive loss:
  Net loss........................                                                               (23,553)
  Other comprehensive income, net
    of tax:
    Foreign currency translation
      adjustments.................
        Total comprehensive
          loss....................
                                    ---------   -------   ---------      ---       -------      --------       -------
BALANCE, DECEMBER 31, 1999........  11,587,344   52,251   5,152,352       51        32,068       (46,032)       (1,117)
Exercise of stock options
  (unaudited).....................                          132,762        2            52
Issuance of Series J redeemable
  convertible preferred stock for
  cash, including issue costs and
  deemed dividends (unaudited)....  3,481,478    31,438                             17,106       (17,303)
Accretion to redemption value of
  Series H, Series I and Series J
  redeemable convertible preferred
  stock (unaudited)...............                1,607                             (1,607)
Stock compensation expense for
  stock option modifications
  (unaudited).....................                                                     668
Interest on notes receivable from
  stockholders (unaudited)........                                                                                 (18)
Deferred stock compensation
  related to grants of stock
  options (unaudited).............                                                   5,741
Amortization of deferred stock
  compensation to expense
  (unaudited).....................
Comprehensive loss:
  Net loss (unaudited)............                                                               (14,264)
  Other comprehensive income, net
    of tax:
    Foreign currency translation
      adjustments (unaudited).....
        Total comprehensive loss
          (unaudited).............
                                    ---------   -------   ---------      ---       -------      --------       -------
BALANCE, MARCH 31, 2000
  (UNAUDITED).....................  15,068,822  $85,296   5,285,114      $53       $54,028      $(77,599)      $(1,135)
                                    =========   =======   =========      ===       =======      ========       =======


                                                    ACCUMULATED                        TOTAL
                                      DEFERRED         OTHER                       STOCKHOLDERS'
                                       STOCK       COMPREHENSIVE   COMPREHENSIVE      EQUITY
                                    COMPENSATION       LOSS            LOSS          (DEFICIT)
                                    ------------   -------------   -------------   -------------
                                         (IN THOUSANDS, EXCEPT SHARE DATA)
Interest on notes receivable from
  stockholders....................                                                         (13)
Deferred stock compensation
  related to grants of stock
  options.........................     (12,646)                                             --
Amortization of deferred stock
  compensation to expense ........         647                                             647
Issuance of common stock and stock
  options in connection with the
  acquisition of Internet Business
  Advantages, Inc.................                                                      10,625
Comprehensive loss:
  Net loss........................                                    (23,553)         (23,553)
  Other comprehensive income, net
    of tax:
    Foreign currency translation
      adjustments.................                       168              168              168
                                                                     --------
        Total comprehensive
          loss....................                                    (23,385)
                                      --------         -----         ========        ---------
BALANCE, DECEMBER 31, 1999........     (16,709)         (112)                          (31,851)
Exercise of stock options
  (unaudited).....................                                                          54
Issuance of Series J redeemable
  convertible preferred stock for
  cash, including issue costs and
  deemed dividends (unaudited)....                                                        (197)
Accretion to redemption value of
  Series H, Series I and Series J
  redeemable convertible preferred
  stock (unaudited)...............                                                      (1,607)
Stock compensation expense for
  stock option modifications
  (unaudited).....................                                                         668
Interest on notes receivable from
  stockholders (unaudited)........                                                         (18)
Deferred stock compensation
  related to grants of stock
  options (unaudited).............      (5,741)                                             --
Amortization of deferred stock
  compensation to expense
  (unaudited).....................       1,328                                           1,328
Comprehensive loss:
  Net loss (unaudited)............                                    (14,264)         (14,264)
  Other comprehensive income, net
    of tax:
    Foreign currency translation
      adjustments (unaudited).....                       (30)             (30)             (30)
                                                                     --------
        Total comprehensive loss
          (unaudited).............                                   $(14,294)
                                      --------         -----         ========        ---------
BALANCE, MARCH 31, 2000
  (UNAUDITED).....................    $(21,122)        $(142)                        $ (45,917)
                                      ========         =====                         =========



  The accompanying notes are an integral part of these consolidated financial statements.

                               SERVICESOFT, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                             THREE MONTHS
                                                             YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                                                           ----------------------------   ------------------
                                                            1997      1998       1999      1999       2000
                                                           -------   -------   --------   -------   --------
                                                                                             (UNAUDITED)
                                                                            (IN THOUSANDS)
Cash flows from operating activities:
  Net loss...............................................  $(1,104)  $(3,963)  $(23,553)  $(3,557)  $(14,264)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization........................       57       102      3,195       363      2,099
    Provision for doubtful accounts......................       --        50        120        --         20
    Loss (gain) on disposal of property and equipment....       --        18         20        --        (10)
    Compensation expense for stock options and grants....       --        --      1,900         8      1,996
    Interest income on notes from stockholders...........       --        --        (13)       --        (18)
    Interest expense associated with conversion of bridge
      loans to Series F redeemable convertible preferred
      stock..............................................       --       530         --        --         --
    Changes in operating assets and liabilities, net of
      effects of acquisitions:
      Accounts receivable................................     (604)     (695)    (4,156)      351       (976)
      Prepaid expenses, other current assets and other
         assets..........................................        4       (83)      (586)      (93)      (794)
      Accounts payable...................................      101        (3)      (211)      249      1,117
      Accrued expenses, compensation and benefits and
         other liabilities...............................      252       (95)     4,028       308       (491)
      Deferred revenue...................................      117       496      5,434       630      1,967
                                                           -------   -------   --------   -------   --------
         Net cash used in operating activities...........   (1,177)   (3,643)   (13,822)   (1,741)    (9,354)
                                                           -------   -------   --------   -------   --------
Cash flows from investing activities:
  Purchases of property and equipment....................      (25)     (337)    (2,255)     (352)    (2,280)
  Cash of businesses acquired, net of acquisition
    expenses.............................................       --        --      3,411     4,317         --
  (Increase) decrease in restricted cash.................       --      (200)        13        --       (149)
                                                           -------   -------   --------   -------   --------
         Net cash provided by (used in) investing
           activities....................................      (25)     (537)     1,169     3,965     (2,429)
                                                           -------   -------   --------   -------   --------
Cash flows from financing activities:
  Proceeds from bridge loans.............................      782        --         --        --         --
  Proceeds from line of credit...........................       --        --      1,000        --         --
  Repayment of line credit...............................       --        --         --        --     (1,000)
  Payments of capital lease obligations..................       --        --       (102)      (11)       (85)
  Proceeds from issuance of redeemable convertible
    preferred stock, net of issue costs..................       --     5,975     16,120        --     31,241
  Proceeds from issuance of common stock.................       --        --         35        --         --
  Proceeds from exercise of stock options................       35         4        123        --         54
                                                           -------   -------   --------   -------   --------
         Net cash provided by (used in) financing
           activities....................................      817     5,979     17,176       (11)    30,210
                                                           -------   -------   --------   -------   --------
Effects of exchange rate changes on cash and cash
  equivalents............................................      (13)       11         91       (13)        (2)
                                                           -------   -------   --------   -------   --------
Net increase (decrease) in cash and cash equivalents.....     (398)    1,810      4,614     2,200     18,425
Cash and cash equivalents, beginning of period...........      604       206      2,016     2,016      6,630
                                                           -------   -------   --------   -------   --------
Cash and cash equivalents, end of period.................  $   206   $ 2,016   $  6,630   $ 4,216   $ 25,055
                                                           =======   =======   ========   =======   ========

See supplemental cash flow information in Note 13.


  The accompanying notes are an integral part of these consolidated financial statements.

                               SERVICESOFT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF THE BUSINESS AND BASIS OF PRESENTATION:

     Servicesoft, Inc. ("Servicesoft") was originally incorporated as Rosh Intelligent Systems in 1987, was renamed ServiceSoft Corporation in 1993, was renamed Servicesoft Technologies, Inc. in 1999 and was subsequently renamed Servicesoft, Inc. in 2000. Servicesoft develops, markets and delivers software products and professional services that help businesses provide Internet-based services to their customers, employees and business partners. To date, Servicesoft's revenue has been reported and managed through one operating segment and has resulted from the sale of its products and services to major corporations in the United States and Europe.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Servicesoft and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated.

  TRANSLATION OF FOREIGN CURRENCIES

     The functional currency of Servicesoft's foreign subsidiaries is the local currency, except for a subsidiary in Israel, whose functional currency is the U.S. dollar. Assets and liabilities of the Servicesoft's foreign operations whose functional currencies are other than the U.S. dollar are translated into U.S. dollars at the exchange rate in effect at the balance sheet date; revenues and expenses are translated using the average exchange rates in effect during the period. The resultant cumulative translation adjustments are included in accumulated other comprehensive income or loss, which is a separate component of stockholders' equity (deficit). Foreign currency transaction gains and losses are included in the determination of net income or loss for the period.


  UNAUDITED INTERIM FINANCIAL STATEMENTS



     The interim consolidated financial statements as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 are unaudited. Management believes these unaudited financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. Results for the three months ended March 31, 2000 are not necessarily indicative of results to be expected for the full fiscal year.


  REVENUE RECOGNITION

     Servicesoft recognizes revenue in accordance with Statement of Position 97-2, "Software Revenue Recognition ("SOP 97-2"), as amended by Statement of Position 98-9. Revenue from software license sales and related implementation services are recognized using the percentage-of-completion method over the implementation period, assuming the contract price is fixed and determinable, binding evidence of the arrangement has been received and collection is probable. Percentage-of-completion is measured by the percentage of implementation hours incurred to date compared to the estimated total required implementation hours. The total amount of revenue to be earned under these contracts is generally fixed by contractual terms. Servicesoft regularly reviews its progress on these contracts and revises the estimated time for completing its implementations. Anticipated losses, if any, on contracts in progress are recognized when identified. When Servicesoft is not engaged to complete the software implementation, Servicesoft recognizes revenue upon delivery of the software to the end user, provided all other revenue recognition criteria are met. Revenue from software support and maintenance agreements, which are priced based on a fixed percentage of the related products' current list prices, is deferred and recognized ratably over the term of the agreements generally twelve months. Frequently, Servicesoft's sales include software licenses, related implementation services and a maintenance and support arrangement. The total contract value is attributed first to the maintenance and support arrangement based on its fair value, equal to its stated price as a fixed percentage of the related product's current list price; the remainder of the total contract value is then attributed to the software license

                               SERVICESOFT, INC.

and related implementation services, with the effect that discounts inherent in the total contract value are attributed to the software license and related implementation services. The Company does not offer its customers any rights of return.

  CASH AND CASH EQUIVALENTS

     Servicesoft considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of overnight certificates of deposit. Restricted cash represents required collateral on certain capital leases. The restricted cash is released to Servicesoft after one year.

  FINANCIAL AND CREDIT RISK

     Financial instruments which expose Servicesoft to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. Servicesoft invests primarily in money market accounts with large commercial banks with strong credit ratings. Servicesoft provides credit to customers in the normal course of business. Collateral is not required for accounts receivable, but evaluation of customers' credit and financial condition is performed periodically. Servicesoft maintains reserves for potential credit losses and such losses have been within management's expectations.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial instruments, including cash, cash equivalents, accounts receivable, accounts payable and redeemable convertible preferred stock, are carried in the consolidated financial statements at amounts that approximated fair value as of December 31, 1997, 1998 and 1999. Fair values are based on quoted market prices and assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method, over the estimated useful lives of the assets, typically three to five years.

  GOODWILL AND OTHER INTANGIBLE ASSETS

     Intangible assets result from Servicesoft's mergers or acquisitions of businesses (Note 3) accounted for under the purchase method and consist of identifiable assets, including completed technology, non-compete agreements and workforce, as well as goodwill. Intangible assets are recorded at cost, net of accumulated amortization. Identifiable intangible assets and goodwill are amortized on a straight-line basis over their estimated useful lives of three years. Servicesoft periodically evaluates its goodwill for potential impairment. Recoverability of goodwill not identified with other impaired assets is assessed based on the expected cash flows of Servicesoft, considering a number of factors including past operating results, budgets and economic projections, market trends and product development cycles.

  IMPAIRMENT OF LONG-LIVED ASSETS

     In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," Servicesoft periodically evaluates its long-lived assets, including intangible assets, for potential impairment. Recoverability of these assets is assessed based on undiscounted expected cash flows from the assets, considering a number of factors including past operating results, budgets and economic projections, market trends and product development cycles. An impairment in the carrying value of each asset is assessed when the undiscounted expected cash flows derived from the asset are less than its carrying value. Through December 31, 1999, Servicesoft has not recognized an impairment loss on its long-lived assets.

                               SERVICESOFT, INC.

  RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

     Research and development expenditures, except for certain software development expenditures, are expensed as incurred. Software development costs incurred after technological feasibility has been achieved and until the products are available for sale are capitalized and amortized over the life of the product. Costs of internally developed software which qualify for capitalization have not been material to date.

  STOCK COMPENSATION

     Stock options and restricted stock issued to employees and members of Servicesoft's Board of Directors are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations ("APB 25"); accordingly, compensation expense is recorded for options and restricted stock awarded to employees and directors to the extent that the exercise/purchase prices are less than the common stock's fair market value, for financial reporting purposes, on the date of grant, where the number of shares and exercise/purchase price are fixed. The difference between the fair value of Servicesoft's common stock and the exercise/purchase price of the stock option or restricted stock awards is recorded as deferred stock compensation. Deferred stock compensation is amortized to compensation expense over the vesting period of the underlying stock option or restricted stock. Servicesoft follows the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") (Note 7). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS 123.

  ADVERTISING COSTS

     Advertising costs are included in sales and marketing expenses and are expensed as incurred. Advertising costs were $2,000, $140,000 and $298,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

  INCOME TAXES

     Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance against deferred tax assets is recorded if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Servicesoft does not provide for U.S. income taxes on the undistributed earnings of its foreign subsidiaries, which Servicesoft considers to be permanent investments.

  NET LOSS PER COMMON SHARE--HISTORICAL


     Servicesoft computes net loss per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share," ("SFAS 128"). Under the provisions of SFAS 128, basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding. There is no difference between basic and diluted net loss per share since potential common shares from the conversion of redeemable convertible preferred stock and the exercises of options and warrants are anti-dilutive for all periods presented. The calculations of diluted net loss per common share for the years ended December 31, 1997, 1998, 1999 and the three months ended March 31, 1999 and 2000 do not include 3,437,000, 10,955,000, 14,700,000, 9,681,000 (unaudited) and 19,219,000 (unaudited) potential shares of common stock equivalents, including common stock options, common and preferred stock warrants, and redeemable convertible preferred stock, respectively.



  NET LOSS PER COMMON SHARE--PRO FORMA (UNAUDITED)



     The unaudited pro forma net loss per common share for the year ended December 31, 1999 and the three months ended March 31, 2000 is calculated assuming the automatic conversion of all preferred stock outstanding had occurred as of the beginning of the applicable period or as of the date of issuance of the

                               SERVICESOFT, INC.

preferred stock, if later. Therefore, accretion on the redeemable convertible preferred stock is excluded from the calculation of pro forma net loss per common share. The redeemable convertible preferred stock automatically converts into shares of common stock upon the completion of Servicesoft's initial public offering (Note 5). The calculation of pro forma diluted net loss per common share for the year ended December 31, 1999 and the three months ended March 31, 2000 does not include 3,113,000 and 4,150,000 potential shares of common stock equivalents, respectively, as their inclusion would be anti-dilutive.



  PRO FORMA BALANCE SHEET (UNAUDITED)



     Under the terms of Servicesoft's redeemable convertible preferred stock (Note 5), all shares of such preferred stock will automatically convert into common stock upon completion of Servicesoft's initial public offering of common stock. The unaudited pro forma balance sheet reflects the conversion of the outstanding shares of redeemable convertible preferred stock into 15,068,822 shares of common stock, as if the conversions had occurred on March 31, 2000. In addition, the unaudited pro forma balance sheet reflects the filing of an amended certificate of incorporation upon the effectiveness of the registration statement for Servicesoft's initial public offering, wherein the total authorized shares of common stock will be increased to 100,000,000. The amended certificate of incorporation also will authorize 5,000,001 shares of preferred stock.


  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 amends SOP 97-2 to require recognition of revenue using the "residual method" in circumstances outlined in SOP 98-9. Under the residual method, revenue is recognized as follows: (1) the total fair value of undelivered elements, as indicated by vendor specific objective evidence, is deferred and subsequently recognized in accordance with the relevant sections of SOP 97-2 and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. SOP 98-9 is effective for transactions entered into during fiscal years beginning after March 15, 1999 (fiscal year 2000 for Servicesoft), however early adoption is permitted. Servicesoft has adopted SOP 98-9.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as recently amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," is effective for fiscal years beginning after June 15, 2000. Because Servicesoft does not currently hold any derivative instruments and does not currently engage in hedging activities, Servicesoft does not expect the adoption of SFAS No. 133 will not have a material impact on its financial position or operating results.


     In March 2000, the Financial Accounting Standard Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies

                               SERVICESOFT, INC.

the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 will become effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. Servicesoft does not expect the application of FIN 44 to have a material impact on its financial position or results of operations.


3.  ACQUISITIONS

  BALISOFT TECHNOLOGIES INC.

     On February 12, 1999, Servicesoft completed its merger with Balisoft Technologies Inc. ("Balisoft"), a company that develops e-mail management and real-time internet collaboration applications. In connection with the acquisition, Servicesoft issued 2,205,915 shares of exchangeable common stock (Note 6) valued at $3,760,000, issued 2,281,653 shares of exchangeable preferred stock (exchangeable into Series H redeemable convertible preferred stock) (Note
5) valued at $7,773,000, and assumed or issued options and warrants to purchase 641,275 shares of Servicesoft common stock valued at $780,000. Servicesoft valued the options and warrants included in the purchase consideration based on a Black Scholes computation of their fair value at the date of grant; assumptions used included a risk-free interest rate of 5.25%, no dividend yield, volatility of 100%, weighted average expected life of 5 years, and fair value of the underlying common stock of $1.70 per share. The total consideration of $12,313,000 represented by the Servicesoft stock and options was determined based on an independent appraisal. In connection with this merger, Servicesoft incurred costs of $273,000, which are included in the total purchase price for accounting purposes.

     The merger was accounted for under the purchase method of accounting. Accordingly, the fair market values of the acquired assets and assumed liabilities have been included in the consolidated financial statements of Servicesoft as of the merger date and the results of operations of Balisoft have been included thereafter. The purchase price was allocated to the acquired assets and assumed liabilities as follows (in thousands):

Working capital, net........................................    $ 3,834
Property and equipment......................................        198
Completed technologies......................................      1,512
Workforce...................................................        473
Non-competition covenant....................................        180
Goodwill....................................................      6,389
                                                                -------
                                                                $12,586
                                                                =======

     The amounts allocated to identifiable tangible and intangible assets were based on the results of an independent appraisal. Goodwill represents the amount by which the total purchase price exceeded the fair values of the acquired net assets on the merger date.

  INTERNET BUSINESS ADVANTAGES, INC.

     On December 17, 1999, Servicesoft completed its acquisition of Internet Business Advantages, Inc. ("IBA"), a company that provides consulting services primarily focused on using Internet and Intranet technologies. In connection with the acquisition, Servicesoft paid $1,156,000, issued 1,124,010 shares of common stock valued at $10,150,000, and assumed or issued options and warrants to purchase 71,745 shares of Servicesoft common stock valued at $475,000. Servicesoft valued the options included in the purchase consideration based on a Black Scholes computation of their fair value at the date of grant; assumptions used included a risk-free interest rate of 5.25%, no dividend yield, volatility of 100%, weighted average expected life of 5 years, and fair value of the underlying common stock of $9.03 per share. The total consideration of

                               SERVICESOFT, INC.

$11,781,000 represented by the Servicesoft stock and options was determined in connection with an independent appraisal. In connection with this acquisition, Servicesoft incurred costs of $295,000, which are included in the total purchase price for accounting purposes.

     The acquisition was accounted for under the purchase method of accounting. Accordingly, the fair market values of the acquired assets and assumed liabilities have been included in the consolidated financial statements of Servicesoft as of the acquisition date and the results of operations of IBA have been included thereafter. The purchase price was allocated to the acquired assets and assumed liabilities as follows (in thousands):

Working capital, net........................................  $   233
Property and equipment......................................      487
Workforce...................................................    1,071
Goodwill....................................................   10,285
                                                              -------
                                                              $12,076
                                                              =======

     The amounts allocated to identifiable tangible and intangible assets were based on the results of an independent appraisal. Goodwill represents the amount by which the total purchase price exceeded the fair values of the net assets on the date of purchase.

     Accumulated amortization associated with identifiable intangible assets and goodwill related to the Balisoft merger and IBA acquisition was $2,496,000 and $175,000 at December 31, 1999, respectively.

  PRO FORMA PRESENTATION

     The following table presents unaudited pro forma information as if Servicesoft, Balisoft and IBA had been combined as of January 1, 1998. The pro forma data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have resulted had Servicesoft, Balisoft and IBA been a combined company during the specified periods. The pro forma data gives effect to actual operating results prior to the transactions and adjustments to reflect amortization of goodwill and other intangible assets.

                                                                 PRO FORMA UNAUDITED
                                                                  FOR THE YEAR ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------    -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                    SHARE AMOUNTS)
Net revenue.................................................   $  6,113       $ 10,479
Net loss attributable to common stockholders................   $(20,230)      $(35,071)
Net loss per common share -- basic and diluted..............   $  (6.04)      $  (9.38)
Weighted average common shares -- basic and diluted.........      3,349          3,738

4.  PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following as of December 31, 1998 and 1999 (in thousands):

                                                            1998      1999
                                                            -----    -------
Computer and office equipment.............................  $ 567    $ 3,589
Furniture and fixtures....................................    137        744
Leasehold improvements....................................     --        116
                                                            -----    -------
                                                              704      4,449
Accumulated depreciation..................................   (340)    (1,081)
                                                            -----    -------
                                                            $ 364    $ 3,368
                                                            =====    =======

                               SERVICESOFT, INC.

     As of December 31, 1998 and 1999, fixed assets held under capital leases included computer and office equipment with a cost of $120,000 and $1,959,000 and accumulated amortization of $0 and $497,000, respectively.

     Depreciation expense for the years ended December 31, 1997, 1998 and 1999 was $57,000, $102,000 and $524,000, respectively.

5.  REDEEMABLE CONVERTIBLE PREFERRED STOCK

     Redeemable convertible preferred stock consisted of the following as of December 31, 1998 and 1999 (in thousands, except share data):

                                                               1998       1999
                                                              -------    -------
Series I, $0.01 par value; 0 and 4,450,000 shares
  authorized; 0 and 3,982,271 shares issued and outstanding,
  as of December 31, 1998 and 1999, respectively............  $    --    $17,211
Series H, $0.01 par value; 0 and 8,000,000 shares
  authorized; 0 and 7,605,073 shares issued and outstanding,
  as of December 31, 1998 and 1999, respectively............       --     35,040
Series G, $0.01 par value; 4,900,000 and 0 shares
  authorized; 4,667,969 and 0 shares issued and outstanding,
  as of December 31, 1998 and 1999, respectively............    6,473         --
Series F, $0.01 par value; 5,300,000 and 0 shares
  authorized; 5,230,652 and 0 shares issued and outstanding,
  as of December 31, 1998 and 1999, respectively............   18,968         --
                                                              -------    -------
          Total redeemable convertible preferred stock......  $25,441    $52,251
                                                              =======    =======

     On February 12, 1999, all outstanding shares of Series F and Series G preferred stock were converted into 5,323,420 shares of Series H preferred stock. On the date of the conversion, Servicesoft reclassified the book value of the Series F and Series G preferred stock of $25,602,000 to Series H preferred stock. As part of the Balisoft merger, Servicesoft issued 2,281,653 shares of exchangeable preferred stock. The exchangeable preferred stock has rights identical to the outstanding Series H preferred stock and is exchangeable into shares of Series H preferred stock at any time at the option of the holder; accordingly, the exchangeable preferred stock has been included within the balance of outstanding Series H preferred stock. During 1999, Servicesoft recorded $1,680,000 of accretion to reflect cumulative amounts payable to the Series H preferred stockholders upon redemption.

     On June 18, 1999, Servicesoft issued 3,982,271 shares of Series I preferred stock for proceeds to Servicesoft of $16,327,000, prior to any fees or offering costs. During 1999, Servicesoft recorded $884,000 of accretion to reflect cumulative amounts payable to the Series I preferred stockholders upon redemption.

     The Series H preferred stock and the Series I preferred stock (collectively, the "preferred stock") have the following characteristics:

  CONVERSION

     Each share of preferred stock is convertible at any time, at the option of the holder based on specified formula (one-for-one as of December 31, 1999), subject to anti-dilution adjustments, as defined. All shares of preferred stock will automatically convert into common stock upon the vote of the holders of two-thirds of the outstanding shares of preferred stock or upon an initial public offering of common stock with gross proceeds to Servicesoft of at least $30,000,000 and an offering which places the value of Servicesoft at not less than $150,000,000.

                               SERVICESOFT, INC.

  VOTING AND DIVIDENDS

     Holders of the preferred stock are entitled to votes equaling the number of shares of common stock into which their shares may be converted. The holders of preferred stock are entitled to annual, noncumulative dividends of 6% of the original issue price, as defined, when and if declared by Servicesoft's Board of Directors.

  LIQUIDATION

     In the event of liquidation, dissolution or winding up of Servicesoft, the holders of Series I preferred stock are entitled to a liquidation preference of $4.10 per share plus all declared and unpaid dividends thereon, prior to any distribution to holders of Series H preferred stock or common stock. Upon the satisfaction of the Series I preferred stock liquidation preference, the holders of Series H preferred stock are entitled to an aggregate liquidation preference of $19,203,186, prior to any distribution to holders of common stock. Any remaining assets after the liquidation preference payments made to the preferred stock will be shared ratably by the common stockholders until the holders receive the per share liquidation amount that the Series H preferred stockholders received. After that point, the remaining assets will be shared ratably by the Series H stockholders, on an as-converted basis, and the common stockholders until the Series H stockholders and the common stockholders receive the per share liquidation amount that the Series I preferred stockholders received. Any remaining assets will be shared ratably among the Series I and Series H stockholders, on an as-converted basis, and the common stockholders.

  REDEMPTION

     On each of February 10, 2004, 2005 and 2006, Servicesoft, upon the written election of at least a majority of the holders of preferred stock, at the option of any holder, is obligated to redeem one-third of the shares of the preferred stock outstanding on February 10, 2004. The redemption price for each share of Series H and Series I preferred stock will be $2.53 and $4.10 per share, respectively, plus 10% per year compounded on each anniversary date of the issuance of each series of preferred stock, plus declared and unpaid dividends on each series of preferred stock.


  SERIES J PREFERRED STOCK OFFERING



     On January 13, 2000, Servicesoft completed an offering of 3,481,478 shares of its Series J redeemable convertible preferred stock (the "Series J preferred stock") for proceeds to Servicesoft of $31,438,000, prior to any fees or offering costs. The Series J preferred stock has substantially identical voting, dividend, redemption and conversion rights as the Series H and Series I preferred stock, except the redemption amount per share. In the event of any liquidation, dissolution or winding-up of Servicesoft, the holders of Series J preferred stock have a liquidation preference above Series H and Series I preferred stock and are entitled to receive $9.03 per share prior to any distributions to holders of Series H and Series I preferred stock and common stock. As the fair market value of Servicesoft's common stock, for financial reporting purposes, was greater than the issuance price of the Series J preferred stock, the right of conversion incorporated into the Series J preferred stock constitutes a beneficial conversion feature which was determined to have a value of $17,303,000 and has been treated as a deemed preferred stock dividend as of the date of issue, thus increasing the net loss attributable to common stockholders.


PREFERRED STOCK WARRANT

     In January 1998, Servicesoft issued a warrant to purchase 117,188 shares of Series G preferred stock. This warrant, which was issued in connection with a software development and license agreement, was immediately exercisable at a price of $2.56 per share and expires in 2003. In connection with the conversion of the Series G preferred stock to Series H preferred stock, this warrant was amended to provide for the purchase of 63,025 shares of Series H preferred stock at an exercise price of $4.76 per share. This warrant was determined to have an immaterial value on the date of issue.

                               SERVICESOFT, INC.

     As of December 31, 1999, Servicesoft had 11,650,369 shares of common stock reserved for issuance upon the conversion and exchange of preferred stock and the exercise of the outstanding preferred stock warrant.

6.  STOCKHOLDERS' DEFICIT

  STOCK SPLIT

     On February 12, 1999, the Board of Directors approved a 1-for-0.53781 reverse stock split. All share data have been restated in these consolidated financial statement to reflect this stock split.

  EXCHANGEABLE COMMON STOCK

     As part of the Balisoft acquisition, Servicesoft issued 2,205,915 shares of exchangeable common stock. The exchangeable common stock has rights identical to Servicesoft's outstanding common stock and is exchangeable into shares of common stock at any time at the option of the holder; accordingly, the exchangeable common stock has been included within the balance of outstanding common stock.

  SERIES X AND Y PREFERRED STOCK

     As of December 31, 1999, Servicesoft had one share of Series X preferred stock outstanding and one share of Series Y preferred stock outstanding which were issued in connection with the Balisoft merger to a trustee of the former Balisoft stockholders pursuant to a Voting and Exchange Trust Agreement. Under this agreement, the holders of exchangeable common stock are entitled to exercise voting rights equivalent to voting rights attaching to the same number of Servicesoft's common stock by and through the trustee of the share of Series X preferred stock. The holders of exchangeable preferred stock are entitled to exercise voting rights equivalent to voting rights attaching to the same number of shares of Series H preferred stock through the trustee of the share of Series Y preferred stock. The share of Series X preferred stock will be automatically redeemed at such time that no shares of exchangeable common stock are outstanding and the share of Series Y preferred stock will be automatically redeemed, at such time that no shares of exchangeable preferred stock are outstanding.

  RESTRICTED STOCK

     During October and November 1999, Servicesoft granted 1,060,502 shares of $.01 par value restricted common stock to certain employees and members of its Board of Directors. These shares vest annually over a four-year term for those shares issued to employees and annually over a three-year term for those shares issued to Board of Directors members. Unvested restricted shares are subject to forfeiture in the event that an employee ceases to be employed by Servicesoft or a Board of Director member ceases to be on the Board of Directors. Servicesoft recorded deferred stock compensation of $4,710,000, which represents the excess of the fair value of the restricted shares at the date of the award, for financial reporting purposes, over the purchase price. Compensation expense will be recognized ratably over the vesting period of the restricted stock. For the year ended December 31, 1999, Servicesoft recognized $323,000 of related stock compensation expense.

     In connection with the issuance of the restricted stock, Servicesoft accepted notes payable from two officers in the total amount of $1,013,000. These notes have an interest rate of 7% compounded annually; interest is payable annually on the anniversary date of the notes. The principal and any accrued but unpaid interest is payable on the earlier of the sale or other disposition of the underlying stock or on the tenth anniversary of the notes. The principal and interest may not be prepaid. Interest earned during the year ended December 31, 1999 was $11,000 and is included in interest income. These notes are secured by the underlying shares of stock and have recourse to the officers' personal assets of up to 30% of the principal amount and 100% of any outstanding interest.

                               SERVICESOFT, INC.

  STOCK OPTION MODIFICATIONS

     In August 1999, a former employee of Servicesoft exercised stock options to purchase 368,122 shares of common stock, through the issuance of a recourse note payable to Servicesoft in the amount of $68,000. This note has an interest rate of 6% and is due on the earlier of (i) the third anniversary of issuance, (ii) one year after completion of an initial public offering of common stock or (iii) upon the sale or disposition of the underlying stock. Interest earned during the year ended December 31, 1999 was $2,000 and is included in interest income. As a result of modifying these options, Servicesoft recorded stock compensation expense of $1,036,000 during the year ended December 31, 1999.

     During 1999, Servicesoft also authorized other stock option modifications, such as extended exercise periods, which resulted in the recording of $217,000 of additional stock compensation expense during the year ended December 31, 1999.

  COMMON STOCK PURCHASE WARRANTS

     As of December 31, 1999, Servicesoft had warrants outstanding for the purchase of 2,797 shares of common stock. These warrants, which were issued in connection with services rendered, were immediately exercisable and expire in the year 2003. The holder of these warrants may purchase 2,634 shares of common stock at $0.18 per share and 163 shares of common stock at $7.36 per share. These warrants were determined to have an immaterial value on the date of issue.

     As part of the Balisoft acquisition, Servicesoft issued warrants for the purchase of 77,855 shares of exchangeable common stock at a price of $3.53 per share. These warrants were immediately exercisable and expire in June 2000.

     As part of the IBA acquisition, Servicesoft issued warrants for the purchase of 17,985 shares of common stock. These warrants were immediately exercisable at a price of $4.10 per share and expire on December 17, 2004. The value of these warrants has been included in the purchase price of IBA (Note 3).

     As of December 31, 1999, Servicesoft had 2,304,552 shares of common stock reserved for issuance upon the exchange of the exchangeable common stock and the exercise of outstanding common stock warrants.

  BRIDGE LOAN CONVERSION

     During 1996 and 1997, Servicesoft received proceeds of approximately $724,000 and $782,000, respectively, from the issuance of bridge loans. As of December 31, 1997, accrued interest related to these loans was $83,000. The terms of the bridge loans included an interest rate of 8% and an original maturity date of November 14, 1997. On February 18, 1998, Servicesoft converted all amounts outstanding under the bridge loan, including accrued interest, into 2,118,735 shares of Series F preferred stock at a value of $0.75 per share. Associated with this conversion, Servicesoft recorded an additional $530,000 of interest expense to reflect the issuance of Series F preferred stock at below fair market value.

7.  STOCK OPTION PLAN:

     In accordance with Servicesoft's 1994 Stock Option Plan (the "94 Plan"), as amended, incentive stock options ("ISOs") and nonqualified stock options to purchase a maximum of 2,200,000 shares of common stock may be granted to qualified individuals by Servicesoft's Board of Directors. On November 1, 1999, Servicesoft adopted the 1999 Stock Option and Grant Plan (the "99 Plan"). The 99 Plan provides for the granting of ISOs and nonqualified stock options, restricted stock awards and unrestricted stock awards to officers, employees, directors, consultants, advisors and other key persons, for up to 1,876,498 shares of common stock. The 99 Plan provides that upon an initial public offering of Servicesoft's common stock and on each January 1 beginning on January 1, 2001, the number of reserved shares authorized under the 99 Plan will automatically increase to equal the greater of 4% of the issued and outstanding capital stock on a fully-diluted basis or that number of shares as would be necessary to maintain the reserved number of shares at 20% of the

                               SERVICESOFT, INC.

issued and outstanding capital stock on a fully-diluted basis. ISOs are granted to employees of Servicesoft with exercise prices not less than the fair market value of Servicesoft's common shares on the date of grant, as determined by Servicesoft's Board of Directors, typically vest over a four-year period, and are exercisable over a period not to exceed ten years from the date of grant. Nonqualified options may be granted to employees, directors, consultants and other advisors to Servicesoft on terms set forth by the Board of Directors on an individual case basis.

     The following table summarizes activity of the 94 Plan and the 99 Plan since January 1, 1997:

                                                       NUMBER OF    WEIGHTED-AVERAGE
                                                        SHARES       EXERCISE PRICE
                                                       ---------    ----------------
Outstanding at December 31, 1996.....................   283,821          $1.67
  Granted............................................    66,675           0.19
  Exercised..........................................    (9,628)          3.24
  Canceled...........................................   (13,789)          0.22
                                                       ---------
Outstanding at December 31, 1997.....................   327,079           1.13
  Granted............................................   819,031           0.19
  Exercised..........................................   (16,774)          0.19
  Canceled...........................................   (93,936)          0.32
                                                       ---------
Outstanding at December 31, 1998.....................  1,035,400          0.47
  Granted............................................  2,899,651          0.79
  Exercised..........................................  (717,137)          0.27
  Canceled...........................................  (261,456)          0.53
                                                       ---------
Outstanding at December 31, 1999.....................  2,956,458         $0.85
                                                       =========

     As of December 31, 1997, 1998 and 1999, options to purchase 131,335, 192,071 and 286,720 shares of common stock were exercisable, respectively with weighted-average exercise prices of $1.73, $1.19 and $0.75, respectively. The weighted average fair value per share of options granted during 1997, 1998 and 1999 was $0.03, $0.12 and $5.18, respectively.

     As of December 31, 1999, 100,215 and 797,603 shares were available for future grants under the 94 Plan and the 99 Plan, respectively.

     Summarized information about stock options outstanding at December 31, 1999 is as follows:

                          REMAINING
            NUMBER OF    CONTRACTUAL    NUMBER OF
EXERCISE     OPTIONS        LIFE         OPTIONS
 PRICE     OUTSTANDING   (IN YEARS)    EXERCISABLE
--------   -----------   -----------   -----------
 $ 0.18     1,035,327        8.29        263,483
   0.50       120,000        9.67             --
   1.00     1,676,169        9.91          3,768
   3.08        53,760        9.27          3,804
   3.53         4,673        8.83          4,154
   5.14        60,728        8.88          5,710
   7.36         1,023        4.35          1,023
  20.98         4,778        0.73          4,778
            ---------                    -------
            2,956,458        9.17        286,720
            =========                    =======

     Under APB 25, prior to 1999, no compensation expense had been recognized for stock option grants made by Servicesoft. For the year ended December 31, 1999, compensation expense recognized for stock option and restricted stock grants totaled $1,900,000. Had compensation cost for Servicesoft's stock option plans been determined based on the fair value at the date of grant for awards granted in 1999 and all prior

                               SERVICESOFT, INC.

periods (excluding those common stock options converted and issued in connection with the Balisoft and IBA transactions), consistent with the provisions of SFAS 123, Servicesoft's net loss attributable to common stockholders and net loss per common share for the years ended December 31, 1997, 1998 and 1999 would have increased to the pro forma amounts indicated below:

                                 1997                       1998                       1999
                       ------------------------   ------------------------   ------------------------
                         NET LOSS        NET        NET LOSS        NET        NET LOSS        NET
                       ATTRIBUTABLE    LOSS PER   ATTRIBUTABLE    LOSS PER   ATTRIBUTABLE    LOSS PER
                         TO COMMON      COMMON      TO COMMON      COMMON      TO COMMON      COMMON
                       STOCKHOLDERS     SHARE     STOCKHOLDERS     SHARE     STOCKHOLDERS     SHARE
                       ------------    --------   ------------    --------   ------------    --------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
As reported..........     $(1,444)     $(144.40)     $(4,994)     $(262.84)    $(26,278)     $(11.02)
Pro forma............     $(1,447)     $(144.70)     $(5,005)     $(263.42)    $(26,358)     $(11.05)

     For this purpose, the fair value of options at the date of grant was estimated using the minimum value method with the following weighted-average assumptions for 1997, 1998 and 1999: risk-free interest rates of 6.5%, 5.0% and 5.25%, respectively; no dividend yields or volatility factors; and weighted-average expected life of the options of five years However, because the determination of the fair value of all options granted after Servicesoft becomes a publicly-traded entity will include an expected volatility factor, because most options vest over periods of up to four years and because additional option grants are expected to be made subsequent to December 31, 1999, the pro forma effects of applying the fair value method may be materially different in future years.


     [Unaudited] For the three months ended March 31, 2000, Servicesoft issued options to purchase 1,179,500 shares of common stock at various exercise prices resulting in deferred compensation of $5,741,000, which has been recorded as of the option issuance dates. Such deferred compensation is being amortized to expense over the vesting term of the options, generally four years.


8.  LINES OF CREDIT:

  REVOLVING LINE OF CREDIT

     On June 3, 1999, Servicesoft entered into a revolving credit facility with a bank which provides up to $2,000,000 in revolving credit. Under the terms of this agreement, Servicesoft paid a non-refundable facility fee of $3,750 and must pay on the first date of each calendar quarter thereafter a non-refundable facility fee in the amount of $2,500. The interest rate assessed on outstanding borrowings is equal to the bank's prime rate plus 0.5% per year (9.0% at December 31, 1999). Additionally, Servicesoft is required to maintain certain financial ratios and is bound by covenants over the life of the agreement. As of December 31, 1999, Servicesoft had $1,000,000 outstanding under this facility and $1,000,000 remained available.

  EQUIPMENT LINE

     On June 3, 1999, Servicesoft entered into equipment financing arrangements with a bank for aggregate borrowings of $750,000 with an interest rate of the bank's prime rate plus 0.75% per year (9.25% at December 31, 1999). Borrowings are collateralized by certain assets of Servicesoft. Servicesoft had no borrowings against this facility as of December 31, 1999.

9.  COMMITMENTS:

  OPERATING LEASES

     Servicesoft has entered into operating leases for its office facilities and certain equipment, which expire at various dates through 2005. Total rent expense for the years ended December 31, 1997, 1998 and 1999 was $162,000, $157,000 and $818,000, respectively.

                               SERVICESOFT, INC.

  CAPITAL LEASES

     Servicesoft has entered into various lease agreements for computer and office equipment and software that have been recorded as capital leases. Certain of these leases required Servicesoft to deposit restricted cash on account of $187,000 as of December 31, 1999; other capital leases required Servicesoft to obtain $400,000 of standby letters of credit. Servicesoft would be required to reimburse the bank for any amounts paid under these letters of credit.

     Future minimum lease payments under all noncancelable operating and capital leases as of December 31, 1999 were as follows (in thousands):

                                                              OPERATING    CAPITAL
YEAR ENDED DECEMBER 31,                                        LEASES      LEASES
-----------------------                                       ---------    -------
  2000......................................................   $1,505       $404
  2001......................................................    1,361        368
  2002......................................................    1,345        170
  2003......................................................    1,270         33
  2004......................................................    1,255         17
  Thereafter................................................      673          4
                                                               ------       ----
                                                               $7,409        996
                                                               ======
Less: amounts representing interest.........................                 140
                                                                            ----
Present value of future minimum payments....................                 856
Less: amounts due within one year...........................                 334
                                                                            ----
Long-term portion...........................................                $522
                                                                            ====

10.  SEGMENT REPORTING

     Servicesoft operates in a single segment and has no organizational structure dictated by product lines, geography or customer type.

     The following table presents revenue and long-lived assets, excluding goodwill and other intangible assets, information by geographic area as of and for the years ended December 31, 1997, 1998 and 1999 (in thousands):

                                                TOTAL REVENUE             LONG-LIVED ASSETS
                                          --------------------------    ----------------------
                                           1997      1998      1999     1997    1998     1999
                                          ------    ------    ------    ----    ----    ------
United States...........................  $2,423    $3,858    $5,362    $19     $363    $3,056
United Kingdom..........................      --        --       704     --       --        56
Belgium.................................     103       432       944     --        1        13
Canada..................................      --        --       134     --       --       443
                                          ------    ------    ------    ---     ----    ------
                                          $2,526    $4,290    $7,144    $19     $364    $3,568
                                          ======    ======    ======    ===     ====    ======

     International revenue is based on the country in which the sale originates. During 1997 and 1998, three and two customers accounted for a total of 44% and 32% of Servicesoft's total revenue, respectively. During 1999, no customer accounted for more than 10% of Servicesoft's total revenue.

11.  INCOME TAXES:

     As a result of taxable losses generated, Servicesoft has not recorded any provisions for income taxes for the years ended December 31, 1997, 1998 and 1999. The following is a reconciliation between the amount of

                               SERVICESOFT, INC.

Servicesoft's income taxes utilizing the U.S. federal statutory rate and Servicesoft's actual provision for income taxes for the years ended December 31 1997, 1998 and 1999 (in thousands):

                                                          1997      1998       1999
                                                          -----    -------    -------
At U.S. federal statutory rate........................    $(379)   $(1,393)   $(8,008)
Non-deductible stock option compensation charges......       --         --        646
Non-deductible amortization and other charges.........       26         11        909
State taxes, net of federal effect....................      (65)      (178)    (1,188)
Effect of change in valuation allowance...............      506      1,636      7,777
Research and development credits......................      (88)       (76)      (136)
                                                          -----    -------    -------
Provision for income taxes............................    $  --    $    --    $    --
                                                          =====    =======    =======

     Deferred taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31 1998 and 1999, net deferred tax assets consisted of the following (in thousands):

                                                               1998        1999
                                                              -------    --------
Net operating loss carryforwards............................  $ 6,933    $ 16,310
R&D credits and investment tax credits......................      446         384
Capitalized development costs...............................      212         399
Differences in accounting for intangible assets.............       --        (944)
Other.......................................................       24          32
                                                              -------    --------
          Total deferred tax assets.........................    7,615      16,181
Valuation allowance.........................................   (7,615)    (16,181)
                                                              -------    --------
          Net deferred tax assets...........................  $    --    $     --
                                                              =======    ========

     As of December 31, 1999, Servicesoft had net operating loss carryforwards of $37,500,000, $29,100,000 and $5,100,000 for federal, state and foreign income tax purposes, respectively. These carryforwards expire in the years 2000 through 2019, and are subject to additional annual limitations as a result of changes in Servicesoft's ownership.

     Management of Servicesoft has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Through December 31, 1999, management was unable to conclude that it is more likely than not that Servicesoft will realize the benefit of the deferred tax assets and, accordingly, Servicesoft has recorded a valuation allowance for the full amount of the net deferred tax assets.

12.  SAVINGS PLAN:

     Servicesoft sponsors a savings plan for its employees which is designed to be qualified under section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits. Servicesoft does not contribute to the plan.

                               SERVICESOFT, INC.

13.  SUPPLEMENTAL CASH FLOW INFORMATION:

     The following table reflects supplemental cash flow investing and financing activities (in thousands):


                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1997        1998        1999
                                                             --------    --------    --------
Cash paid for interest.....................................  $     14    $      8    $     35
                                                             ========    ========    ========
Noncash investing and financing activities:
  Conversion of bridge loans and accrued interest into
     Series F redeemable convertible preferred stock.......  $     --    $  1,589    $     --
  Property and equipment acquired under capital lease
     obligations...........................................  $     --    $    120    $    559
  Common stock issued in exchange for notes receivable from
     stockholders..........................................  $     --    $     --    $  1,104
  Merger with Balisoft Technologies Inc., liabilities were
     assumed as follows:
     Fair value of assets acquired and goodwill............  $     --    $     --    $ 13,273
     Common stock, preferred stock, common stock options
       and warrants issued.................................        --          --     (12,313)
                                                             --------    --------    --------
       Liabilities assumed.................................  $     --    $     --    $    960
                                                             ========    ========    ========
  Acquisition of Internet Business Advantages, Inc.,
     liabilities were assumed as follows:
     Fair value of assets acquired and goodwill............  $     --    $     --    $ 12,972
     Common stock, preferred stock, common stock options
       and warrants issued.................................        --          --     (10,625)
     Cash paid.............................................        --          --      (1,156)
                                                             --------    --------    --------
       Liabilities assumed.................................  $     --    $     --    $  1,191
                                                             ========    ========    ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors of
Balisoft Technologies Inc.

     We have audited the consolidated balance sheets of Balisoft Technologies Inc. as at December 31, 1998 and 1997 and the consolidated statements of loss and deficit and changes in financial position for the year ended December 31, 1998 and for the period from the date of incorporation, June 5, 1997, to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and 1997 and the results of its operations and the changes in its financial position for the year ended December 31, 1998 and for the period from the date of incorporation, June 5, 1997, to December 31, 1997 in accordance with accounting principles generally accepted in Canada.

ERNST & YOUNG LLP
Chartered Accountants

Toronto, Canada,
March 12, 1999.

                           BALISOFT TECHNOLOGIES INC.

                           CONSOLIDATED BALANCE SHEET
                             (IN CANADIAN DOLLARS)

                                                                AS AT DECEMBER 31,
                                                              -----------------------
                                                                 1998         1997
                                                                  $             $
                                                              ----------    ---------
ASSETS
CURRENT
Cash and cash equivalents [note 2]..........................   8,435,790    1,375,534
Accounts receivable.........................................     170,304       48,873
Prepaid expenses............................................     176,846        5,037
                                                              ----------    ---------
TOTAL CURRENT ASSETS........................................   8,782,940    1,429,444
                                                              ----------    ---------
Capital assets, net [note 3]................................     481,876      245,799
                                                              ----------    ---------
                                                               9,264,816    1,675,243
                                                              ==========    =========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued liabilities....................   1,267,274      410,396
Current portion of obligations under capital leases [note
  8]........................................................     102,228           --
Current portion of long-term debt [note 4]..................       5,272        6,689
                                                              ----------    ---------
TOTAL CURRENT LIABILITIES...................................   1,374,774      417,085
                                                              ----------    ---------
Long-term debt [note 4].....................................     218,256      221,863
Obligations under capital leases [note 8]...................     225,516           --
                                                              ----------    ---------
TOTAL LIABILITIES...........................................   1,818,546      638,948
                                                              ----------    ---------
Commitments and contingencies [notes 8 and 11]
SHAREHOLDERS' EQUITY
Share capital [note 5]......................................   5,927,404    2,032,163
Special warrants [note 5]...................................   8,631,439           --
Deficit.....................................................  (7,112,573)    (995,868)
                                                              ----------    ---------
TOTAL SHAREHOLDERS' EQUITY..................................   7,446,270    1,036,295
                                                              ----------    ---------
                                                               9,264,816    1,675,243
                                                              ==========    =========

See accompanying notes

                           BALISOFT TECHNOLOGIES INC.

                           CONSOLIDATED STATEMENT OF
                                LOSS AND DEFICIT
                             (IN CANADIAN DOLLARS)

                                                                               PERIOD FROM
                                                                                 DATE OF
                                                                              INCORPORATION,
                                                                              JUNE 5, 1997,
                                                               YEAR ENDED           TO
                                                              DECEMBER 31,     DECEMBER 31,
                                                                  1998             1997
                                                                   $                $
                                                              ------------    --------------
REVENUE
Interest income.............................................      299,715              --
                                                               ----------        --------
EXPENSES
Research and development....................................    1,742,473         436,739
General and administrative..................................    1,669,432         453,491
Marketing...................................................    1,369,249         105,638
Sales.......................................................    1,184,693              --
Restructuring [note 9]......................................      450,573              --
                                                               ----------        --------
                                                                6,416,420         995,868
                                                               ----------        --------
NET LOSS FOR THE PERIOD.....................................   (6,116,705)       (995,868)
Deficit, beginning of period................................     (995,868)             --
                                                               ----------        --------
DEFICIT, END OF PERIOD......................................   (7,112,573)       (995,868)
                                                               ==========        ========

See accompanying notes

                           BALISOFT TECHNOLOGIES INC.

                           CONSOLIDATED STATEMENT OF
                         CHANGES IN FINANCIAL POSITION
                             (IN CANADIAN DOLLARS)

                                                                               PERIOD FROM
                                                                                 DATE OF
                                                                              INCORPORATION,
                                                                              JUNE 5, 1997,
                                                               YEAR ENDED           TO
                                                              DECEMBER 31,     DECEMBER 31,
                                                                  1998             1997
                                                                   $                $
                                                              ------------    --------------
OPERATING ACTIVITIES
Net loss for the period.....................................   (6,116,705)       (995,868)
Add item not affecting cash
  Amortization..............................................      162,436          11,708
                                                               ----------       ---------
                                                               (5,954,269)       (984,160)
Net change in non-cash working capital balances related
  to operations [note 6]....................................      563,638         356,486
                                                               ----------       ---------
CASH USED IN OPERATING ACTIVITIES...........................   (5,390,631)       (627,674)
                                                               ----------       ---------
INVESTING ACTIVITIES
Purchase of capital assets..................................     (398,513)       (257,507)
                                                               ----------       ---------
CASH USED IN INVESTING ACTIVITIES...........................     (398,513)       (257,507)
                                                               ----------       ---------
FINANCING ACTIVITIES
Issuance of common shares [note 5]..........................    1,093,117       2,032,163
Issuance of exchangeable preferred shares, net of costs
  [note 5]..................................................    2,802,124              --
Issuance of special warrants, net of costs [note 5].........    8,631,439              --
Increase (decrease) in long-term debt.......................       (5,024)        228,552
Obligations under capital leases, net.......................      327,744              --
                                                               ----------       ---------
CASH PROVIDED BY FINANCING ACTIVITIES.......................   12,849,400       2,260,715
                                                               ----------       ---------
NET INCREASE IN CASH DURING THE PERIOD......................    7,060,256       1,375,534
Cash and cash equivalents, beginning of period..............    1,375,534              --
                                                               ----------       ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................    8,435,790       1,375,534
                                                               ==========       =========
REPRESENTED BY
Cash........................................................    2,058,666         379,574
Cash equivalents [note 2]...................................    6,377,124         995,960
                                                               ----------       ---------
                                                                8,435,790       1,375,534
                                                               ==========       =========

See accompanying notes

                           BALISOFT TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (AMOUNTS IN CANADIAN DOLLARS)

1.  SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements of Balisoft Technologies Inc. [the "Company"] have been prepared by management in accordance with generally accepted accounting principles in Canada. The significant accounting policies are as follows:

  BASIS OF CONSOLIDATION

     These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Balisoft Ltd., incorporated under the laws of Israel. These consolidated financial statements are expressed in Canadian dollars, the operating currency of the Company.

  USE OF ESTIMATES

     In preparing the Company's consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the period. Actual results may differ from these estimates.

  CASH AND CASH EQUIVALENTS

     Cash includes cash equivalents, which are investments that are generally held to maturity and have terms of three months or less at the time of acquisition. Cash equivalents typically consist of discounted and short-term notes. Cash equivalents are stated at fair value, which approximates cost.

  CAPITAL ASSETS

     Capital assets are recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over the following periods:

Office equipment.....................................    5 years
Computer hardware and software.......................    3 years
Furniture and fixtures...............................    6 to 15 years
Motor vehicles.......................................    6.67 years
Leasehold improvements...............................    5 years
Equipment under capital leases.......................    3 years

  LEASES

     A lease that transfers substantially all the benefits and risks incidental to the ownership of the property is accounted for as if it were an acquisition of an asset and the incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases with rental payments being expensed as incurred.

  REVENUE RECOGNITION

     Revenue from software sales is recognized on delivery of the software.

  FOREIGN EXCHANGE TRANSLATION

     The Company's subsidiary is considered to be an integrated operation. Accordingly, monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the rates of exchange

                           BALISOFT TECHNOLOGIES INC.

prevailing at period end while other consolidated balance sheet items are translated at historic rates. Revenue and expenses are translated at the rates of exchange in effect on the transaction dates. Realized and unrealized foreign exchange gains and losses are included in income in the period in which they occur, except where they arise from translation of non-current monetary items. Such gains and losses are deferred and amortized to income on a straight-line basis over the remaining life of the underlying non-current monetary items.

  RESEARCH AND DEVELOPMENT

     Research costs are expensed in the period incurred. Development costs are expensed in the period incurred unless a development project meets generally accepted accounting criteria for deferral and amortization. No development costs have been deferred to date.

  INCOME TAXES

     The Company follows the deferral method of income tax allocation. Deferred income taxes result from claiming deductions for income tax purposes in amounts which differ from those charged in the accounts.

2.  CASH EQUIVALENTS

     As at December 31, 1998, cash equivalents consist of bankers' acceptances of U.S. $2,604,090 and $2,372,496 [$995,960 at December 31, 1997], which mature on January 15, 1999 and January 20, 1999, respectively [January 21, 1998 for December 31, 1997], and bear interest at rates ranging from 4.3% to 4.4%.

3.  CAPITAL ASSETS

     Capital assets consist of the following:

                                                                  1998
                                                   ----------------------------------
                                                                                NET
                                                              ACCUMULATED      BOOK
                                                    COST      AMORTIZATION     VALUE
                                                      $            $             $
                                                   -------    ------------    -------
Office equipment.................................    4,622          818         3,804
Computer hardware and software...................  122,714       33,465        89,249
Furniture and fixtures...........................   36,927        3,258        33,669
Motor vehicles...................................   50,023        7,084        42,939
Leasehold improvements...........................   18,650        3,730        14,920
Equipment under capital leases...................  272,269       45,374       226,895
Leasehold improvements under capital leases......   88,000       17,600        70,400
                                                   -------      -------       -------
                                                   593,205      111,329       481,876
                                                   =======      =======       =======

                           BALISOFT TECHNOLOGIES INC.

                                                                  1997
                                                   ----------------------------------
                                                                                NET
                                                              ACCUMULATED      BOOK
                                                    COST      AMORTIZATION     VALUE
                                                      $            $             $
                                                   -------    ------------    -------
Office equipment.................................    2,808           94         2,714
Computer hardware and software...................  160,914        9,317       151,597
Furniture and fixtures...........................   41,408          900        40,508
Motor vehicles...................................   46,494        1,354        45,140
Leasehold improvements...........................    5,883           43         5,840
                                                   -------      -------       -------
                                                   257,507       11,708       245,799
                                                   =======      =======       =======

4.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                            1998       1997
                                                              $          $
                                                           -------    -------
Canada Israel Industrial Research and
  Development Foundation.................................  200,000    200,000
Bank Leumi...............................................   23,528     28,552
                                                           -------    -------
                                                           223,528    228,552
Less current portion.....................................    5,272      6,689
                                                           -------    -------
                                                           218,256    221,863
                                                           =======    =======

     The Canada Israel Industrial Research and Development Foundation ["CIIRDF"] has advanced $200,000 of a total $600,000 due under the terms of an agreement with the Company and its subsidiary, dated November 24, 1997. The balance of the monies was due in two equal annual tranches on November 24, 1998 and 1999, however, owing to the discontinuance of operations of the subsidiary, no further amounts will be advanced. The provisions of the agreement require repayment of the loan at 2.5% of gross sales, calculated semi-annually commencing at the date of the first commercial transaction. The loan will be forgiven in the event that no commercial sales of the products funded by CIIRDF are made. No interest is charged on this loan.

     The U.S. dollar loan from Bank Leumi is collateralized against certain assets of the subsidiary, bears interest at 8.5% per annum and is repayable in monthly installments of U.S. $331.

5.  SHARE CAPITAL

     Share capital consists of the following:

  AUTHORIZED

     Unlimited common shares
     Unlimited voting, non-cumulative, convertible Class A preferred shares

                           BALISOFT TECHNOLOGIES INC.

  ISSUED

     A summary of changes to issued share capital is as follows:

                                                                1998
                                                            COMMON SHARES
                                                        ---------------------
                                                           #           $
                                                        -------    ----------
Issued and outstanding, December 31, 1997.............  121,162     2,032,163
Issue of common shares for cash [a]...................  250....        14,300
Issue of common shares for cash upon exercise of
  warrants............................................    8,271       500,395
Conversion of short-term debt to common shares
  pursuant to convertible loan agreements.............    2,375       187,500
Issue of common shares for cash pursuant to employee
  share purchase plan.................................    4,941       390,665
Employee stock options exercised for cash.............      167           257
                                                        -------    ----------
ISSUED AND OUTSTANDING, DECEMBER 31, 1998.............  137,166     3,125,280
                                                        =======    ==========

                                                                1998
                                                          SPECIAL WARRANTS
                                                        ---------------------
                                                           #           $
                                                        -------    ----------
Issued and outstanding, December 31, 1997.............       --            --
Issue of special warrants for cash [b]................  112,013     8,631,439
                                                        -------    ----------
ISSUED AND OUTSTANDING, DECEMBER 31, 1998.............  112,013     8,631,439
                                                        =======    ==========

                                                                1998
                                                            EXCHANGEABLE
                                                          PREFERRED SHARES
                                                        ---------------------
                                                           #           $
                                                        -------    ----------
Issued and outstanding, December 31, 1997.............       --            --
Issue of exchangeable preferred shares for cash [c]...       --     2,802,124
                                                        -------    ----------
ISSUED AND OUTSTANDING, DECEMBER 31, 1998.............       --     2,802,124
                                                        -------    ----------
                                                                   14,558,843
                                                                   ==========

                                                                1997
                                                            COMMON SHARES
                                                        ---------------------
                                                           #           $
                                                        -------    ----------
Issued and outstanding, June 5, 1997..................   90,000       343,753
Issue of common shares for cash.......................   31,162     1,688,410
                                                        -------    ----------
Issued and outstanding, December 31, 1997.............  121,162     2,032,163
                                                        =======    ==========

                                                                1997
                                                          SPECIAL WARRANTS
                                                        ---------------------
                                                           #           $
                                                        -------    ----------
Issued and outstanding, June 5, 1997..................       --            --
                                                        -------    ----------
Issued and outstanding, December 31, 1997.............       --            --
                                                        -------    ----------

                           BALISOFT TECHNOLOGIES INC.

                                                                1997
                                                            EXCHANGEABLE
                                                          PREFERRED SHARES
                                                        ---------------------
                                                           #           $
                                                        -------    ----------
Issued and outstanding, June 5, 1997..................       --            --
Issued and outstanding, December 31, 1997.............       --            --
                                                        -------    ----------
                                                                    2,032,163
                                                                   ==========

     The common shares and preferred shares participate equally with respect to voting rights. Any preferred shares which may be issued shall rank prior to the common shares with respect to dividends and with respect to the return of property or assets upon the liquidation, dissolution or winding-up of the Company. After the payment of preferred share dividends, the preferred shares participate equally with the common shares in any further dividends.

     The preferred shares may be converted pro rata, at any time, at the option of the holder, into fully paid, non-accessible common shares of the Company on a one-for-one basis. Each outstanding preferred share shall be automatically converted into one common share at the earlier of June 1, 2002, any initial public offering of common shares of the Company, or the closing date of a change of control transaction.

     [a] Warrants. On April 9, 1998, 250 common shares were issued for aggregate proceeds of approximately $14,300 [U.S. $10,000]. In connection with this issue of common shares, the Company granted 5,000 warrants that are exercisable at any time up to June 3, 2000, at an exercise price of U.S. $54.92.

     [b] Special warrants. Pursuant to an agreement dated June 3, 1998, the Company completed the issuance, by way of a private placement, of 112,013 special warrants for gross proceeds of $8,851,000 [U.S. $5,700,000 and Cdn. $650,000]. The net proceeds of the offering totalled approximately $8,631,439.

     Each special warrant [other than 1,898 special warrants that are convertible into common shares only] is exercisable without additional consideration for one preferred share or, at the election of the holder, such a number of common shares as would be issuable upon conversion of one preferred share into common shares in accordance with the Articles of Incorporation.

     In the event that a final prospectus is not issued and the Company fails to complete an initial public offering on or before the 3rd anniversary date of the agreement, any special warrants exercised after this date shall entitle the holders to receive 1.15 shares, without payment of additional consideration. Any outstanding warrants shall be deemed to have been exercised by the holder on the expiry date, being the 4th anniversary of the closing date.

     [c] Exchangeable preferred shares. On June 3, 1998, the Company issued 100 exchangeable preferred shares in its subsidiary for aggregate proceeds of approximately $2,877,600 [U.S. $2,000,000], to be used specifically to fund research and development. The associated costs of the exchangeable preferred share issue were approximately $75,500.

     These exchangeable preferred shares are exchangeable on the basis of
364.16605 preferred shares or 364.16605 common shares of the Company at the holder's option for each exchangeable preferred share subject to adjustment as set forth in the Articles of Incorporation and share exchange agreement. The exchangeable preferred shares rank equally with the common shares of the Company in respect of voting rights and entitlement to dividends. Upon liquidation, proceeds will be allocated U.S. $54.92 plus 8% interest from June 1, 1998 to each issued preferred share and then U.S. $54.92 to each common share. The common and preferred shares then share equally in any remaining liquidation surplus.

                           BALISOFT TECHNOLOGIES INC.

     An automatic exchange of the exchangeable preferred shares into either common or preferred shares may occur if any of the following transactions takes place:

      [i]  Upon insolvency of the Company or the subsidiary;

      [ii] Upon the proposed sale of all or substantially all, or the proposed amalgamation, merger or other business combination of the subsidiary;

     [iii] From June 3, 2003, after a resolution of the board of directors of the subsidiary; or

      [iv] Upon a mandatory conversion event defined in the Articles of Amendment as either the closing date of any initial public offering by the Company or the closing date of any transaction approved by the board of directors of the Company in a resolution designating such transaction as a "change in control transaction" for the purposes of the Articles of Amendment and resulting in the acquisition of control of the Company, the sale of all or substantially all of the business or assets of the Company, or the amalgamation, merger or other business combination of the Company.

     Accordingly, the preferred shares of the subsidiary held by non-controlling interests is regarded in substance as a residual equity interest of the Company and has been presented as equity in these consolidated financial statements.

     [d] Stock options. As at December 31, 1998, 10,000 founder's options are outstanding to acquire 10,000 common shares at an exercise price per common share of $0.01 which expire on April 6, 2007.

     The Company has established two stock option plans [Option Plan A and Option Plan B] to encourage ownership in the Company's common shares by executives, directors and employees of the Company and its subsidiary. As at December 31, 1998, under these plans there were options granted to purchase 32,525 common shares exercisable at various prices which range from Cdn. $0.10 to $55.00 and U.S. $1.00 to $40.00. These options expire on various dates to April 29, 2001.

6.  CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION

     The net change in non-cash working capital balances related to operations consists of the following:

                                                            1998       1997
                                                             $           $
                                                          --------    -------
Accounts receivable.....................................  (121,431)   (48,873)
Prepaid expenses........................................  (171,809)    (5,037)
Accounts payable and accrued liabilities................   856,878    410,396
                                                          --------    -------
                                                           563,638    356,486
                                                          ========    =======

7.  INCOME TAXES LOSS CARRYFORWARDS

     The Company has non-capital losses available for carryforward from December 31, 1998 of approximately $4,060,000 and $460,000 [1997--$460,000] that will expire in 2005 and 2004, respectively. The Company's subsidiary has a taxable loss allowance at December 31, 1998 of approximately $2,660,000 [1997--$480,000]. The potential income tax benefits of these losses have not been recorded in the consolidated financial statements.

                           BALISOFT TECHNOLOGIES INC.

8.  LEASE COMMITMENTS

  [A]  CAPITAL LEASES

     Future minimum annual lease payments under capital leases for the next five years are as follows:

                                                                $
                                                             -------
1999.....................................................    124,650
2000.....................................................    123,385
2001.....................................................     90,690
2002.....................................................     21,346
2003.....................................................     12,453
                                                             -------
Total minimum capital lease payments.....................    372,524
Less imputed interest....................................     44,780
                                                             -------
Present value of net minimum capital lease payments......    327,744
Less current portion.....................................    102,228
                                                             -------
                                                             225,516
                                                             =======

     The Company has entered into an agreement with Dell Financial Services Ltd. to provide a line of credit totaling $250,000 for leasing of capital assets. As at December 31, 1998, the Company has utilized approximately $246,000 of this facility. The nominal interest rate on the obligation is 8.1% per annum.

     A letter of credit of $125,000 has been issued by the Company in favour of Dell Financial Services Ltd. that expires on December 22, 1999.

     The Company entered into an agreement with its real estate lessor whereby the lessor paid for leasehold improvements totaling $88,000 to be repaid by the Company over the term of the lease of five years ending July 1, 2003 with a nominal interest rate of 8.2% per annum.

  [B]  OPERATING LEASES

     Future minimum annual lease payments under operating leases for the next five years are approximately as follows:

                                                                $
                                                             -------
1999.....................................................    209,000
2000.....................................................    202,000
2001.....................................................    195,000
2002.....................................................    194,000
2003.....................................................    113,000
                                                             -------
                                                             913,000
                                                             =======

9.  RESTRUCTURING EXPENSES

     Prior to the year end, management adopted a formal plan to close the subsidiary's operations. This closure was substantially completed on January 4, 1999. Restructuring expenses consist of loss on capital assets of $111,904 and closure related costs of $338,669.

                           BALISOFT TECHNOLOGIES INC.

10.  RECONCILIATION OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada ["Canadian GAAP"], which, as applied in these consolidated financial statements, conform in all material respects to those accounting principles generally accepted in the United States ["U.S. GAAP"], except as follows:

     Under Canadian GAAP, the accompanying consolidated statements of changes in financial position report the changes in financial position of each major balance sheet item, reconciling to the net change in cash. Under U.S. GAAP, the consolidated statements of cash flow report the actual cash flow activities. Accordingly, certain non-cash changes reported in the accompanying consolidated statements of changes in financial position would not be reported in the consolidated statements of cash flow under U.S. GAAP as follows:

                                                                 PERIOD FROM
                                                                   DATE OF
                                                                INCORPORATION,
                                                                JUNE 5, 1997,
                                                 YEAR ENDED           TO
                                                DECEMBER 31,     DECEMBER 31,
                                                    1998             1997
                                                     $                $
                                                ------------    --------------
OPERATING ACTIVITIES
Cash used in operating activities, Canadian
  and U.S. GAAP...............................   (5,390,631)       (627,674)
                                                 ----------       ---------
INVESTING ACTIVITIES
Cash used in investing activities, Canadian
  GAAP........................................     (398,513)       (257,507)
Assets acquired by capital lease..............      327,744              --
                                                 ----------       ---------
Cash used in investing activities, U.S.
  GAAP........................................      (70,769)       (257,507)
                                                 ----------       ---------
FINANCING ACTIVITIES
Cash provided by financing activities,
  Canadian GAAP...............................   12,849,400       2,260,715
Common shares issued for non-cash
  consideration...............................     (187,500)       (343,750)
Obligations under capital lease...............     (327,744)             --
Debt issued...................................      187,500         343,750
                                                 ----------       ---------
Cash provided by financing activities, U.S.
  GAAP........................................   12,521,656       2,260,715
                                                 ----------       ---------
Net increase in cash and cash equivalents,
  U.S. GAAP...................................    7,060,256       1,375,534
Cash and cash equivalents, beginning of
  period......................................    1,375,534              --
                                                 ----------       ---------
Cash and cash equivalents, end of period......    8,435,790       1,375,534
                                                 ==========       =========

11.  UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the

                           BALISOFT TECHNOLOGIES INC.

Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

12.  SUBSEQUENT EVENT

     Subsequent to December 31, 1998, in February 1999, the Company entered into a combination transaction with a U.S. based company, ServiceSoft Corporation. The shareholders of the Company received 45% of the common and preferred share equity in the new combined entity. As part of the transaction, the Company merged with Servicesoft Technologies (Canada) Inc., a wholly-owned subsidiary of ServiceSoft Corporation. As part of the terms, 20% of the exchangeable shares of Servicesoft Technologies (Canada) Inc. and 20% of ServiceSoft Corporation's shares have been placed in escrow until the earlier of completion of an initial public offering or 60 days after the completion of the fiscal 1999 audit.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Internet Business Advantages, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Internet Business Advantages, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
July 1, 1999

                       INTERNET BUSINESS ADVANTAGES, INC.

                                 BALANCE SHEET

                                                                    DECEMBER 31,
                                                              ------------------------    SEPTEMBER 30,
                                                                 1997          1998           1999
                                                              ----------    ----------    -------------
                                                                                           (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  242,722    $  855,681     $   605,123
  Accounts receivable, net of allowance for doubtful
    accounts of $40,000, $2,500 and $2,500 at December 31,
    1997 and 1998 and September 30, 1999 (unaudited),
    respectively............................................     200,400       252,550         308,744
  Unbilled accounts receivable..............................      11,500        90,817         241,054
  Prepaid expenses and other current assets.................      17,100        14,953          61,316
                                                              ----------    ----------     -----------
    Total current assets....................................     471,722     1,214,001       1,216,237
Fixed assets, net...........................................     100,340       295,988         376,017
Other assets................................................          --       158,321         150,000
                                                              ----------    ----------     -----------
         Total assets.......................................  $  572,062    $1,668,310     $ 1,742,254
                                                              ==========    ==========     ===========
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
  STOCKHOLDERS' DEFICIT
Current liabilities:
  Convertible demand note...................................  $       --    $       --     $ 2,200,000
  Current portion of capital lease obligations..............          --        28,349          38,073
  Current portion of long-term debt.........................          --        18,523         246,626
  Accounts payable..........................................      46,100       106,523         209,372
  Accrued expenses..........................................     121,500       318,338         467,285
  Deferred revenue..........................................     108,978        18,082         185,186
  Accumulated losses in excess of investment in affiliate...      47,993       260,859              --
                                                              ----------    ----------     -----------
    Total current liabilities...............................     324,571       750,674       3,346,542
Capital lease obligations...................................          --        47,288          42,545
Long-term debt..............................................          --       114,840         457,152
                                                              ----------    ----------     -----------
    Total liabilities.......................................     324,571       912,802       3,846,239
                                                              ----------    ----------     -----------
Commitments (Note 9)
Redeemable convertible preferred stock:
  Series A redeemable convertible preferred stock, $0.001
    par value; 928,394 shares authorized, issued and
    outstanding.............................................   1,021,233     1,021,233       1,021,233
  Series B redeemable convertible preferred stock, $0.001
    par value; 1,071,606 shares authorized, issued and
    outstanding.............................................     978,767       978,767         978,767
  Series C redeemable convertible preferred stock, $0.001
    par value; no shares authorized, issued and outstanding
    at December 31, 1997; 914,667 shares authorized, issued
    and outstanding at December 31, 1998 and September 30,
    1999 (unaudited)........................................          --     2,999,998       2,999,998
                                                              ----------    ----------     -----------
    Total redeemable convertible preferred stock............   2,000,000     4,999,998       4,999,998
                                                              ----------    ----------     -----------
Stockholders' deficit:
  Common stock, $0.001 par value; 5,000,000 shares
    authorized; 1,062,667, 1,088,667 and 1,088,667 shares
    issued at December 31, 1997 and 1998 and September 30,
    1999 (unaudited), respectively; 1,062,667, 909,792 and
    854,459 shares outstanding at December 31, 1997 and 1998
    and September 30, 1999 (unaudited), respectively........       1,063         1,089           1,089
  Additional paid-in capital................................       2,624         2,858           2,858
  Treasury stock, at cost...................................          --          (859)         (1,267)
  Accumulated deficit.......................................  (1,756,196)   (4,247,578)     (7,106,663)
                                                              ----------    ----------     -----------
    Total stockholders' deficit.............................  (1,752,509)   (4,244,490)     (7,103,983)
                                                              ----------    ----------     -----------
         Total liabilities, redeemable convertible preferred
           stock and stockholders' deficit..................  $  572,062    $1,668,310     $ 1,742,254
                                                              ==========    ==========     ===========

   The accompanying notes are an integral part of these financial statements.

                       INTERNET BUSINESS ADVANTAGES, INC.

                            STATEMENT OF OPERATIONS

                                                YEAR ENDED                NINE MONTHS ENDED
                                               DECEMBER 31,                 SEPTEMBER 30,
                                        --------------------------    --------------------------
                                           1997           1998           1998           1999
                                        -----------    -----------    -----------    -----------
                                                                             (UNAUDITED)
Revenue...............................  $ 1,069,551    $ 1,822,833    $ 1,015,468    $ 2,221,904
                                        ===========    ===========    ===========    ===========
Operating expenses:
  Professional services...............      935,404      1,834,923      1,140,314      2,673,165
  Sales and marketing.................      607,450      1,086,671        738,353      1,229,364
  General and administrative..........      686,250      1,259,071        827,759      1,450,014
                                        -----------    -----------    -----------    -----------
     Total operating expenses.........    2,229,104      4,180,665      2,706,426      5,352,543
                                        -----------    -----------    -----------    -----------
Loss from operations..................   (1,159,553)    (2,357,832)    (1,690,958)    (3,130,639)
Loss from equity investment...........      (47,993)      (212,866)      (145,729)      (221,120)
Gain on disposal of subsidiary........           --             --             --        544,135
Interest income.......................       37,600         90,481         69,522         20,139
Interest expense......................           --         (2,065)            --        (99,481)
Other income, net.....................           --             --             --         27,881
                                        -----------    -----------    -----------    -----------
     Net loss.........................  $(1,169,946)   $(2,482,282)   $(1,767,165)   $(2,859,085)
                                        ===========    ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                       INTERNET BUSINESS ADVANTAGES, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT

                                          COMMON STOCK
                                      ---------------------   ADDITIONAL                                TOTAL
                                       NUMBER      $0.001      PAID-IN     TREASURY   ACCUMULATED   STOCKHOLDERS'
                                      OF SHARES   PAR VALUE    CAPITAL      STOCK       DEFICIT        DEFICIT
                                      ---------   ---------   ----------   --------   -----------   -------------
Balance at December 31, 1996........    888,167    $  888       $1,054     $    --    $ (586,250)    $  (584,308)
Issuance of restricted stock to
  employees.........................    174,500       175        1,570                                     1,745
Net loss............................                                                  (1,169,946)     (1,169,946)
                                      ---------    ------       ------     -------    -----------    -----------
Balance at December 31, 1997........  1,062,667     1,063        2,624          --    (1,756,196)     (1,752,509)
Issuance costs related to Series C
  redeemable convertible preferred
  stock.............................                                                      (9,100)         (9,100)
Issuance of restricted stock to
  employees.........................     26,000        26          234                                       260
Purchase of common stock held in
  treasury..........................                                          (859)                         (859)
Net loss............................                                                  (2,482,282)     (2,482,282)
                                      ---------    ------       ------     -------    -----------    -----------
Balance at December 31, 1998........  1,088,667     1,089        2,858        (859)   (4,247,578)     (4,244,490)
Purchase of common stock held in
  treasury (unaudited)..............                                          (408)                         (408)
Net loss (unaudited)................                                                  (2,859,085)     (2,859,085)
                                      ---------    ------       ------     -------    -----------    -----------
Balance at September 30, 1999
  (unaudited).......................  1,088,667    $1,089       $2,858     $(1,267)   $(7,106,663)   $(7,103,983)
                                      =========    ======       ======     =======    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                       INTERNET BUSINESS ADVANTAGES, INC.

                            STATEMENT OF CASH FLOWS

                                                            YEAR ENDED               NINE MONTHS ENDED
                                                           DECEMBER 31,                SEPTEMBER 30,
                                                     -------------------------   -------------------------
                                                        1997          1998          1998          1999
                                                     -----------   -----------   -----------   -----------
                                                                                        (UNAUDITED)
Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities:
  Net loss.........................................  $(1,169,946)  $(2,482,282)  $(1,767,165)  $(2,859,085)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization..................       33,900        79,901        47,458       108,089
    Loss from equity investment....................       47,993       212,866       145,729       221,120
    Gain on disposal of subsidiary.................           --            --            --      (544,135)
    Changes in assets and liabilities, net of
      effects from acquisition:
      Accounts receivable..........................     (200,400)      (52,150)     (201,639)       10,804
      Unbilled accounts receivable.................      (11,500)      (79,317)           --      (150,237)
      Loans to affiliate...........................           --            --            --      (151,120)
      Prepaid expenses and other current assets....       (9,801)        2,147            --       (46,363)
      Other assets.................................       15,517      (158,321)        8,779         8,321
      Accounts payable.............................       37,059        60,423         2,393        90,599
      Accrued expenses.............................       38,589       196,838        13,162       117,014
      Deferred revenue.............................      108,978       (90,896)       90,637       167,104
                                                     -----------   -----------   -----------   -----------
         Net cash used in operating activities.....   (1,109,611)   (2,310,791)   (1,660,646)   (3,027,889)
                                                     -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Purchases of fixed assets........................      (95,871)     (176,248)     (146,586)     (148,905)
  Investment in equity method company..............           --            --            --       (32,153)
  Proceeds from disposal of subsidiary.............           --            --            --       600,000
                                                     -----------   -----------   -----------   -----------
         Net cash provided by (used in) investing
           activities..............................      (95,871)     (176,248)     (146,586)      418,942
                                                     -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Principal payments on capital lease
    obligations....................................           --       (23,664)      (17,254)      (24,307)
  Borrowings from line of credit...................           --       133,363            --        85,122
  Borrowings from term loan........................           --            --            --       500,000
  Repayments on term loan..........................           --            --            --       (14,707)
  Repayment on debt assumed with acquisition of
    subsidiary.....................................           --            --            --      (387,311)
  Proceeds from convertible demand note............           --            --            --     2,200,000
  Proceeds from issuance of Series C redeemable
    convertible preferred stock, net of issuance
    costs..........................................           --     2,990,898     2,990,898            --
  Proceeds from issuance of common stock...........        1,745           260           201            --
  Purchase of common stock held in treasury........           --          (859)         (859)         (408)
                                                     -----------   -----------   -----------   -----------
         Net cash provided by financing
           activities..............................        1,745     3,099,998     2,972,986     2,358,389
                                                     -----------   -----------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents......................................   (1,203,737)      612,959     1,165,754      (250,558)
Cash and cash equivalents, beginning of period.....    1,446,459       242,722       242,722       855,681
                                                     -----------   -----------   -----------   -----------
Cash and cash equivalents, end of period...........  $   242,722   $   855,681   $ 1,408,476   $   605,123
                                                     ===========   ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest.........  $        --   $     5,041   $        --   $    14,103

NON-CASH INVESTING AND FINANCING ACTIVITIES:

    In November 1997, the Company contributed Know-how in exchange for 950,000 shares of common stock, or 95% ownership, in Internet Security Advantages, Inc. (Note 3).

    In the year ended December 31, 1998 and the nine months ended September 30, 1999, the Company incurred $99,301 and $29,288 (unaudited), respectively, in capital lease obligations for fixed assets.

   The accompanying notes are an integral part of these financial statements.

                       INTERNET BUSINESS ADVANTAGES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

     Internet Business Advantages, Inc. ("IBA") is a professional service consulting and systems firm. IBA's principal market is domestic businesses. IBA manages its business as a single segment.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CASH EQUIVALENTS

     IBA invests its excess cash primarily in money market funds of major financial institutions. These investments are subject to minimal credit and market risk. IBA considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalent investments are classified as available-for-sale and carried at cost, which approximates fair market value.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of IBA's financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and long-term debt, approximate their fair values at December 31, 1997 and 1998.

  REVENUE RECOGNITION

     IBA receives fees for application development and consulting which constitute the majority of IBA's revenue. Revenue is recognized using the percentage-of-completion method based on the ratio that the hours expended to date bears to the estimated total hours at completion. Losses, if any, are provided for at the time that management determines costs will exceed fees. Maintenance contract revenue is deferred and recognized ratably over the contract period, generally six months or less. Unbilled accounts receivable represents revenue recognized in excess of amounts billed. Deferred revenue represents the unrecognized portion of maintenance contract revenue and amounts billed in excess of revenue recognized on application development and consulting contracts.

  CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     Financial instruments which potentially expose IBA to concentrations of credit risk consist primarily of trade accounts receivable. Management believes its credit policies are prudent and reflect normal industry terms and business risk. IBA performs ongoing credit evaluations of customers' financial condition but does not require collateral. IBA maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

     At December 31, 1997, four customers accounted for 27%, 22%, 16% and 12% of total accounts receivable. At December 31, 1998, four customers accounted for 27%, 24%, 19% and 14% of total accounts receivable.

     Revenue from three customers accounted for 28%, 19% and 15% of total revenue for the year ended December 31, 1997. Revenue from one customer accounted for 32% of total revenue for the year ended December 31, 1998.

  FIXED ASSETS

     Fixed assets are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are expensed as incurred.

                       INTERNET BUSINESS ADVANTAGES, INC.

  STOCK-BASED COMPENSATION

     IBA accounts for stock-based awards to employees in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. IBA has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," through footnote disclosure only.

  ADVERTISING COSTS

     Advertising costs are expensed as incurred. Advertising costs were $33,000 and $17,000 in the years ended December 31, 1997 and 1998.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In February 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SoP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SoP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. SoP 98-1 will be effective for IBA beginning in 1999, and IBA does not expect adoption of this SoP to have a material effect on its financial position or results of operations.

     In April 1998, the AcSEC issued SoP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities related to the opening of a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. SoP 98-5 requires that the cost of start-up activities be expensed as incurred. SoP 98-5 is effective for IBA beginning in 1999 and IBA does not expect adoption of this SoP to have a material effect on its financial position or results of operations.

3. INVESTMENT IN INTERNET SECURITY ADVANTAGES, INC. AND GAIN ON DISPOSAL OF SUBSIDIARY

     In November 1997, IBA and Axent Technologies, Inc. ("Axent") established Internet Security Advantages, Inc. ("ISA"), a joint venture, to provide Internet network security consulting services. Axent contributed $50,000 for the purchase of 50,000 shares of common stock, or 5% ownership. IBA contributed its capability to manage consulting services ("Know-how") in exchange for 950,000 shares of common stock, or 95% ownership. In addition, ISA entered into a term loan agreement with Axent which enabled ISA to borrow up to $950,000 through November 1998. At December 31, 1998, ISA had borrowed $350,000. Axent may convert all or any portion of the principal at any time into shares of ISA common stock in accordance with a formula in the term loan agreement. The joint venture also authorized 600,000 shares of common stock for issuance under restricted stock and stock option plans and 100,000 shares of preferred stock. At December 31, 1998, no shares of restricted stock, stock options or preferred stock had been issued. IBA accounts for such investment in accordance with the equity method as Axent holds certain participating rights over operating and capital decisions.

     IBA's initial investment in ISA was recorded at zero. The difference between the carrying amount of the investment and IBA's share of the underlying equity in net assets of ISA represents a deferred gain, which is

                       INTERNET BUSINESS ADVANTAGES, INC.

being amortized to equity income (loss) over seven years, the estimated life of the Know-how contributed to ISA at the inception of the joint venture. The amount of the deferred gain at the inception of ISA was $47,500, and at December 31, 1997 and 1998, the unamortized portion of the deferred gain is approximately $46,400 and $39,600, respectively. At December 31, 1997 and 1998, IBA recognized a liability for its proportionate share of ISA's losses, net of amortization of the deferred gain, in excess of the carrying amount of the investment as ISA's losses are primarily attributable to start-up costs and profitable operations are expected.

     The equity loss from investment in affiliate and the accumulated losses from investment in affiliate would not have been materially different from the reported amounts at December 31, 1997 and 1998 and for the years then ended, if Axent had converted the term loan into ISA common stock.

     Condensed financial information of ISA at December 31, 1997 and 1998 and for the period from inception (November 10, 1997) through December 31, 1997 and the year ended December 31, 1998 is summarized below:

                                                          1997        1998
                                                        --------    ---------
Total assets..........................................  $200,000    $ 230,500
Total liabilities.....................................   201,700      463,450
Stockholders' deficit.................................    (1,700)    (232,950)
Revenue...............................................        --      373,900
Net loss..............................................   (51,700)    (231,250)

     Unaudited--In May 1999, IBA acquired Axent's 5% interest in the assets and liabilities of ISA for total cash consideration of $50,000. IBA accounted for the acquisition of Axent's interest under the purchase method of accounting and allocated the purchase price to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. Following the acquisition of Axent's interest, IBA has accounted for ISA as a 100% owned and consolidated subsidiary.

     Unaudited--In August 1999, IBA disposed of ISA for $600,000 in cash. The difference between the total cash consideration received and the net book value of the assets disposed was recorded as gain on disposal of ISA in the nine months ended September 30, 1999.

4.  FIXED ASSETS

     Fixed assets consist of the following:

                                                                       DECEMBER 31,
                                                    USEFUL LIFE    --------------------
                                                     IN YEARS        1997        1998
                                                    -----------    --------    --------
Computer equipment and software...................           3     $135,836    $232,529
Furniture and fixtures............................           5       13,500     160,999
Leasehold improvements............................  lease term           --      31,357
                                                                   --------    --------
                                                                    149,336     424,885
Less--accumulated depreciation and amortization...                   48,996     128,897
                                                                   --------    --------
                                                                   $100,340    $295,988
                                                                   ========    ========

     At December 31, 1998, furniture and fixtures held under capital leases totaled $99,301. Accumulated depreciation of furniture and fixtures held under capital leases was $7,800 at December 31, 1998.

                       INTERNET BUSINESS ADVANTAGES, INC.

5.  LINES OF CREDIT

     In October 1998, IBA entered into an agreement with a bank under which IBA has the ability to borrow up to $750,000 for working capital purposes ("Working Capital Facility") and $500,000 for purchases of equipment and software ("Equipment Facility"), subject to certain limitations. All borrowings under this agreement are collateralized by substantially all of IBA's assets and bear interest at the bank's prime rate plus 0.50% (8.25% at December 31, 1998). Borrowings against the Working Capital Facility and accrued interest are due and payable by November 1, 1999. As of December 31, 1998, no borrowings had been made against the Working Capital Facility. Accrued interest on Equipment Facility advances will be payable monthly through August 1, 1999. Equipment Facility advances outstanding on August 1, 1999 will convert to a term loan to be repaid in 36 equal monthly installments of principal, plus accrued interest. Borrowings against the Equipment Facility totaled $133,363 at December 31, 1998. In addition, IBA is required to comply with certain restrictive covenants, including the maintenance of specific financial ratios. As of December 31, 1998, IBA was in compliance with all financial and nonfinancial covenants.

     In May 1999, IBA entered into a $500,000 term note agreement bearing interest at the bank's prime rate plus 1.0%. The term note is due in May 2002 and is secured by substantially all of IBA's assets and requires IBA to comply with certain financial and nonfinancial covenants.

  CONVERTIBLE DEMAND NOTE

     In March 1999, IBA obtained debt financing in the form of convertible demand notes ("Demand Notes") totaling $2,200,000 from shareholders of IBA. The Demand Notes bear interest at an annual interest rate of 6.5% and are convertible into Series D redeemable convertible preferred stock ("Series D Preferred Stock") at the issuance price. If the Series D Preferred Stock is not issued within nine months of the Demand Notes, the principal and accrued interest balances will be payable in full. In connection with the Demand Notes, IBA issued warrants to investors for the purchase of $550,000 in shares of Series D Preferred Stock at the issuance price. Should the Series D Preferred Stock not be issued within nine months of the debt financing, the warrants will become convertible into 167,683 shares of Series C redeemable convertible preferred stock at $3.28 per share. The warrants are exercisable for a period of four years.

6.  REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

  REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (collectively, the "Redeemable Convertible Preferred Stock") have the following characteristics:

          Conversion. Each share of the Redeemable Convertible Preferred Stock is convertible at any time at the option of the holder into one share of common stock, subject to certain anti-dilution adjustments, except that holders of the Series B Preferred Stock may only opt for conversion upon either (i) the closing of an initial public offering of IBA's common stock or (ii) the sale of all or substantially all of the assets of IBA. All shares of the Redeemable Convertible Preferred Stock automatically convert into common stock upon the closing of a public offering of IBA's common stock involving aggregate proceeds to IBA of at least $15 million and a price of not less than $9.00 per share.

          At December 31, 1998, IBA has reserved 4,999,998 shares of its common stock for issuance upon conversion of the Redeemable Convertible Preferred Stock.

          Dividend Rights. Holders of the Redeemable Convertible Preferred Stock are entitled to receive dividends when and if declared by the Board of Directors. Any dividends declared must be distributed to the holders of each series of the Redeemable Convertible Preferred Stock equally and no dividends may be paid on the common stock until any and all dividends declared on the Redeemable Convertible

                       INTERNET BUSINESS ADVANTAGES, INC.

     Preferred Stock have been paid in full. Through December 31, 1998, no dividends have been declared or paid by IBA.

          Redemption. At the request of the holders of a majority of the Series A Preferred Stock, on December 31, 2003 and each anniversary thereafter, IBA shall redeem the then outstanding shares of Series A Preferred Stock held by the requesting shareholders at a per share price of $1.10 plus all declared but unpaid dividends, subject to certain anti-dilution adjustments. The Series B Preferred Stock and Series C Preferred Stock are redeemable under the same terms as the Series A Preferred Stock except that they are redeemable at a per share price of $0.91 and $3.28, respectively, plus all declared but unpaid dividends, subject to certain anti-dilution adjustments.

          Liquidation, Dissolution or Winding-Up. In the event of any liquidation, dissolution or winding-up of the affairs of IBA, the holders of the then outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will be entitled to receive, in preference to the holders of the common stock, a payment of $1.10, $0.91 and $3.28 per share, respectively, plus any declared but unpaid dividends. Any assets remaining following the distributions to the holders of the Redeemable Convertible Preferred Stock will be distributed ratably among the common stockholders.

          Voting Rights. Each holder of the Series A Preferred Stock and Series C Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which such holder's shares are convertible at the record date for such vote. Holders of the Series B Preferred Stock are not entitled to vote on the affairs of IBA.

  STOCK RESTRICTION AGREEMENTS

     At December 31, 1997 and 1998, all of IBA's outstanding shares of common stock are subject to stock restriction agreements. Under these agreements, IBA has the option to repurchase any or all unvested shares of common stock held by a given stockholder in the event of voluntary resignation or termination of their employment by IBA. The number of shares that may be repurchased by IBA upon termination is reduced over a four-year period. At December 31, 1998, 125,000, 7,000 and 120,000 shares of common stock are subject to repurchase at a price of $0.001, $0.05 and $0.01 per share, respectively.

  TREASURY STOCK

     During 1998, IBA repurchased 178,875 shares of common stock at cost.

7.  1996 STOCK PLAN

     During 1996, IBA adopted the 1996 Stock Incentive Plan (the "1996 Plan"). The 1996 Plan provides for the granting of incentive and non-qualified stock options, performance shares, restricted stock and other stock-based awards to management, other key employees, consultants and directors of IBA. The total number of shares of common stock that may be issued pursuant to awards granted under the 1996 Plan is 466,667. The exercise price under each stock option shall be specified by the Board of Directors at the time of grant. However, incentive stock options may not be granted at less than the fair market value of IBA's common stock at the date of grant or for a term in excess of ten years. For holders of more than 10% of IBA's total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of IBA's common stock at the date of grant and for a term not to exceed five years.

                       INTERNET BUSINESS ADVANTAGES, INC.

     Transactions under the 1996 Plan during the year ended December 31, 1998 are summarized as follows:

                                                                        1998
                                                            ----------------------------
                                                                        WEIGHTED-AVERAGE
                                                             SHARES      EXERCISE PRICE
                                                            --------    ----------------
Outstanding at beginning of year..........................        --         $  --
Granted...................................................   172,250          0.33
Canceled..................................................   (25,250)         0.33
                                                            --------
Outstanding at end of year................................   147,000          0.33
                                                            ========
Weighted-average fair value of options granted during the
  year....................................................  $   0.07
                                                            ========

     At December 31, 1998, no options were exercisable. The weighted average remaining contractual life of options granted in 1998 is 9.63 years.

  FAIR VALUE DISCLOSURES

     No compensation cost has been recognized under APB Opinion No. 25 for options granted to employees during the year ended December 31, 1998. Had compensation costs for these awards been determined based on the fair value at the date of grant consistent with the method prescribed by SFAS No. 123, IBA's net loss for the year ended December 31, 1998 would not have differed significantly from the amount reported. However, because options vest over several years and because additional option grants are expected to be made subsequent to December 31, 1998, the pro forma effects of applying the fair value method may be material to reported net income or loss in future years.

     The fair value of each option grant is estimated on the date of grant using the minimum value option-pricing method with the following assumptions used for option grants made in 1998: no dividend yield, risk-free interest rate of 5.0%, no volatility and an expected option term of five years.

8.  INCOME TAXES

     Deferred tax assets consist of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1998
                                                              --------    ----------
Net operating loss carryforwards............................  $664,000    $1,588,000
Research and development tax credit carryforwards...........    28,000        35,000
Other.......................................................    15,000        16,000
                                                              --------    ----------
Gross deferred tax assets...................................   707,000     1,639,000
Deferred tax asset valuation allowance......................  (707,000)   (1,639,000)
                                                              --------    ----------
Net deferred tax assets.....................................  $     --    $       --
                                                              ========    ==========

     At December 31, 1997 and 1998, IBA has provided a valuation allowance for the full amount of the deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards cannot be sufficiently assured.

     At December 31, 1998, IBA has net operating loss carryforwards for federal and state tax purposes of approximately $3,940,000 which are available to reduce future taxable income and expire at various dates through 2018. IBA also has federal and state investment tax credit carryforwards of $19,000 and $25,000, respectively, available to reduce future tax liabilities. These tax credit carryforwards expire at various dates between 2011 and 2013.

                       INTERNET BUSINESS ADVANTAGES, INC.

     Under the provisions of the Internal Revenue Code, certain substantial changes in IBA's ownership may limit the amount of net operating loss and tax credit carryforwards which could be utilized annually to offset future taxable income and taxes payable. The amount of this annual limitation is determined based, in part, upon IBA's value prior to an ownership change.

9.  COMMITMENTS

  LEASES

     IBA leases office space and certain fixed assets under noncancelable operating and capital leases. Future minimum lease payments due under these leases are as follows:

                                                              OPERATING     CAPITAL
                  YEAR ENDING DECEMBER 31,                      LEASES      LEASES
                  ------------------------                    ----------    -------
  1999......................................................  $  298,000    $33,690
  2000......................................................     300,000     33,690
  2001......................................................     222,000     16,845
  2002......................................................     196,000         --
  2003......................................................     196,000         --
                                                              ----------    -------
Total minimum lease payments................................  $1,212,000     84,225
                                                              ==========
Less--amount representing interest..........................                  8,588
                                                                            -------
Present value of obligations under capital leases...........                $75,637
                                                                            =======

     Total rent expense under these noncancelable operating leases was $95,000 and $244,000 for the years ended December 31, 1997 and 1998, respectively.

10.  SUBSEQUENT EVENT (UNAUDITED)

     On December 17, 1999, IBA entered into a Merger Agreement with Servicesoft Technologies, Inc. ("Servicesoft"). In connection with the transaction, all IBA stock was exchanged for Servicesoft common stock. Additionally, all convertible note holders were issued Servicesoft common stock as consideration for the cancellation of the notes. Outstanding options and warrants were also converted into equivalent Servicesoft options and warrants.

                               SERVICESOFT, INC.

       INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     During the year ended December 31, 1999, Servicesoft, Inc. ("Servicesoft") completed two transactions which are comprehended by these unaudited pro forma combined financial statements.

BALISOFT TECHNOLOGIES INC.

     On February 12, 1999, Servicesoft completed its merger with Balisoft Technologies Inc. ("Balisoft"), a company that develops e-mail management and real-time internet collaboration applications. In connection with the acquisition, Servicesoft issued 2,205,915 shares of exchangeable common stock valued at $3,760,000, issued 2,281,653 shares of exchangeable preferred stock (exchangeable into Series H redeemable convertible preferred stock) valued at $7,773,000, and assumed or issued options and warrants to purchase 641,275 shares of Servicesoft common stock valued at $780,000. Servicesoft valued the options and warrants included in the purchase consideration based on a Black Scholes computation of their fair value at the date of grant; assumptions used included a risk-free interest rate of 5.25%, no dividend yield, volatility of 100%, weighted average expected life of 5 years, and fair value of the underlying common stock of $1.70 per share. The total consideration of $12,313,000 represented by the Servicesoft stock and options was determined based on an independent appraisal. In connection with this merger, Servicesoft incurred costs of $273,000, which are included in the total purchase price for accounting purposes.

     The merger was accounted for under the purchase method of accounting. Accordingly, the fair market values of the acquired assets and assumed liabilities have been included in the consolidated financial statements of Servicesoft as of the merger date and the results of operations of Balisoft have been included thereafter. The purchase price was allocated to the acquired assets and assumed liabilities as follows (in thousands):

Working capital, net........................................    $ 3,834
Property and equipment......................................        198
Completed technologies......................................      1,512
Workforce...................................................        473
Non-competition covenant....................................        180
Goodwill....................................................      6,389
                                                                -------
                                                                $12,586
                                                                =======

     The amounts allocated to identifiable tangible and intangible assets were based on the results of an independent appraisal.

  INTERNET BUSINESS ADVANTAGES, INC.

     On December 17, 1999, Servicesoft completed its acquisition of Internet Business Advantages, Inc. ("IBA"), a company that provides consulting services primarily focused on using Internet and Intranet technologies. In connection with the acquisition, Servicesoft paid $1,156,000, issued 1,124,010 shares of common stock valued at $10,150,000, and assumed or issued options and warrants to purchase 71,745 shares of Servicesoft common stock valued at $475,000. Servicesoft valued the options included in the purchase consideration based on a Black Scholes computation of their fair value at the date of grant; assumptions used included a risk-free interest rate of 5.25%, no dividend yield, volatility of 100%, weighted average expected life of 5 years, and fair value of the underlying common stock of $9.03 per share. The total consideration of $11,781,000 represented by the Servicesoft stock and options was determined in connection with an independent appraisal. In connection with this acquisition, Servicesoft incurred costs of $295,000, which are included in the total purchase price for accounting purposes.

     The acquisition was accounted for under the purchase method of accounting. Accordingly, the fair market values of the acquired assets and assumed liabilities have been included in the consolidated financial

                               SERVICESOFT, INC.



                  INTRODUCTION TO UNAUDITED PRO FORMA COMBINED


                      FINANCIAL STATEMENTS -- (CONTINUED)


statements of Servicesoft as of the acquisition date and the results of operations of IBA have been included thereafter. The purchase price was allocated to the acquired assets and assumed liabilities as follows (in thousands):

Working capital, net........................................  $   233
Property and equipment......................................      487
Workforce...................................................    1,071
Goodwill....................................................   10,285
                                                              -------
                                                              $12,076
                                                              =======

     The amounts allocated to identifiable tangible and intangible assets were based on the results of an independent appraisal.

  UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

     The unaudited pro forma combined statement of operations for the year ended December 31, 1999 presents the results of operations of Servicesoft, Balisoft and IBA on a combined basis assuming the acquisitions had occurred on January 1, 1999. The transactions were accounted for under the purchase method; accordingly, the results of operations of Balisoft and IBA were included in the results of Servicesoft as reported from the applicable closing dates. The pro forma columns for Balisoft and IBA represent their results of operations in 1999 prior to the transactions. All material adjustments to reflect the effects of the transactions are set forth in the Adjustments column. An unaudited pro forma combined balance sheet is not presented here since all effects of the transactions are reflected in the consolidated balance sheet of Servicesoft as of December 31, 1999, which is presented elsewhere herein.

     The pro forma data is for informational purposes only and does not necessarily reflect future results of operations or what the results of operations would have been had Servicesoft, Balisoft, and IBA been operating as a combined entity for the specified period. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements of Servicesoft, including the notes thereto.

                               SERVICESOFT, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999

                              SERVICESOFT                    INTERNET
                             TECHNOLOGIES,     BALISOFT      BUSINESS
                               INC. (AS      TECHNOLOGIES   ADVANTAGES,                  PRO FORMA
                               REPORTED)         INC.          INC.       ADJUSTMENTS    COMBINED
                             -------------   ------------   -----------   -----------    ---------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                          (UNAUDITED)
Revenue:
  Software license.........    $  4,210         $  --         $    --      $     --      $  4,210
  Services.................       2,934            --           3,335            --         6,269
                               --------         -----         -------      --------      --------
     Total revenue.........       7,144            --           3,335            --        10,479
                               --------         -----         -------      --------      --------
Cost of revenue:
  Cost of software
     license...............         406            --              --            --           406
  Cost of services.........       3,375            --           3,775            --         7,150
                               --------         -----         -------      --------      --------
     Total cost of
       revenue.............       3,781            --           3,775            --         7,556
                               --------         -----         -------      --------      --------
Gross profit...............       3,363            --            (440)           --         2,923
                               --------         -----         -------      --------      --------
Operating expenses:
  Research and
     development...........       4,205           197              18            --         4,420
  Sales and marketing......      13,310           259           1,550            --        15,119
  General and
     administrative........       5,044           339           2,223            --         7,606
  Amortization of goodwill
     and other intangible
     assets................       2,671            --              --         4,086(a)      6,757
  Stock compensation.......       1,900            --              --            --         1,900
                               --------         -----         -------      --------      --------
     Total operating
       expenses............      27,130           795           3,791         4,086        35,802
                               --------         -----         -------      --------      --------
Loss from operations.......     (23,767)         (795)         (4,231)       (4,086)      (32,879)
Interest and other income
  (expense), net...........         214            20             371            --           605
                               --------         -----         -------      --------      --------
Net loss...................     (23,553)         (775)         (3,860)       (4,086)      (32,274)
Accretion on redeemable
  convertible preferred
  stock....................      (2,725)           --              --           (72)(b)    (2,797)
                               --------         -----         -------      --------      --------
Net loss attributable to
  common stockholders......    $(26,278)        $(775)        $(3,860)     $ (4,158)     $(35,071)
                               ========         =====         =======      ========      ========
Basic and diluted net loss
  per common share.........    $ (11.02)                                                 $  (9.38)
Shares used in computing
  basic and diluted net
  loss per common share....       2,385                                       1,353(c)      3,738

                               SERVICESOFT, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a) To reflect the amortization of the goodwill and other intangible assets acquired totaling $19,910,000 as if the acquisitions had occurred on January 1, 1999, over their expected useful lives. The adjustment was determined as follows:

                                                                            USEFUL
                                                               RECORDED      LIFE         ANNUAL
    INTANGIBLE ASSET                                          FAIR VALUE    (YEARS)    AMORTIZATION
    ----------------                                          ----------    -------    ------------
    Completed technologies -- Balisoft....................      $1,512         3          $  504
    Workforce -- Balisoft.................................         473         3             158
    Non-competition covenant -- Balisoft..................         180         1             180
    Goodwill -- Balisoft..................................       6,389         3           2,130
    Workforce -- IBA......................................       1,071         3             357
    Goodwill -- IBA.......................................      10,285         3           3,428
                                                                                          ------
      Total annual amortization...........................                                 6,757
    Amortization recorded in 1999.........................                                 2,671
                                                                                          ------
      Pro forma adjustment................................                                $4,086
                                                                                          ======

(b) To reflect accretion on the exchangeable Series H redeemable convertible preferred stock as if such shares had been outstanding since January 1, 1999.

(c) The calculation of pro forma weighted-average number of shares outstanding includes the weighted-average number of common shares outstanding of Servicesoft for the year ended December 31, 1999, adjusted to give effect to the issuance of 2,205,915 shares of Servicesoft's common stock in connection with the Balisoft merger and the issuance of 1,124,010 shares of Servicesoft's common stock in connection with the IBA acquisition, as if such shares had been outstanding since January 1, 1999. The calculation does not include the effect of common stock equivalents as their inclusion would be anti-dilutive.

The art work will consist of screen shots of our products. Descriptive captions will be used for the screen shots. In addition, we plan to use the our corporate logo which contains the word "Servicesoft."

                                SERVICESOFT LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):


                     NATURE OF EXPENSE                        AMOUNT
                     -----------------                        -------
SEC Registration Fee........................................  $19,800
NASD Filing Fee.............................................    8,000
Nasdaq National Market Listing Fee..........................   90,000
Accounting Fees and Expenses................................        *
Legal Fees and Expenses.....................................        *
Printing Expenses...........................................        *
Blue Sky Qualification Fees and Expenses....................        *
Transfer Agent's Fee........................................        *
Miscellaneous...............................................        *
                                                              -------
          Total.............................................        *


------------
* To be completed by amendment.

     The amounts set forth above, except for the Securities and Exchange Commission, National Association of Securities Dealers, Inc. and Nasdaq National Market fees, are in each case estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     In accordance with Section 145 of the Delaware General Corporation Law,
Article VI of our Ninth Amended and Restated Certificate of Incorporation provides that no director of Servicesoft be personally liable to Servicesoft or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Servicesoft or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, the Ninth Amended and Restated Certificate of Incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Article VI of our By-laws, as amended, provides for indemnification by Servicesoft of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the registrant if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Servicesoft, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

     Under Section 7 of the underwriting agreement to be filed as Exhibit 1.1 hereto, the underwriters have agreed to indemnify, under certain conditions, Servicesoft, its directors, certain officers and persons who control Servicesoft within the meaning of the Securities Act against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth in chronological order below is information regarding the number of shares of capital stock issued by the Registrant during the past three years. Further included is the consideration, if any, received by the Registrant for such shares, and information relating to the section of the Securities Act or rule of the

Securities and Exchange Commission under which exemption from registration was claimed. The numbers below reflect a one-to-five reverse stock split of the Registrant's stock effected in March 1998 and a .53781-to-1 reverse stock split of the Registrant's stock effected in February 1999.

  (a) CERTAIN ISSUANCES AND SALES OF SECURITIES

      1. In February 1998, the Registrant issued an aggregate of 4,667,969 shares of Series G preferred stock to 10 accredited investors for $1.28 per share or an aggregate purchase price of $5,975,000. These shares were issued under Section 4(2) of and Regulation D under the Securities Act in a transaction not involving a public offering.

      2. In February 1998, the Registrant issued an aggregate of 2,097,908 shares of Series F preferred stock in exchange for cancellation of convertible promissory notes held by 10 accredited investors with an aggregate outstanding principal amount at that time of $1,573,430.78 plus interest due. These shares were issued under Section 4(2) of and Regulation D under the Securities Act in a transaction not involving a public offering.

      3. In February 1999, in connection with the Registrant's merger with of Balisoft Technologies Inc., the Registrant's wholly-owned subsidiary Servicesoft Technologies (Canada) Inc. issued an aggregate of 1,714,603 shares of its exchangeable preferred stock to four institutional investors and one accredited investor and 2,205,915 shares of its exchangeable common stock to the officers, directors, employees and other former shareholders of Balisoft Technologies Inc. and reserved 567,050 shares of exchangeable preferred stock for issuance on the conversion of the Series A preferred stock of Balisoft Technologies, Ltd. held by an institutional investor. Exchangeable common stock is exchangeable into shares of common stock of the Registrant, and exchangeable preferred stock is exchangeable into shares of Series H preferred stock of the Registrant. These shares were issued under Section 4(2) of the Securities Act in a transaction not involving a public offering.

      4. In February 1999, the Registrant issued an aggregate of 5,323,420 shares of Series H preferred stock to the holders of Series F and Series G preferred stock in connection with a recapitalization of the Registrant. These shares were issued in reliance on Section 3(a)(9) of the Securities Act for exchanges by the Registrant with existing securities holders.

      5. In February 1999, in connection with its merger with Balisoft, the Registrant issued one share of each of its Series X special preferred voting stock and Series Y special preferred voting stock to a voting trustee of the holders of exchangeable shares of Servicesoft Technologies Canada. These shares were issued under Section 4(2) of the Securities Act in a transaction not involving a public offering.

      6. In June 1999, the Registrant issued an aggregate of 3,945,686 shares of its Series I preferred stock to 18 accredited investors for $4.10 per share or an aggregate purchase price of $16,177,312. These shares were issued under Section 4(2) of and Regulation D under the Securities Act in a transaction not involving a public offering.

      7. In August 1999, the Registrant issued an aggregate of 36,585 shares of its Series I preferred stock to one accredited investor for an aggregate purchase price of $149,999. These shares were issued under
          Section 4(2) of and Regulation D under the Securities Act in a transaction not involving a public offering.

      8. In October 1999, the Registrant issued 833,502 shares of restricted common stock to Chris M. Butler, its President and Chief Executive Officer, for $1.00 per share, or an aggregate purchase price of $833,502. These shares were issued under Section 4(2) of and Regulation D under the Securities Act in a transaction not involving a public offering.

      9. In November 1999, the Registrant issued an aggregate of 227,000 shares of restricted common stock to three outside directors and its Chief Financial Officer for $1.00 per share, or an aggregate purchase price of $227,000. These shares were issued under Section 4(2) of and Regulation D under the Securities Act in a transaction not involving a public offering.

     10. In December 1999, the Registrant issued an aggregate of 1,124,010 shares of its common stock valued at $8.00 per share for financial reporting purposes to former stock and note holders of Internet Business Advantages, Inc. as consideration for the acquisition of Internet Business Advantages. These shares were issued under Section 4(2) of the Securities Act in a transaction not involving a public offering.

     11. In January 2000, the Registrant issued and sold an aggregate of 3,481,478 shares of Series J Preferred Stock to 37 accredited investors, including executive officers of the Registrant, for $9.03 per share, or an aggregate purchase price of $31,437,989. These shares were issued under Section 4(2) of and Regulation D under the Securities Act in a transaction not involving a public offering.

     In the mergers and financings discussed above the Registrant issued its common stock and preferred stock in isolated, private transactions and issuances structured with various combinations of common stock and preferred stock following meaningful negotiations. Neither the Registrant nor any person acting on the Registrant's behalf offered or sold such common stock or preferred stock by any form of general solicitation or general advertising.

     The Registrant took reasonable care to assure (i) that purchasers were acquiring the capital stock for their own account, for investment purposes only, and not with a view to resale, (ii) that purchasers received written disclosure that such capital stock was not registered under the Securities Act and could not be resold without registration (or an available exemption therefrom), and
(iii) that all certificates representing shares of Registrant's capital stock included a legend setting forth the above restrictions on transfer.

  (b) STOCK OPTION GRANTS

      1. In February 1999, the Registrant assumed options of former option holders of Balisoft purchase an aggregate of 563,420 shares of its common stock at a weighted average per share exercise price of $0.64. The options were issued under Rule 701 under the Securities Act.

      2. In December 1999, the Registrant granted options to purchase an aggregate of 398,587 shares of common stock at a per share exercise price of $1.00 to former employees of Internet Business Advantages. The options were issued under Rule 701 under the Securities Act.

      3. In December 1999, the Registrant assumed options of former optionholders of Internet Business Advantages to purchase an aggregate of 53,760 shares of common stock at a per share exercise price of $3.08. The options were issued under Rule 701 under the Securities Act.


      4. Through May 31, 2000, the Registrant granted options to purchase an aggregate of 4,095,767 shares of its common stock, net of cancellations of 864,827 options, exercises of 350,169 options, at a per share weighted average exercise price of $4.11, to employees of the Registrant. The options were issued under Rule 701 under the Securities Act.


  GRANTS OF OTHER SECURITIES

      1. In February 1998, the Registrant issued to Intel Corporation a warrant to purchase 117,188 shares of Series G preferred stock at a per share purchase price of $2.56 pursuant to Section 4(2) of the Securities Act in a transaction not involving a public offering. Under the terms of the warrant, the warrant became exerciseable for an aggregate of 63,025 shares of the Registrant's Series H preferred stock, following the conversion of all Series G preferred stock into Series H preferred stock in February 1999. This warrant expires upon the completion of this offering.

      2. In February 1999, in connection with the merger with Balisoft Technologies Inc., Registrant issued a warrant to purchase 77,855 shares of its common stock at a per share exercise price of $3.53. The warrant was issued pursuant to Section 4(2) of the Securities Act in a transaction not involving a public offering.

      3. In December 1999, in connection with the acquisition of Internet Business Advantages, the Registrant issued warrants to purchase an aggregate of 17,985 shares of its common stock at per share purchase prices of $4.10. The warrants were issued pursuant to Section 4(2) of the Securities Act in a transaction not involving a public offering.

     No underwriters were used in connection with these sales and issuances. As indicated above, the sales and issuances of these securities were exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder on the basis that these securities were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to compensation, as provided by Rule 701, pursuant to Section 4(2) of the Securities Act and the rules and regulations thereunder on the basis that the issuances did not involve a public offering, or pursuant to Section 3(a)(9) of the Securities Act on the basis that the transaction involved the exchange of securities by the Registrant's existing securities holders. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


 1.1*    Form of Underwriting Agreement.
 2.1**   Combination Agreement by and among Balisoft Technologies
         Inc., ServiceSoft Corporation and Servicesoft Canada Inc.,
         dated as of February 1, 1999.
 2.2**   Merger Agreement by and among the Registrant, Servicesoft
         Acquisition Corp. and Internet Business Advantages, Inc.,
         dated as of December 17, 1999.
 3.1**   Form of Tenth Restated Certificate of Incorporation of the
         Registrant (to be effective upon the effectiveness of this
         Registration Statement).
 3.2**   Form of Eleventh Restated Certificate of Incorporation of
         the Registrant (to be effective upon completion of this
         offering).
 3.3**   By-laws of the Registrant, as amended.
 3.4**   Form of Amended and Restated By-laws of the Registrant (to be effective upon the effectiveness of this Registration
         Statement).
 3.5**   Ninth Restated Certificate of Incorporation of the
         Registrant.
 3.6**   Amendment No. 1 to the Ninth Restated Certificate of
         Incorporation of the Registrant.
 4.1**   Specimen certificate for shares of common stock, $.01 par
         value, of the Registrant.
 5.1*    Opinion of McDermott, Will & Emery as to the validity of the securities being offered.
 9.1**   Voting and Exchange Trust Agreement, dated as of February
         12, 1999, by and among the Registrant, Servicesoft Canada
         Inc. and CIBC Mellon Trust Company.
10.1**   Second Amended and Restated Shareholders' Agreement, dated
         January 13, 2000, between the Registrant and the
         Shareholders named therein.
10.2**   Seventh Amended and Restated Registration Rights Agreement,
         dated January 13, 2000, between the Registrant and the
         Shareholders named therein.
10.3**   Amended and Restated 1994 Stock Option Plan of the
         Registrant.
10.4**   1999 Stock Option and Grant Plan of the Registrant, as
         amended.
10.5**   2000 Employee Stock Purchase Plan.
10.6**   Letter Agreement, dated October 11, 1999, by and between the
         Registrant and Mark S. Skapinker.
10.7**   Letter Agreement, dated August 9, 1999, by and between the
         Registrant and Christopher M. Butler.
10.8**   Stock Restriction Agreement, Promissory Note and Pledge
         Agreement, dated October 25, 1999, by and between the
         Registrant and Christopher M. Butler.
10.9**   Letter Agreement, dated November 23, 1999, by and between
         the Registrant and Daniel J. Kossmann.
10.10**  Restricted Stock Agreement, Promissory Note and Pledge
         Agreement, dated November 23, 1999, by and between the
         Registrant and Daniel J. Kossmann.
10.11**  Letter Agreement, dated June 9, 1999, by and between the
         Registrant and Massood Zarrabian.
10.12**  Letter Agreement, dated August 30, 1998, by and between the
         Registrant and Jeffrey L. Whitney.
10.13**  Letter Agreement, dated January 20, 1999, by and between the
         Registrant and Paul R. Maguire.
10.14**  Letter Agreement, dated July 16, 1999, by and between the
         Registrant and David P. Tarrant.
10.15**  Letter Agreement, dated November 30, 1999, by and between the Registrant and Stephen M. Harrison.
10.16**  Form of Restricted Stock Agreement of the Registrant.
10.17**  Form of Incentive Stock Option Agreement under the 1999
         Stock Option and Grant Plan of the Registrant, as amended.

  10.18**  Form of Non-Qualified Stock Option Agreement under the 1999 Stock Option and Grant Plan of the
           Registrant, as amended.
  10.19**  Lease Agreement dated April 9, 1999, by and between the Registrant and Metropolitan Life Insurance
           Company, as amended by First Amendment, dated October 8, 1999.
  10.20**  Series J Convertible Preferred Stock Purchase Agreement, by and between the Registrant and the
           Shareholders named therein, dated as of January 13, 2000.
   21.1**  Schedule of Subsidiaries of the Registrant.
    23.1*  Consent of McDermott, Will & Emery (included in Exhibit 5.1 hereto).
    23.2   Consent of PricewaterhouseCoopers LLP.
    23.3   Consent of Ernst & Young LLP.
    23.4   Consent of PricewaterhouseCoopers LLP.
   24.1**  Power of Attorney (included on page II-6).
    27.1   Financial Data Schedule.
    27.2   Financial Data Schedule.
    27.3   Financial Data Schedule.
    27.4   Financial Data Schedule.
    27.5   Financial Data Schedule.
   99.1**  Consent of International Data Corporation.


------------
*  To be filed by amendment to this Registration Statement.

** Previously filed.

     (b)  Consolidated Financial Statement Schedules

     All schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes to those statements.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Natick, Commonwealth of Massachusetts, on June 23, 2000.


                                          SERVICESOFT, INC.

                                          By:                  *
                                            ------------------------------------
                                                   Christopher M. Butler
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                     TITLE                       DATE
                     ---------                                     -----                       ----
                         *                           President, Chief Executive            June 23, 2000
---------------------------------------------------    Officer and Director
               Christopher M. Butler
           (Principal Executive Officer)

              /s/ DANIEL J. KOSSMANN                 Chief Financial Officer               June 23, 2000
---------------------------------------------------
                Daniel J. Kossmann
    (Principal Financial Officer and Principal
                Accounting Officer)

                         *                           Chairman of the Board of              June 23, 2000
---------------------------------------------------    Directors
                 Mark S. Skapinker

                         *                           Director                              June 23, 2000
---------------------------------------------------
                 Robert E. Davoli

                         *                           Director                              June 23, 2000
---------------------------------------------------
                   Sophie Forest

                         *                           Director                              June 23, 2000
---------------------------------------------------
             Christopher H. Greendale

                         *                           Director                              June 23, 2000
---------------------------------------------------
                   Gary Rubinoff

*By: /s/ DANIEL J. KOSSMANN
---------------------------------------------------
                    Attorney-in-Fact

                                 EXHIBIT INDEX

     (a) Exhibits


 1.1*    Form of Underwriting Agreement.

 2.1**   Combination Agreement by and among Balisoft Technologies
         Inc., ServiceSoft Corporation and Servicesoft Canada Inc.,
         dated as of February 1, 1999.
 2.2**   Merger Agreement by and among the Registrant, Servicesoft
         Acquisition Corp. and Internet Business Advantages, Inc.,
         dated as of December 17, 1999.
 3.1**   Form of Tenth Restated Certificate of Incorporation of the
         Registrant (to be effective upon the effectiveness of this
         Registration Statement).
 3.2**   Form of Eleventh Restated Certificate of Incorporation of
         the Registrant (to be effective upon completion of this
         offering).
 3.3**   By-laws of the Registrant, as amended.
 3.4**   Form of Amended and Restated By-laws of the Registrant (to be effective upon the effectiveness of this Registration
         Statement).
 3.5**   Ninth Restated Certificate of Incorporation of the
         Registrant.
 3.6**   Amendment No. 1 to the Ninth Restated Certificate of
         Incorporation of the Registrant.
 4.1**   Specimen certificate for shares of common stock, $.01 par
         value, of the Registrant.
 5.1*    Opinion of McDermott, Will & Emery as to the validity of the securities being offered.
 9.1**   Voting and Exchange Trust Agreement, dated as of February
         12, 1999, by and among the Registrant, Servicesoft Canada
         Inc. and CIBC Mellon Trust Company.
10.1**   Second Amended and Restated Shareholders' Agreement, dated
         January 13, 2000, between the Registrant and the
         Shareholders named therein.
10.2**   Seventh Amended and Restated Registration Rights Agreement,
         dated January 13, 2000, between the Registrant and the
         Shareholders named therein.
10.3**   Amended and Restated 1994 Stock Option Plan of the
         Registrant.
10.4**   1999 Stock Option and Grant Plan of the Registrant, as
         amended.
10.5**   2000 Employee Stock Purchase Plan.
10.6**   Letter Agreement, dated October 11, 1999, by and between the
         Registrant and Mark S. Skapinker.
10.7**   Letter Agreement, dated August 9, 1999, by and between the
         Registrant and Christopher M. Butler.
10.8**   Stock Restriction Agreement, Promissory Note and Pledge
         Agreement, dated October 25, 1999, by and between the
         Registrant and Christopher M. Butler.
10.9**   Letter Agreement, dated November 23, 1999, by and between
         the Registrant and Daniel J. Kossmann.
10.10**  Restricted Stock Agreement, Promissory Note and Pledge
         Agreement, dated November 23, 1999, by and between the
         Registrant and Daniel J. Kossmann.
10.11**  Letter Agreement, dated June 9, 1999, by and between the
         Registrant and Massood Zarrabian.
10.12**  Letter Agreement, dated August 30, 1998, by and between the
         Registrant and Jeffrey L. Whitney.
10.13**  Letter Agreement, dated January 20, 1999, by and between the
         Registrant and Paul R. Maguire.
10.14**  Letter Agreement, dated July 16, 1999, by and between the
         Registrant and David P. Tarrant.
10.15**  Letter Agreement, dated November 30, 1999, by and between the Registrant and Stephen M. Harrison.
10.16**  Form of Restricted Stock Agreement of the Registrant.
10.17**  Form of Incentive Stock Option Agreement under the 1999
         Stock Option and Grant Plan of the Registrant, as amended.

  10.18**  Form of Non-Qualified Stock Option Agreement under the 1999 Stock Option and Grant Plan of the
           Registrant, as amended.
  10.19**  Lease Agreement dated April 9, 1999, by and between the Registrant and Metropolitan Life Insurance
           Company, as amended by First Amendment, dated October 8, 1999.
  10.20**  Series J Convertible Preferred Stock Purchase Agreement, by and between the Registrant and the
           Shareholders named therein, dated as of January 13, 2000.
   21.1**  Schedule of Subsidiaries of the Registrant.
    23.1*  Consent of McDermott, Will & Emery (included in Exhibit 5.1 hereto).
    23.2   Consent of PricewaterhouseCoopers LLP.
    23.3   Consent of Ernst & Young LLP.
    23.4   Consent of PricewaterhouseCoopers LLP.
   24.1**  Power of Attorney (included on page II-6).
    27.1   Financial Data Schedule.
    27.2   Financial Data Schedule.
    27.3   Financial Data Schedule.
    27.4   Financial Data Schedule.
    27.5   Financial Data Schedule.
   99.1**  Consent of International Data Corporation.


------------
*  To be filed by amendment to this Registration Statement.

** Previously filed.